    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 2000

                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        NORTH FORK BANCORPORATION, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             6712                            36-3154608
   (STATE OR OTHER JURISDICTION            (PRIMARY STANDARD           (I.R.S. EMPLOYER IDENTIFICATION
OF INCORPORATION OR ORGANIZATION)    INDUSTRIAL CLASSIFICATION CODE                NUMBER)
                                                NUMBER)

                             275 BROAD HOLLOW ROAD
                            MELVILLE, NEW YORK 11747
                                 (631) 298-5000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                           JOHN ADAM KANAS, PRESIDENT

                        NORTH FORK BANCORPORATION, INC.
                             275 BROAD HOLLOW ROAD
                            MELVILLE, NEW YORK 11747
                                 (631) 298-5000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

            WILLIAM S. RUBENSTEIN, ESQ.                        LAWRENCE M.F. SPACCASI, ESQ.
     SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                 MULDOON, MURPHY & FAUCETTE LLP
                  4 TIMES SQUARE                                5101 WISCONSIN AVENUE, N.W.
             NEW YORK, NEW YORK 10036                             WASHINGTON, D.C. 20016
                  (212) 735-3000                                      (202) 362-0840

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the merger described in the Proxy Statement-Prospectus.
                            ------------------------
    If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                        PROPOSED MAXIMUM            PROPOSED
  TITLE OF EACH CLASS OF            AMOUNT TO            OFFERING PRICE         MAXIMUM AGGREGATE           AMOUNT OF
SECURITIES BEING REGISTERED     BE REGISTERED(1)            PER SHARE            OFFERING PRICE        REGISTRATION FEE(2)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $2.50 per share ("Common
  Stock")..................        19,328,134                  N/A                     N/A                 $81,004.21
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) This amount is based upon the number of shares of Common Stock anticipated to be issued upon consummation of the transaction contemplated in the Amended and Restated Agreement and Plan of Merger, dated as of August 30, 1999, by and between North Fork Bancorporation, Inc. and Reliance Bancorp, Inc. ("Reliance").
(2) The registration fee has been computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices for shares of Common Stock of Reliance as reported on the National Market System of the Nasdaq Stock Exchange on January 5, 2000 ($31.75 per share) and the maximum number of such shares (9,664,067) that may be exchanged for the securities being registered. Pursuant to Rule 457(b), the registration fee has been reduced by the $72,087.85 paid on October 29, 1999 upon the filing under the Securities Exchange Act of 1934, as amended, of Reliance's proxy materials included herein relating to the merger. Accordingly, the registration fee payable upon the filing of this Registration Statement is $8,916.36.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


       [NORTH FORK BANCORPORATION, INC. LOGO]                      [RELIANCE BANCORP LOGO]
                    PROSPECTUS OF                                     PROXY STATEMENT OF
           NORTH FORK BANCORPORATION, INC.                          RELIANCE BANCORP, INC.

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The boards of directors of North Fork Bancorporation, Inc. and Reliance Bancorp, Inc. have approved a merger agreement that provides for the merger of Reliance into North Fork.

     IF WE COMPLETE THE MERGER, YOU WILL RECEIVE, FOR EACH SHARE OF RELIANCE COMMON STOCK, 2.0 SHARES OF COMMON STOCK OF NORTH FORK. THIS REPRESENTS A VALUE OF $33.38 BASED ON NORTH FORK'S CLOSING PRICE OF $16.69 ON THE NEW YORK STOCK EXCHANGE ON JANUARY 10, 2000. WE EXPECT THAT THE CONVERSION OF YOUR SHARES OF RELIANCE COMMON STOCK GENERALLY WILL NOT BE TAXABLE.

     North Fork also has entered into an agreement to acquire JSB Financial, Inc., a savings and loan holding company. This transaction is described on page
3. After completion of the merger and the JSB merger, we expect that current North Fork stockholders will own approximately 74% of the combined company, Reliance stockholders will own approximately 10% of the combined company, and JSB stockholders will own approximately 16% of the combined company.

     YOUR VOTE IS IMPORTANT. To complete the merger, Reliance needs your approval. This document is being furnished to you in connection with the solicitation of proxies by Reliance's board of directors for its use at a special meeting of stockholders, which is being held to vote upon the merger.

     The place, date and time of the special meeting is as follows:

                               February 10, 2000
                             9:00 a.m., local time
                Long Island Marriott Hotel and Conference Center
                           101 James Doolittle Blvd.
                              Uniondale, New York

     This document gives you detailed information about the special meeting and the proposed transaction. I encourage you to read this document carefully.

     Your board of directors believes that the merger is in your best interests and unanimously recommends that you vote "FOR" the merger. Reliance's financial advisor, Sandler O'Neill & Partners, L.P., has issued its opinion to the Reliance board of directors that the exchange ratio is fair from a financial point of view to Reliance stockholders.

     North Fork's common stock is listed on the New York Stock Exchange under the symbol "NFB".

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT-PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES NORTH FORK IS OFFERING THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     This proxy statement-prospectus is dated January 11, 2000 and is being mailed to stockholders on or about January 12, 2000.

                            [RELIANCE BANCORP LOGO]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 10, 2000

To the Stockholders
of Reliance Bancorp, Inc.:

     We will hold a special meeting of stockholders of Reliance Bancorp, Inc. on February 10, 2000 at 9:00 a.m., local time, at the Long Island Marriott Hotel and Conference Center, 101 James Doolittle Blvd., Uniondale, New York, for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of August 30, 1999, by and between Reliance and North Fork Bancorporation, Inc., and the consummation of the transactions contemplated by the merger agreement, pursuant to which, among other things, Reliance will merge with and into North Fork upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in the enclosed proxy statement-prospectus; and

          2. To transact any other business as may properly be brought before the special meeting.

     We have fixed January 7, 2000 as the record date for determining those Reliance stockholders entitled to vote at the special meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting. A list of stockholders entitled to vote at the special meeting will be available for examination by Reliance stockholders for any purpose germane to the meeting, during ordinary business hours, beginning 10 days prior to the date of the special meeting, at Reliance's principal executive offices at 585 Stewart Avenue, Garden City, New York 11530.

     TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN ENVELOPE ENCLOSED. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the proxy statement-prospectus accompanying this notice for more complete information regarding the merger and the special meeting.

                                          By Order of the Board of Directors,

                                          /s/ Joseph F. Lavelle
                                          Joseph F. Lavelle
                                          Secretary

Garden City, New York
January 11, 2000

THE BOARD OF DIRECTORS OF RELIANCE UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................   iv
SUMMARY.....................................................    1
SELECTED HISTORICAL FINANCIAL INFORMATION...................    6
SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION FOR ALL
  TRANSACTIONS..............................................   13
COMPARATIVE PER SHARE DATA..................................   16
RELIANCE SPECIAL MEETING....................................   19
  Date, Time and Place......................................   19
  Matters to Be Considered..................................   19
  Proxies...................................................   19
  Solicitation of Proxies...................................   19
  Record Date and Voting Rights; Vote Required..............   19
  Recommendation of Reliance Board..........................   20
THE MERGER..................................................   21
  Transaction Structure.....................................   21
  Background of the Merger..................................   21
  North Fork's Reasons for the Merger.......................   23
  Recommendation of the Reliance Board and Reasons for the
     Merger.................................................   24
  Opinion of Reliance's Financial Advisor...................   26
  Conversion of Stock.......................................   34
  Treatment of Options......................................   35
  Exchange of Stock Certificates............................   35
  Effective Time............................................   36
  Changing the Method of Effecting the Combination..........   36
  Conditions to the Completion of the Merger................   36
  Representations and Warranties............................   37
  Conduct of Business Pending the Merger....................   38
  No Solicitation by Reliance...............................   39
  Regulatory Approvals Required for the Merger..............   40
  Material Federal Income Tax Consequences..................   41
  Termination of the Merger Agreement.......................   43
  Extension, Waiver and Amendment of the Merger Agreement...   46
  Employee Benefit Plans and Existing Agreements............   46
  Stock Exchange Listing....................................   47
  Expenses..................................................   47
  Dividends.................................................   47
  Appraisal Rights..........................................   47
  Accounting Treatment......................................   47
  Interests of Certain Persons in the Merger................   48
  Stock Option Agreement....................................   50
  Restrictions on Resales by Affiliates.....................   52
MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER AND THE JSB
  MERGER....................................................   54
  Board of Directors Following the Merger and the JSB
     Financial Merger.......................................   54
  Consolidation of Operations; Estimated Cost Savings and
     Revenue Enhancements; Estimated Earnings Per Share.....   54

                                                              PAGE
                                                              ----
PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................   56
  North Fork................................................   56
  Reliance..................................................   56
  North Fork Dividend Policy................................   57
INFORMATION ABOUT NORTH FORK................................   57
  General...................................................   57
  Management and Additional Information.....................   57
  Security Ownership........................................   58
INFORMATION ABOUT RELIANCE..................................   59
  General...................................................   59
  Management and Additional Information.....................   59
  Security Ownership........................................   60
REGULATION AND SUPERVISION OF NORTH FORK....................   61
  General...................................................   61
  Payment of Dividends......................................   61
  Transactions with Affiliates..............................   62
  Holding Company Liability.................................   62
  Prompt Corrective Action..................................   62
  Capital Adequacy..........................................   63
  Enforcement Powers of the Federal Banking Agencies........   64
  Control Acquisitions......................................   64
  Future Legislation........................................   64
DESCRIPTION OF NORTH FORK CAPITAL STOCK.....................   65
  General...................................................   65
  Common Stock..............................................   65
  Preferred Stock...........................................   65
  Anti-Takeover Provisions..................................   65
COMPARISON OF STOCKHOLDER RIGHTS............................   66
  Summary of Material Differences Between the Rights of
     North Fork Stockholders and the
     Rights of Reliance Stockholders........................   66
LEGAL MATTERS...............................................   71
EXPERTS.....................................................   71
STOCKHOLDER PROPOSALS.......................................   72
OTHER MATTERS...............................................   72
WHERE YOU CAN FIND MORE INFORMATION.........................   72
FORWARD-LOOKING STATEMENTS..................................   74
PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...........   76

Appendix A  Amended and Restated Agreement and Plan of Merger
Appendix B  Stock Option Agreement
Appendix C  Opinion of Sandler O'Neill & Partners, L.P.

     This document incorporates important business and financial information about Reliance and North Fork from documents filed with the SEC that have not been included in or delivered with this document. You may read and copy these documents at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. Reports and other information relating to North Fork are also available at the offices of the New York Stock Exchange, and reports and other information relating to Reliance are also available at the offices of The National Association of Securities Dealers. See "Where You Can Find More Information" on page 72.

     You also may request copies of these documents from us. North Fork will provide you with copies of the documents relating to North Fork, without charge, upon written or oral request to:

                        North Fork Bancorporation, Inc.
                             275 Broad Hollow Road
                            Melville, New York 11747
                                 (631) 844-1004
                           Attention: Aurelie S. Graf

     Reliance will provide you with copies of the documents relating to Reliance, without charge, upon written or oral request to:

                             Reliance Bancorp, Inc.
                               585 Stewart Avenue
                          Garden City, New York 11530
                                 (516) 222-9300
                            Attention: Paul D. Hagan

     In order to receive timely delivery of the documents in advance of our special meeting of stockholders, you should make out your requests no later than February 3.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, just indicate on your proxy card how you want to vote. Complete, sign, date and mail the proxy card in the enclosed return envelope as soon as possible so that your shares will be represented and voted at the special meeting. Your board of directors unanimously recommends that you vote FOR the merger.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: You may change your vote by revoking your proxy in any of the three following ways:

     - by sending a written notice to the corporate secretary prior to the special meeting stating that you would like to revoke your proxy;

     - by completing, signing and dating another proxy card and returning it by mail prior to the special meeting; or

     - by attending the special meeting and voting in person.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES AT THIS TIME?

A: No. After we complete the merger, we will send you written instructions for exchanging your stock certificates.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: If you do not provide your broker with instructions on how to vote your shares held in "street name," your broker will not be permitted to vote your shares, which will have the effect of a "NO" vote on the proposals presented at the special meeting. You should therefore provide your broker with instructions as to how to vote your shares.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We presently expect to complete the merger in the first quarter of 2000. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of the Reliance stockholders at the special meeting.

Q: WHO CAN I CALL WITH QUESTIONS ABOUT THE SPECIAL MEETING OR THE MERGER?

A: You can contact Paul D. Hagan, Chief Financial Officer of Reliance, at (516) 222-9300.

                                    SUMMARY

     This brief summary does not contain all of the information that should be important to you. You should carefully read this entire document and the other documents to which this document refers you to fully understand the merger. See "Where You Can Find More Information" on page 72.

EACH RELIANCE SHARE WILL BE EXCHANGED FOR 2.0 SHARES OF NORTH FORK COMMON STOCK (PAGE 34)

     When the merger is complete, each of your shares of Reliance common stock will automatically become the right to receive 2.0 shares of common stock of North Fork.

     Because the number of shares of North Fork common stock that you will receive in the merger is fixed, the value of the shares of North Fork common stock that you will receive in the merger will change as the price of North Fork common stock changes.

TRANSACTION GENERALLY TAX-FREE FOR RELIANCE STOCKHOLDERS (PAGE 41)

     Each of North Fork and Reliance has received an opinion of its counsel dated the date of this document that the merger will be treated as a transaction of a type which is generally tax-free to Reliance stockholders for U.S. federal income tax purposes. Neither North Fork nor Reliance will be obligated to complete the merger unless it receives a legal opinion from its counsel, dated the closing date, that the merger will be treated as a transaction of a type that is generally tax-free for U.S. federal income tax purposes.

     If the merger qualifies as a type that is generally tax-free for U.S. federal income tax purposes, then the Reliance stockholders generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of all of their shares of Reliance common stock in the merger, except in connection with any cash received instead of fractional shares.

     In the event that (a) either North Fork or Reliance fails to receive its tax opinion dated the closing date, (b) such party determines to waive the related condition to its obligation to complete the merger, and (c) the material federal income tax consequences of the merger to stockholders of Reliance are different from those described above, Reliance will resolicit its stockholders prior to completing the merger.

     Even if such legal opinions are rendered to North Fork and Reliance, such opinions are not binding on the Internal Revenue Service or the courts and, accordingly, there can be no assurance that the Internal Revenue Service will not challenge the conclusions reflected in such opinions or that it will not prevail in any such challenge thereto.

     THIS TAX TREATMENT MAY NOT APPLY TO ALL RELIANCE STOCKHOLDERS. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU CAN BE COMPLICATED. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES TO YOU.

COMPARATIVE MARKET PRICE INFORMATION (PAGE 56)

     North Fork common stock trades on the NYSE under the symbol "NFB" and Reliance common stock trades on the National Market System of The Nasdaq Stock Market under the symbol "RELY."

     The following table lists the closing prices of North Fork common stock and Reliance common stock, and the equivalent per share value of a share of Reliance common stock, on August 27, 1999, the last trading day before we announced the merger, and on January 10, 2000. The "equivalent per share value of Reliance common stock" at the specified dates represents the closing price of a share of North Fork common stock on that date multiplied by the exchange ratio of 2.0.

                                               EQUIVALENT PER
                       NORTH FORK   RELIANCE    SHARE VALUE
                         COMMON      COMMON     OF RELIANCE
                         STOCK       STOCK      COMMON STOCK
                       ----------   --------   --------------
August 27, 1999......    $19.06      $33.88        $38.13
January 10, 2000.....    $16.69      $32.50        $33.38

     The market price of North Fork common stock will change prior to the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for North Fork common stock and Reliance common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.

DIVIDEND POLICY OF NORTH FORK (PAGE 57)

     The holders of North Fork common stock receive dividends if and when declared by the North Fork board of directors out of legally available funds. North Fork's past practice has been to pay dividends on its common stock at a rate of 30% to 40% of earnings. North Fork declared a cash dividend of $0.18 per common share for the fourth quarter of 1999, and for each of the first three fiscal quarters of 1999, North Fork paid a cash dividend of $0.15 per common share. Following completion of the merger and the JSB merger, North Fork expects to continue paying quarterly cash dividends on a basis consistent with its past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and the North Fork board of directors' consideration of other relevant factors.

RELIANCE'S FINANCIAL ADVISOR SAYS THE EXCHANGE RATIO IS FAIR TO RELIANCE STOCKHOLDERS (PAGE 26)

     In deciding to approve the merger, the Reliance board of directors considered the opinion of its financial advisor, Sandler O'Neill & Partners, L.P., that, as of August 30, 1999, the exchange ratio was fair to the holders of Reliance common stock from a financial point of view. Reliance has received an updated opinion from Sandler O'Neill dated the date of this document. We have attached the updated opinion to this document as Appendix C. You should read the opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Sandler O'Neill in providing its opinion. In connection with the merger, Reliance will pay Sandler O'Neill a transaction fee of approximately $3.2 million based on North Fork's closing stock price on January 7, 2000, of which approximately $920,000 has already been paid, and the balance will be paid upon completion of the merger. Reliance has also paid Sandler O'Neill a fee of $200,000 in rendering its fairness opinion.

INFORMATION ABOUT NORTH FORK AND RELIANCE (PAGE 57)

NORTH FORK BANCORPORATION, INC.
275 Broad Hollow Road
Melville, New York 11747
(631) 844-1004

     North Fork is a bank holding company. North Fork's primary subsidiary, North Fork Bank, operates 112 retail banking facilities throughout Suffolk and Nassau Counties on Long Island, New York, as well as in the New York City boroughs of Manhattan, Queens, Brooklyn and the Bronx and in Westchester and Rockland Counties north of New York City. At September 30, 1999, North Fork had total assets of $11.9 billion, deposits of $6.6 billion and stockholders' equity of $717.6 million.

RELIANCE BANCORP, INC.
585 Stewart Avenue
Garden City, New York 11530
(516) 222-9300

     Reliance is a savings and loan holding company. Reliance's primary subsidiary, Reliance Federal Savings Bank, operates 29 banking offices throughout Suffolk and Nassau Counties on Long Island, New York, as well as in the New York City borough of Queens. At September 30, 1999, Reliance had total assets of $2.5 billion, deposits of $1.6 billion and stockholders' equity of $171.7 million and served customers from 29 branches throughout Suffolk and Nassau counties on Long Island, New York, as well as in the New York City borough of Queens.

RELIANCE WILL MERGE INTO NORTH FORK (PAGE 21)

     We propose a merger of Reliance with and into North Fork. The name of the combined company will be "North Fork Bancorporation, Inc."

     We have attached the merger agreement to this document as Appendix A. Please read the merger agreement carefully. It is the legal document that governs the merger.

REASONS FOR THE MERGER (PAGE 23)

     Our companies are proposing to merge because we believe that:

- by combining them we can create a stronger company that will provide significant benefits to both our stockholders and customers.

- by bringing our customers and banking products together we expect to increase our combined revenues and earnings more than if we did not merge.

- the merger will strengthen the combined company's position as a competitor in the financial services industry, which is rapidly changing and growing more competitive.

NORTH FORK HAS ENTERED INTO AN AGREEMENT TO ACQUIRE JSB FINANCIAL, INC.

     On August 16, 1999, North Fork entered into an agreement with JSB Financial, Inc. providing for the merger of JSB with and into North Fork. At September 30, 1999, JSB had $1.6 billion in total assets, $1.1 billion in deposits, $374 million in stockholders' equity and served customers from 13 branches in Suffolk and Nassau counties on Long Island, New York, as well as in the New York City boroughs of Manhattan and Queens. For more information about JSB, see "Where You Can Find More Information" on page 72. North Fork expects to issue approximately 28 million shares of its common stock in the JSB transaction. Completion of the JSB merger is subject to various conditions, including the approval of the stockholders of North Fork and JSB and the receipt of all required regulatory approvals.

     North Fork intends to account for the JSB merger using the pooling-of-interests method of accounting. North Fork will not be able to do so unless, prior to completion of the JSB merger, it re-issues a sufficient number of shares of its common stock currently held in its treasury. North Fork intends to re-issue approximately 17 million treasury shares in exchange for Reliance shares in the merger. Accordingly, North Fork intends to complete the Reliance merger before completing the JSB merger so that the JSB merger will qualify for pooling treatment. The pro forma financial information contained in this document includes pro forma adjustments reflecting the combination of JSB with North Fork using the pooling-of-interests accounting method. See "Pro Forma Condensed Combined Financial Statements (Unaudited)" on page 76.

     North Fork expects to complete both the Reliance merger and the JSB merger in the first quarter of 2000. However, there can be no assurance that North Fork will complete either the Reliance merger or the JSB merger in the anticipated time frame or at all. Completion of the Reliance merger is not conditioned upon completion of the JSB merger, and North Fork intends to complete the Reliance merger regardless of whether all of the conditions to the completion of the JSB merger have been satisfied.

RELIANCE STOCKHOLDERS MEETING TO BE HELD ON FEBRUARY 10, 2000 (PAGE 19)

     The Reliance special meeting will be held on Thursday, February 10, 2000 at 9:00 a.m., local time, at the Long Island Marriott Hotel and Conference Center, 101 James Doolittle Blvd., Uniondale, New York. At the special meeting, you will be asked:

1. to approve and adopt the merger agreement; and

2. to act on any other matters that may properly be submitted to a vote at the special meeting.

RECORD DATE AND VOTE REQUIRED FOR APPROVAL OF THE MERGER (PAGE 19)

     You can vote at the special meeting if you owned Reliance common stock at the close of business on January 7, 2000. On that date, there were 8,889,800 shares of Reliance common stock outstanding and entitled to vote. You can cast one vote for each share of Reliance common stock you owned on that date. In order to approve and adopt the merger agreement, the holders of a majority of the outstanding shares of Reliance common stock entitled to vote must vote in favor of doing so.

RELIANCE'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RELIANCE STOCKHOLDERS APPROVE THE MERGER (PAGE 20)

     Reliance's board of directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement.

COMPLETION OF THE MERGER IS SUBJECT TO CERTAIN CONDITIONS (PAGE 36)

     The completion of the merger is subject to a number of conditions being met, including approval of the merger agreement by Reliance stockholders and receipt of all required regulatory approvals.

     Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger, even if that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

NORTH FORK WILL ACCOUNT FOR THE MERGER USING THE "PURCHASE" METHOD (PAGE 47)

     North Fork will account for the merger as a purchase for financial reporting purposes.

WE MAY NOT COMPLETE THE MERGER WITHOUT ALL REQUIRED REGULATORY APPROVALS (PAGE
40)

     We cannot complete the merger unless we receive the prior approval of the Board of Governors of the Federal Reserve System, the New York State Banking Department and the Federal Deposit Insurance Corporation. In addition, we must give prior notice of the merger to the Office of Thrift Supervision. We also must wait at least 15 days after receiving the Federal Deposit Insurance Corporation's approval before we can complete the merger.

     As of the date of this document, we have received the approval of the New York State Banking Department, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System. We have also provided prior notice of the merger to the Office of Thrift Supervision.

TERMINATION OF THE MERGER (PAGE 43)

     We can agree at any time not to complete the merger, even if the Reliance stockholders have approved it. Also, either of us can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

- the final denial of a required regulatory approval,

- the failure of Reliance to obtain the required vote of its stockholders to approve the merger agreement,

- the other party materially breaches its representations, warranties or obligations under the merger agreement, or

- the failure to complete the merger by June 30, 2000.

     In addition, North Fork may decide not to complete the merger if Reliance's board of directors changes, in a manner adverse to North Fork, its recommendation that Reliance stockholders approve the merger.

RELIANCE MAY DECIDE NOT TO COMPLETE THE MERGER IF NORTH FORK'S STOCK PRICE DECREASES SIGNIFICANTLY (PAGES 34 AND 43)

     According to the terms of the merger agreement, Reliance would have had the right not to complete the merger if both of the following were true: (x) the average of the closing prices of North Fork's common stock over a specified twenty-trading-day period prior to the receipt of the last of the required regulatory approvals was less than $16.20, and (y) the performance of North Fork's common stock, as measured by comparing the average closing price described in clause (x) to North Fork's closing price of $19.0625 on August 27, 1999, was more than fifteen percentage points below the performance of a selected index of bank and thrift stocks over the same period.

     The last required regulatory approval was received on January 10, 2000. Accordingly, North Fork's average closing price as computed in accordance with the relevant provisions of the merger agreement was $17.33; and, therefore, the test described above was not satisfied and Reliance will not have the termination right described above.

WE MAY AMEND THE TERMS OF THE MERGER AND WAIVE RIGHTS UNDER THE MERGER AGREEMENT (PAGE 46)

     We may jointly amend the terms of the merger agreement, and either party may waive its right to require the other party to adhere to any of those terms, to the extent legally permissible. However, after the Reliance stockholders approve the merger agreement, they must approve any amendment or waiver that reduces or changes the form of the consideration that will be received by them.

RELIANCE HAS GRANTED NORTH FORK AN OPTION TO PURCHASE SHARES OF RELIANCE STOCK (PAGE 49)

     In connection with the merger agreement, Reliance granted to North Fork an option to purchase up to 1,708,297 shares of Reliance common stock (approximately 19.9% of Reliance's outstanding common stock) at a price of $29.00 per share. The option is exercisable upon the occurrence of certain events generally involving a competing transaction with a third party to acquire Reliance or a significant amount of its stock or assets. As of the date of this document, we know of no such event that has occurred. The option could have the effect of dis-couraging other companies from offering to acquire Reliance.

     The stock option agreement limits the aggregate profit North Fork is permitted to receive as a result of the exercise of any rights under the option to $17.35 million. We have attached the stock option agreement as Appendix B to this proxy statement-prospectus.

RELIANCE STOCKHOLDERS DO NOT HAVE APPRAISAL RIGHTS AS A RESULT OF THE MERGER (PAGE 47)

     The stockholders of Reliance do not have any right to an appraisal of the value of their shares in connection with the merger.

RELIANCE OFFICERS AND DIRECTORS HAVE SOME
INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM OR
IN ADDITION TO THEIR INTERESTS AS STOCKHOLDERS
(PAGE 48)

     Reliance directors and officers have interests in the merger in addition to their interests as stockholders of Reliance. These interests exist because of employment and/or severance agreements that Reliance officers have entered into with Reliance and rights that Reliance officers and directors have under certain benefit and compensation plans maintained by Reliance. These agreements and plans will provide the officers with severance benefits if their employment with the combined company is terminated at or after the completion of the merger and other rights and benefits as a result of the merger.

     Following the merger, the combined company will indemnify, and provide directors' and officers' insurance for, the officers and directors of Reliance for events occurring before the merger, including events that are related to the merger. Also, upon completion of the merger, Raymond A. Nielsen, the President and Chief Executive Officer of Reliance, will become a member of the board of directors of the combined company. The remaining members of the Reliance board of directors and Gerald M. Sauvigne will be invited to become members of an advisory board of North Fork.

     The Reliance board of directors knew about these additional interests, and considered them, when it approved the merger agreement.

FORWARD-LOOKING STATEMENTS MAY PROVE
INACCURATE (PAGE 74)

     This proxy statement-prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of North Fork, Reliance and JSB, as well as certain information relating to the merger and/or the JSB merger. Also, statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions, are forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to various factors.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following tables show selected historical financial information for Reliance for the three months ended September 30, 1999 and 1998 and the five years ended June 30, 1999 and for North Fork and JSB for the five years ended December 31, 1998 and the nine months ended September 30, 1999 and 1998. This information is derived from historical financial statements previously filed by North Fork, Reliance and JSB with the SEC. See "Where You Can Find More Information" on page 72.

     Certain Reliance and JSB financial information has been reclassified to conform with North Fork's financial information. The financial information for North Fork for the nine months ended September 30, 1999 and for Reliance for the three months ended September 30, 1999 reflects, in the opinions of management of North Fork and Reliance, respectively, all adjustments necessary for a fair presentation of such information. North Fork has been advised that the financial information for JSB for the nine months ended September 30, 1999 reflects, in the opinion of management of JSB, all adjustments necessary for a fair presentation of such information. Results for these interim periods are not necessarily indicative of the results which may be expected for the full year or any other interim period.

                        NORTH FORK BANCORPORATION, INC.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
              (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                            NINE MONTHS
                                        ENDED SEPTEMBER 30,                          YEARS ENDED DECEMBER 31,
                                     -------------------------   ----------------------------------------------------------------
                                        1999          1998          1998          1997          1996         1995         1994
                                     -----------   -----------   -----------   -----------   ----------   ----------   ----------
CONSOLIDATED SUMMARY STATEMENTS OF
  INCOME:
Interest Income....................  $   604,444   $   560,984   $   753,100   $   724,424   $  613,762   $  530,239   $  471,496
Interest Expense...................      267,591       245,888       328,456       326,803      281,107      242,129      192,524
                                     -----------   -----------   -----------   -----------   ----------   ----------   ----------
  Net Interest Income..............      336,853       315,096       424,644       397,621      332,655      288,110      278,972
Provision for Loan Losses(2).......        3,750        14,500        15,500         8,100        8,000       13,525        9,475
Non-Interest Income(3).............       44,314        41,588        54,885        50,915       38,602       29,695       28,168
Net Securities Gains/(Losses)(2)...        9,900         2,318         9,433         8,407        6,224        5,886       (8,587)
Other Non-Interest Expense(4)(2)...      112,943       111,681       146,607       157,182      172,425      140,983      154,449
Capital Securities Costs...........       12,633        12,633        16,843         9,235           25           --           --
Amortization & Write-down of
  Intangible Assets(2).............        6,267        12,403        14,479         7,292        6,364        1,688        1,543
Merger Related Restructure
  Charges(2).......................           --        52,452        52,452            --       21,613       19,024       14,338
                                     -----------   -----------   -----------   -----------   ----------   ----------   ----------
  Income Before Income Taxes.......      255,474       155,333       243,081       275,134      169,054      148,471      118,748
Provision for Income Taxes(5)(2)...       89,416        44,394        75,106       104,613       74,606       69,567       42,557
                                     -----------   -----------   -----------   -----------   ----------   ----------   ----------
  Net Income.......................  $   166,058   $   110,939   $   167,975   $   170,521   $   94,448   $   78,904   $   76,191
                                     ===========   ===========   ===========   ===========   ==========   ==========   ==========
SHARE DATA:(6)
Weighted Average Shares -- Basic...      137,342       140,547       140,706       136,761      136,504      142,297      136,054
Weighted Average
  Shares -- Diluted................      138,197       141,680       141,766       139,333      138,707      144,227      142,055
Common Shares Outstanding at
  Period-End.......................      133,316       143,295       141,072       139,478      136,961      140,262      138,607
CONSOLIDATED PER SHARE DATA:(6)
Net Income -- Basic................  $      1.21   $      0.79   $      1.19   $      1.24   $     0.69   $     0.55   $     0.56
Net Income -- Diluted(2)...........         1.20          0.78          1.18          1.22         0.68         0.55         0.54
Cash Dividends(7)..................         0.45          0.38          0.65          0.38         0.28         0.18         0.12
Dividend Payout Ratio(2)...........           37%           48%           55%           32%          36%          26%          25%
Stated Book Value at Period-End....  $      5.38   $      6.09   $      5.89   $      5.53   $     4.45   $     4.15   $     3.80
Tangible Book Value at
  Period-End.......................         4.77          5.45          5.29          4.84         3.85         3.95         3.64
CONSOLIDATED BALANCE SHEET DATA AT
  PERIOD-END:
Total Assets.......................  $11,914,847   $10,224,071   $10,679,556   $10,073,632   $8,691,434   $7,622,458   $6,842,809
Securities:
  Available-for-Sale...............    3,598,197     3,188,063     2,980,223     2,156,624    1,301,891    1,425,868      344,316
  Held-to-Maturity.................    1,279,978       988,814     1,571,545     1,763,308    1,851,575    1,770,734    2,463,007
Loans..............................    6,386,042     5,655,875     5,714,293     5,739,131    5,044,073    4,086,497    3,761,979
Allowance for Loan Losses..........       68,950        73,606        71,759        74,393       73,280       77,899       86,952
Intangible Assets(2)...............       81,052        92,579        84,676        96,398       82,073       27,893       22,208
Demand Deposits....................    1,461,517     1,113,162     1,263,105       948,458      771,920      520,977      397,539
Interest Bearing Deposits..........    5,109,381     5,356,111     5,164,517     5,389,481    5,427,940    4,983,498    4,947,761
Federal Funds Purchased &
  Securities Sold Under Agreements
  to Repurchase....................    2,676,416     2,435,096     2,955,096     2,104,036    1,075,487      987,229      491,766
Other Borrowings...................    1,494,000        35,000        35,000       449,600      590,088      457,278      409,006
Capital Securities.................      199,308       199,283       199,289       199,264       99,637           --           --
Stockholders' Equity...............      717,576       873,027       831,250       770,889      609,434      582,515      527,212
CONSOLIDATED AVERAGE BALANCE SHEET
  DATA:
Total Assets.......................  $11,319,022   $10,012,801   $10,107,386   $ 9,557,020   $8,283,418   $7,099,152   $6,880,831
Securities.........................    4,763,573     3,722,703     3,835,761     3,783,276    3,346,563    2,879,863    2,781,830
Loans..............................    5,991,922     5,744,394     5,729,743     5,357,470    4,531,541    3,919,342    3,724,486
Total Deposits.....................    6,521,679     6,481,241     6,484,243     6,179,024    6,114,852    5,402,606    5,403,927
Federal Funds Purchased &
  Securities Sold Under Agreements
  to Repurchase....................    3,042,175     2,114,106     2,236,257     1,944,592      939,365      658,050      611,114
Other Borrowings...................      552,557       234,032       185,783       485,200      533,516      397,830      289,082
Capital Securities.................      199,299       199,274       199,277       105,646          281           --           --
Stockholders' Equity...............      825,414       824,658       837,413       667,211      589,352      558,816      503,491

---------------
(1) (A) During the periods presented, the following mergers were accounted for using the pooling-of-interests method of accounting:
        (a) March 1998, New York Bancorp Inc. ("NYB")
        (b) December 1996, North Side Savings Bank
        (c) January 1995 Hamilton Bancorp, Inc. (merged with NYB)
        (d) November 1994, Metro Bancshares Inc.

     (B) The following mergers were accounted for using the purchase method of accounting:
         (a) June 1998, Amivest Corporation
         (b) December 1997, Superior Savings of New England (formerly Branford Savings Bank)
         (c) March 1996, domestic banking business of Extebank
         (d) March 1996, ten Long Island branches of First Nationwide Bank
         (e) July 1995, Great Neck Bancorp

         North Fork's consolidated results of operations reflect activity of the acquired businesses specified in 1(B) above subsequent to the acquisition dates.

(2) Merger related restructure charges and other special items incurred in the first quarter of 1998 consisted of a $52.5 million merger related restructure charge, an additional $11.5 million loan loss provision, a $6 million write-down of intangible assets, securities losses of $2.5 million, and $1.8 million of other operating expenses (net of $20.7 million in tax benefit). Tax items included a charge of $5 million related to the recapture of bad debt reserve of NYB's banking subsidiary, Home Federal Savings Bank, for state and local tax purposes and a benefit of $20 million, which resulted from a corporate reorganization. Diluted earnings per share and the dividend payout ratio excluding the merger related restructure charge and other special items would have been $1.06 and 35%, and $1.46 and 45% for the periods ended September 30, 1998 and December 31, 1998, respectively.

(3) Includes $4.5 million from interest on a tax settlement received by NYB from the Internal Revenue Service during 1997.

(4) Includes a $17.8 million Savings Association Insurance Fund ("SAIF") recapitalization charge incurred during 1996.

(5) Includes a $5.7 million benefit for NYB's cumulative effect of change in accounting for income taxes during 1994.

(6) Amounts have been restated to give effect for the 3-for-2 common stock split effective May 15, 1998, the 2-for-1 common stock split effective May 15, 1997, NYB's 4-for-3 common stock split effective July 24, 1997, NYB's 3-for-2 common stock split effective January 23, 1997, and NYB's 10% common stock dividend effective February 14, 1994.

(7) Cash dividends per share represent North Fork's historical cash dividends.

(8) See accompanying "Selected Financial Ratios" on page 15 for additional information.

                             RELIANCE BANCORP, INC.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
              (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                             THREE MONTHS ENDED
                                SEPTEMBER 30,                            YEARS ENDED JUNE 30,
                           -----------------------   ------------------------------------------------------------
                              1999         1998         1999         1998         1997         1996        1995
                           ----------   ----------   ----------   ----------   ----------   ----------   --------
CONSOLIDATED SUMMARY
  STATEMENTS OF INCOME
Interest Income..........  $   41,522   $   42,868   $  167,780   $  153,980   $  133,300   $  100,379   $ 61,294
Interest Expense.........      22,852       24,635       93,922       86,112       71,653       52,985     28,361
                           ----------   ----------   ----------   ----------   ----------   ----------   --------
  Net Interest Income....      18,670       18,233       73,858       67,868       61,647       47,394     32,933
Provision for Loan
  Losses.................          --          150          650        1,650          950          725        400
Non-Interest Income(2)...       1,515        1,173        5,161        5,821        3,229        2,425      1,076
Income from Money
  Centers................         723          632        2,650        1,882           --           --         --
Net Securities
  Gains/(Losses).........          --           66          119           (5)         172          678        147
Other Non-Interest
  Expense(3).............       9,334        9,214       36,400       35,443       39,620       26,175     17,212
Capital Securities
  Costs..................       1,021        1,030        4,084          716           --           --         --
Amortization of
  Intangible Assets......       1,141        1,140        4,563        4,218        3,404        1,928         --
                           ----------   ----------   ----------   ----------   ----------   ----------   --------
  Income Before Income
    Taxes................       9,412        8,570       36,091       33,539       21,074       21,669     16,544
Provision for Income
  Taxes..................       4,030        3,799       15,940       14,810       10,138        9,946      6,842
                           ----------   ----------   ----------   ----------   ----------   ----------   --------
  Net Income.............  $    5,382   $    4,771   $   20,151   $   18,729   $   10,936   $   11,723   $  9,702
                           ==========   ==========   ==========   ==========   ==========   ==========   ========
SHARE DATA:
Weighted Average
  Shares -- Basic........       8,235        9,001        8,467        8,890        8,299        8,594      9,327
Weighted Average
  Shares -- Diluted......       8,695        9,500        8,914        9,425        8,724        8,863      9,460
Common Shares Outstanding
  at Period-End..........       8,589        8,984        8,586        9,565        8,776        9,129      9,390
CONSOLIDATED PER SHARE
  DATA:
Net Income -- Basic......  $     0.65   $     0.53   $     2.38   $     2.11   $     1.32   $     1.36   $   1.04
Net Income -- Diluted....        0.62         0.50         2.26         1.99         1.25         1.32       1.03
Cash Dividends...........        0.21         0.18         0.78         0.68         0.60         0.46       0.40
Dividend Payout Ratio....          34%          36%          35%          34%          48%          35%        39%
Stated Book Value at
  Period-End.............  $    19.99   $    20.65   $    19.99   $    20.37   $    18.54   $    16.83   $  16.37
Tangible Book Value at
  Period-End.............       13.79        14.22        13.66        14.21        13.36        11.41      16.37
CONSOLIDATED BALANCE
  SHEET DATA AT
  PERIOD-END:
Total Assets.............  $2,478,899   $2,493,186   $2,451,773   $2,485,729   $1,976,764   $1,782,550   $931,436
Securities:
  Available-for-Sale.....   1,012,881    1,054,416    1,057,206    1,075,254      748,728      605,011    128,333
  Held-to-Maturity.......     309,679      323,287      284,752      289,448      205,382      232,822    437,652
Loans....................   1,007,594      983,380      983,193      978,738      914,503      822,241    333,809
Allowance for Loan
  Losses.................       9,068        9,085        9,120        8,941        5,182        4,495      1,729
Intangible Assets........      53,232       57,795       54,373       58,936       45,463       49,429         --
Demand Deposits..........      62,615       53,373       64,430       52,225       20,474       20,360         --
Interest Bearing
  Deposits...............   1,505,237    1,618,246    1,491,388    1,585,879    1,424,580    1,334,112    673,785
Federal Funds Purchased &
  Securities Sold Under
  Agreements to
  Repurchase.............     328,334      319,752      313,716      398,070      311,913      263,160     57,035
Other Borrowings.........     333,655      236,700      338,718      182,136       40,000        3,000     40,000
Capital Securities.......      50,000       50,000       50,000       50,000           --           --         --
Stockholders' Equity.....     171,702      185,555      171,667      194,864      162,670      153,619    153,733
CONSOLIDATED AVERAGE
  BALANCE SHEET DATA:
Total Assets.............  $2,472,963   $2,486,088   $2,475,646   $2,178,262   $1,870,026   $1,410,775   $894,549
Securities...............   1,333,998    1,376,444    1,377,068    1,074,358      918,918      734,551    526,976
Loans....................     999,414      982,356      974,017      966,320      848,060      598,030    332,580
Total Deposits...........   1,568,367    1,654,079    1,636,607    1,566,625    1,393,655    1,066,693    623,877
Federal Funds Purchased &
  Securities Sold Under
  Agreements to
  Repurchase.............     325,695      347,221      276,748      309,618      288,844      150,173     10,103
Other Borrowings.........     336,633      215,866      309,323       84,920       22,519       29,882     95,554
Capital Securities.......      50,000       50,000       50,024        8,876           --           --         --
Stockholders' Equity.....     168,308      192,446      180,694      183,998      154,030      154,071    157,460

---------------
(1) During the periods presented, Reliance completed the following mergers accounted for in accordance with the purchase method of accounting:
     (a) October 1997, Continental Bank
     (b) January 1996, Sunrise Bancorp, Inc.
     (c) August 1995, Bank of Westbury
     Reliance's consolidated results of operations reflect activity of the acquired businesses subsequent to the acquisition dates.

(2) Includes a $1.5 million condemnation award received in September 1997.

(3) Includes an $8.3 million SAIF recapitalization charge during 1997.

See accompanying "Selected Financial Ratios" on page 15 for additional information.

                              JSB FINANCIAL, INC.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
              (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                NINE MONTHS
                            ENDED SEPTEMBER 30,                        YEARS ENDED DECEMBER 31,
                          -----------------------   --------------------------------------------------------------
                             1999         1998         1998         1997         1996         1995         1994
                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
CONSOLIDATED SUMMARY
  STATEMENTS OF INCOME:
Interest Income(1)......  $   84,526   $   89,466   $  117,813   $  109,611   $  108,345   $  107,862   $  103,380
Interest Expense........      27,981       29,098       38,476       39,874       40,217       40,707       36,619
                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net Interest Income...      56,545       60,368       79,337       69,737       68,128       67,155       66,761
Provision/(Recovery) for
  Loan Losses(2)........          13           41           51          648       (1,400)       2,676          608
Non-Interest
  Income(1)(3)..........       1,212        4,461        5,134        2,627        2,578        2,634        2,902
Real Estate Operations,
  net...................       1,223          287          714       10,442        1,767        1,225        3,497
Net Securities Gains....          --           --           --        6,991            2           --           --
Other Non-Interest
  Expense...............      21,175       20,818       27,458       27,434       27,598       29,561       30,937
                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income Before Income
    Taxes...............      37,792       44,257       57,676       61,715       46,277       38,777       41,615
Provision for Income
  Taxes(4)..............      16,218       10,030       13,288       24,625       19,552       16,603       18,018
                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net Income............  $   21,574   $   34,227   $   44,388   $   37,090   $   26,725   $   22,174   $   23,597
                          ==========   ==========   ==========   ==========   ==========   ==========   ==========
SHARE DATA:
Weighted Average
  Shares --Basic........       9,319        9,864        9,793        9,858       10,062       10,604       11,099
Weighted Average
  Shares --Diluted......       9,520       10,159       10,074       10,190       10,436       11,053       11,588
Common Shares
  Outstanding at Period-
  End...................       9,290        9,759        9,506        9,920        9,783       10,505       10,682
CONSOLIDATED PER SHARE
  DATA:
Net Income -- Basic.....  $     2.32   $     3.47   $     4.53   $     3.76   $     2.66   $     2.09   $     2.13
Net Income -- Diluted...        2.27         3.37         4.41         3.64         2.56         2.01         2.04
Cash Dividends..........        1.35         1.20         1.60         1.40         1.20         1.00         0.72
Dividend Payout Ratio...          60%          36%          36%          38%          47%          50%          35%
Stated Book Value at
  Period-End............  $    40.28   $    39.07   $    40.24   $    37.05   $    34.27   $    32.38   $    30.67
Tangible Book Value at
  Period-End............       40.28        39.07        40.24        37.05        34.27        32.38        30.67
CONSOLIDATED BALANCE
  SHEET DATA AT PERIOD-
  END:
Total Assets............  $1,595,770   $1,552,436   $1,621,649   $1,535,031   $1,516,016   $1,548,301   $1,565,095
Securities:
  Available-for-Sale....      90,006       76,207       92,514       69,888       57,880       46,373       33,798
  Held-to-Maturity......     193,540      241,008      208,457      352,967      460,509      592,060      728,630
Loans...................   1,232,745    1,140,857    1,175,583    1,005,625      860,101      772,942      715,380
Allowance for Loan
  Losses................       5,937        5,912        5,924        5,880        5,327        4,697        4,085
Demand Deposits.........      54,925       50,069       58,756       44,067       41,584       55,103       49,224
Interest Bearing
  Deposits..............   1,075,751    1,088,897    1,091,007    1,097,863    1,120,718    1,140,966    1,183,916
Other Borrowings........      50,000           --       50,000           --           --           --           --
Stockholders' Equity....     374,232      381,294      382,476      367,514      335,299      340,107      327,634
CONSOLIDATED AVERAGE
  BALANCE SHEET DATA:
Total Assets............  $1,613,500   $1,556,449   $1,561,304   $1,534,578   $1,533,714   $1,539,130   $1,612,931
Securities..............     242,200      304,327      288,414      464,237      546,982      674,768      802,336
Loans...................   1,188,525    1,074,841    1,096,509      912,407      825,962      735,599      687,426
Total Deposits..........   1,143,629    1,149,802    1,148,841    1,151,377    1,181,528    1,194,195    1,271,597
Other Borrowings........      50,000           --        3,288           --           --           --          394
Stockholders' Equity....     374,553      373,066      374,194      348,608      332,045      332,493      328,313

---------------
(1) Includes a $3 million recovery of non-accrual interest and late charges and a $1.3 million recovery of prior period expenses on a non-performing loan in June 1998.
(2) Includes a $2 million charge relating to the write-down of certain assets associated with the Nationar seizure by the Superintendent of Banks for the State of New York during 1995 and the full recovery of that charge during 1996.
(3) Includes a $1 million gain from the sale of two of JSB's subsidiaries during 1998.
(4) Includes a $10.7 million benefit from the realignment of an operating subsidiary during 1998.

See accompanying "Selected Financial Ratios" on page 15 for additional information.

               SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION
                              FOR ALL TRANSACTIONS
                                  (UNAUDITED)

     The following table shows selected financial information for North Fork, Reliance and JSB on a pro forma combined basis giving effect to:

          (a) the merger, accounted for using the purchase method of accounting, as if the merger had become effective at the end of the periods indicated, in the case of the balance sheet information presented, and at the beginning of the periods indicated, in the case of the income statement information presented.

          (b) the JSB merger, accounted for using the pooling-of-interests method of accounting, as if the JSB merger had become effective at the end of the periods indicated, in the case of the balance sheet information presented, and the beginning of the periods indicated, in the case of the income statement information presented.

     The selected pro forma combined year-end balance sheet and income statement information reflects information for North Fork and JSB as of and for their annual reporting periods ended December 31 for each of the periods indicated. Financial information for the nine months ended September 30, 1999 and 1998 and the year ended December 31, 1998 combine North Fork, Reliance and JSB, with results of Reliance presented to coincide with the reporting period for North Fork. Following the merger, the combined company's fiscal year, like that of North Fork, will end on December 31.

     Completion of the merger is not conditioned upon completion of the JSB merger, and North Fork intends to complete the merger regardless of whether all conditions to completion of the JSB merger have been satisfied. Accordingly, the pro forma financial statements included elsewhere in this document contain information reflecting the combination of North Fork and Reliance without JSB. See "Pro Forma Condensed Combined Financial Statements (Unaudited)" on page 76. There can be no assurance that North Fork will complete its merger with JSB.

     We anticipate that the merger and the JSB merger will provide the combined company with financial benefits that include reduced operating expenses and enhanced opportunities to increase revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these anticipated financial benefits and, accordingly, does not attempt to predict or suggest future results.

     The selected pro forma combined financial information has been derived from and should be read with the historical financial statements of North Fork, Reliance and JSB incorporated by reference into this document and the pro forma combined financial statements and related notes included in this document. See "Where You Can Find More Information" on page 72, and "Pro Forma Condensed Combined Financial Statements (Unaudited)" on page 76.

     This information is for illustrative purposes only. The companies would likely have performed differently had they always been combined. You should not rely on this information as being indicative of the future results that the combined company will experience after the merger and the JSB merger.

                        NORTH FORK BANCORPORATION, INC.

               SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION
                              FOR ALL TRANSACTIONS
                                  (UNAUDITED)
              (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,            YEAR ENDED
                                                              --------------------------    DECEMBER 31,
                                                                 1999           1998            1998
                                                              -----------    -----------    ------------
CONSOLIDATED SUMMARY STATEMENTS OF INCOME:
Interest Income.............................................  $   799,839    $   753,136    $ 1,010,162
Interest Expense............................................      363,939        343,486        459,204
                                                              -----------    -----------    -----------
  Net Interest Income.......................................      435,900        409,650        550,958
Provision for Loan Losses...................................        3,913         15,141         16,501
Non-Interest Income.........................................       49,729         49,698         64,968
Real Estate Operations, net.................................        1,223            287            714
Income from Money Centers...................................        2,071          1,944          2,614
Net Securities Gains........................................       10,012          2,376          9,432
Other Non-Interest Expense..................................      161,862        160,135        210,477
Capital Securities Costs....................................       15,706         14,379         19,591
Amortization & Write-down of Intangible Assets..............       16,072         22,207         27,552
Merger Related Restructure Charges..........................           --         52,452         52,452
                                                              -----------    -----------    -----------
  Income Before Income Taxes................................      301,382        194,641        302,113
Provision for Income Taxes..................................      113,146         59,124         95,102
                                                              -----------    -----------    -----------
  Net Income................................................  $   188,236    $   140,517    $   207,011
                                                              ===========    ===========    ===========
SHARE DATA:
Weighted Average Shares -- Basic............................      169,969        171,539        171,395
Weighted Average Shares -- Diluted..........................      172,335        174,645        174,332
Common Shares Outstanding at Period-End.....................      171,580        172,733        172,034
CONSOLIDATED PER SHARE DATA:
Net Income -- Basic.........................................  $      1.11    $      0.82    $      1.21
Net Income -- Diluted.......................................         1.09           0.80           1.19
Cash Dividends..............................................         0.45           0.38           0.65
Stated Book Value at Period-End.............................         7.20           8.39           8.14
Tangible Book Value at Period-End...........................         5.21           6.31           6.11
CONSOLIDATED BALANCE SHEET DATA AT PERIOD-END:
Total Assets................................................  $16,051,230    $14,325,050    $14,828,866
Securities:
  Available-for-Sale........................................    4,557,186      4,174,788      3,992,054
  Held-to-Maturity..........................................    1,783,197      1,553,109      2,095,023
Loans.......................................................    8,626,381      7,780,112      7,860,971
Allowance for Loan Losses...................................       83,955         88,603         86,909
Intangible Assets...........................................      342,517        358,607        349,564
Demand Deposits.............................................    1,579,057      1,216,604      1,378,484
Interest Bearing Deposits...................................    7,690,369      8,063,254      7,853,170
Federal Funds Purchased & Securities Sold Under Agreements
  to Repurchase.............................................    3,004,750      2,754,848      3,142,283
Other Borrowings............................................    1,877,655        271,700        446,129
Capital Securities..........................................      244,308        244,283        244,289
Stockholders' Equity........................................    1,235,851      1,449,083      1,400,185
CONSOLIDATED AVERAGE BALANCE SHEET DATA:
Total Assets................................................  $15,402,407    $13,903,509    $14,039,639
Securities..................................................    6,375,985      5,241,272      5,375,295
Loans.......................................................    8,157,285      7,804,457      7,810,913
Total Deposits..............................................    9,249,486      9,244,478      9,266,978
Federal Funds Purchased & Securities Sold Under Agreements
  to Repurchase.............................................    3,320,005      2,428,691      2,535,353
Other Borrowings............................................      952,204        382,215        377,746
Capital Securities..........................................      249,299        227,965        233,359
Stockholders' Equity........................................    1,373,760      1,390,406      1,400,377

---------------
(1) The managements of North Fork, Reliance and JSB may adjust the pro forma information included in this document as a result of their review of their classifications and accounting policies. The management of North Fork does not expect these adjustments to be material.

                           SELECTED FINANCIAL RATIOS
                                  (UNAUDITED)

                                                               NINE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,      YEAR ENDED
                                                              --------------    DECEMBER 31,
                                                              1999     1998         1998
                                                              -----    -----    ------------
PERFORMANCE RATIOS:
Return on Average Total Assets:
  North Fork................................................   1.96%    1.48%       1.66%
  Reliance..................................................   0.84     0.79        0.81
  North Fork/Reliance Pro Forma.............................   1.62     1.15        1.30
  North Fork/Reliance/JSB Pro Forma.........................   1.63     1.35        1.47
Return on Average Total Stockholders' Equity:
  North Fork................................................  26.33%   18.44%      20.50%
  Reliance..................................................  11.56     9.85       10.33
  North Fork/Reliance Pro Forma.............................  21.78    14.32       16.20
  North Fork/Reliance/JSB Pro Forma.........................  18.54    14.08       15.38
Total Stockholders' Equity to Total Assets (end of period):
  North Fork................................................   6.02%    8.54%       7.78%
  Reliance..................................................   6.93     7.44        7.17
  North Fork/Reliance Pro Forma.............................   6.22     8.36        7.71
  North Fork/Reliance/JSB Pro Forma.........................   7.70    10.12        9.44
CAPITAL RATIOS:
Tier 1 Risk-Based Capital:
  North Fork................................................  12.76%   16.58%      15.19%
  Reliance..................................................  16.86    15.71       15.80
  North Fork/Reliance Pro Forma.............................  10.12    13.14       11.98
  North Fork/Reliance/JSB Pro Forma.........................  12.39    15.76       14.63
  Regulatory Minimum Requirement............................   4.00     4.00        4.00
Total Risk-Based Capital:
  North Fork................................................  13.75%   17.83%      16.39%
  Reliance..................................................  17.72    16.58       16.70
  North Fork/Reliance Pro Forma.............................  11.10    14.33       13.14
  North Fork/Reliance/JSB Pro Forma.........................  13.58    17.20       16.13
  Regulatory Minimum Requirement............................   8.00     8.00        8.00
Leverage Ratio:
  North Fork................................................   7.65%    9.68%       9.09%
  Reliance..................................................   7.34     6.72        6.62
  North Fork/Reliance Pro Forma.............................   5.86     7.38        6.86
  North Fork/Reliance/JSB Pro Forma.........................   7.46     9.22        8.72
  Regulatory Minimum Requirement............................   4.00     4.00        4.00
ASSET QUALITY DATA:
Allowance for Loan Losses to Net Loans (end of period):
  North Fork................................................   1.08%    1.30%       1.26%
  Reliance..................................................   0.90     0.92        0.95
  North Fork/Reliance Pro Forma.............................   1.06     1.25        1.21
  North Fork/Reliance/JSB Pro Forma.........................   0.97     1.14        1.11
Allowance for Loan Losses to Non-performing Loans (end of
  period):
  North Fork................................................    450%     430%        470%
  Reliance..................................................    119      100         123
  North Fork/Reliance Pro Forma.............................    341      316         356
  North Fork/Reliance/JSB Pro Forma.........................    362      333         375
Non-performing Assets to Total Assets:
  North Fork................................................   0.13%    0.20%       0.17%
  Reliance..................................................   0.33     0.40        0.33
  North Fork/Reliance Pro Forma.............................   0.17     0.24        0.20
  North Fork/Reliance/JSB Pro Forma.........................   0.15     0.22        0.18

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

     The following table shows historical per share information about our basic and diluted net income, cash dividends and stated and tangible book values, and similar pro forma information, assuming the merger and the JSB merger had been consummated at the beginning of the periods presented. We assumed that JSB will be merged with North Fork using the pooling-of-interests method of accounting, and that Reliance will be merged with North Fork using the purchase method of accounting. The pro forma information in the following table has been derived from and should be read with the pro forma combined financial statements and related notes included in this document. See "Pro Forma Condensed Combined Financial Statements (Unaudited)" on page 76.

     The information in the following table is based on the historical financial information that we have presented in our prior SEC filings. We are incorporating this material into this document by reference. See "Where You Can Find More Information" on page 72. This information is for illustrative purposes only. The companies would likely have performed differently had they always been combined. You should not rely on this information as being indicative of the future results that the combined company will experience after the merger and the JSB merger.

     The information listed as "Equivalent Pro Forma" was obtained by multiplying the corresponding pro forma amounts by an exchange ratio of 2.0. We present this information to reflect the fact that Reliance stockholders will receive more than one share of North Fork common stock for each share of Reliance common stock exchanged in the merger.

                           COMPARATIVE PER SHARE DATA

                                  (UNAUDITED)

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,        YEAR ENDED
                                                              ------------------    DECEMBER 31,
                                                               1999       1998          1998
                                                              -------    -------    ------------
NORTH FORK COMMON STOCK:
Net Income per Share:
  Basic:
     Historical.............................................  $ 1.21     $ 0.79        $ 1.19
     North Fork/Reliance Pro Forma(1).......................    1.17       0.75          1.15
     North Fork/Reliance/JSB Pro Forma(2)...................    1.11       0.82          1.21
  Diluted:
     Historical.............................................  $ 1.20     $ 0.78        $ 1.18
     North Fork/Reliance Pro Forma(1).......................    1.16       0.74          1.13
     North Fork/Reliance/JSB Pro Forma(2)...................    1.09       0.80          1.19
Cash Dividends Declared per Common Share(3):
     Historical.............................................  $ 0.45     $ 0.38        $ 0.65
     North Fork/Reliance Pro Forma..........................    0.45       0.38          0.65
     North Fork/Reliance/JSB Pro Forma......................    0.45       0.38          0.65
Book Value Per Share at Period End:
  Stated:
     Historical.............................................  $ 5.38     $ 6.09        $ 5.89
     North Fork/Reliance Pro Forma(4).......................    6.25       7.44          7.09
     North Fork/Reliance/JSB Pro Forma(5)...................    7.20       8.39          8.14
  Tangible:
     Historical.............................................  $ 4.77     $ 5.45        $ 5.29
     North Fork/Reliance Pro Forma(4).......................    3.87       4.94          4.66
     North Fork/Reliance/JSB Pro Forma(5)...................    5.21       6.31          6.11
RELIANCE COMMON STOCK:
Net Income per Share:
  Basic:
     Historical.............................................  $ 1.88     $ 1.52        $ 2.14
     North Fork/Reliance Equivalent Pro Forma(6)............    2.35       1.50          2.29
     North Fork/Reliance/JSB Equivalent Pro Forma(7)........    2.21       1.64          2.42
  Diluted:
     Historical.............................................  $ 1.78     $ 1.44        $ 2.03
     North Fork/Reliance Equivalent Pro Forma(6)............    2.32       1.47          2.26
     North Fork/Reliance/JSB Equivalent Pro Forma(7)........    2.18       1.61          2.37
Cash Dividends Declared per Common Share(3):
     Historical.............................................  $ 0.63     $ 0.54        $ 0.72
     North Fork/Reliance Equivalent Pro Forma...............    0.90       0.75          1.30
     North Fork/Reliance/JSB Equivalent Pro Forma...........    0.90       0.75          1.30
Book Value Per Share at Period End:
  Stated:
     Historical.............................................  $19.99     $20.65        $20.36
     North Fork/Reliance Equivalent Pro Forma(4)............   12.50      14.89         14.18
     North Fork/Reliance/JSB Equivalent Pro Forma(5)........   14.41      16.78         16.28
  Tangible:
     Historical.............................................  $13.79     $14.22        $13.85
     North Fork/Reliance Equivalent Pro Forma(4)............    7.74       9.89          9.31
     North Fork/Reliance/JSB Equivalent Pro Forma(5)........   10.41      12.63         12.21

---------------
(1) The North Fork/Reliance pro forma net income per share amounts are calculated by totaling the historical net income of North Fork and net income of Reliance, conformed to North Fork's calendar year basis, and dividing the resulting amounts by the average pro forma shares of North Fork and Reliance giving effect to the merger. The average pro forma shares of North Fork and Reliance reflect (a) North Fork's historical basic and diluted average shares, plus (b) basic and diluted average shares of Reliance, conformed to North Fork's calendar year basis, and adjusted for an exchange ratio of 2.0 shares of North Fork common stock for each share of Reliance common stock, less (c) the assumed purchase of North Fork common stock and Reliance common stock equivalents, necessary to effect the merger.

(2) The North Fork/Reliance/JSB pro forma net income per share amounts are calculated by (a) totaling the historical net income of North Fork and Reliance, as described in Note (1), plus JSB's historical net income; and
    (b) dividing the resulting amounts by the average pro forma shares of North Fork, Reliance and JSB combined, giving effect to the merger and the JSB merger. The average pro forma shares of North Fork, Reliance and JSB combined equals (a) the historical basic and diluted average shares of North Fork plus (b) the basic and diluted average shares of Reliance, conformed to North Fork's calendar year basis and adjusted for the exchange ratio of 2.0 plus (c) the historical basic and diluted average shares of JSB as adjusted for an exchange ratio of 3.0, less (d) the assumed purchase of North Fork common stock and Reliance common stock equivalents, necessary to effect the merger.

(3) The North Fork/Reliance and North Fork/Reliance/JSB pro forma dividends per share represent North Fork's historical dividends per share.

(4) The North Fork/Reliance pro forma stated and tangible book value per share amounts are calculated by totaling the historical stated and tangible stockholders' equity for North Fork and Reliance and dividing the resulting amounts by the total pro forma common shares of North Fork and Reliance combined. Stockholders' equity at September 30, 1999 has been adjusted to reflect the pro forma merger-related restructure charge, net of taxes, anticipated to be recognized in connection with the merger. Additionally, stockholders' equity has been adjusted to reflect the net intangible asset anticipated to be recognized in connection with the merger. The North Fork/Reliance pro forma common shares reflect North Fork's historical common shares outstanding, plus Reliance's historical common shares outstanding as adjusted for an exchange ratio of 2.0, less the assumed purchase of North Fork common stock and Reliance common stock equivalents, necessary to effect the merger.

(5) The North Fork/Reliance/JSB pro forma stated and tangible book value per share amounts are calculated by totaling the historical stated and tangible stockholders' equity for North Fork, Reliance and JSB and dividing the resulting amounts by the total North Fork/Reliance/JSB pro forma common shares outstanding. Stockholders' equity at September 30, 1999 has been adjusted to reflect the pro forma merger-related restructure charge, net of taxes, anticipated to be recognized in connection with the merger and the JSB merger. Additionally, stockholders' equity has been adjusted to reflect the net intangible asset anticipated to be recognized in connection with the merger. The North Fork/Reliance/ JSB pro forma common shares outstanding reflect (a) North Fork's historical common shares outstanding, plus (b) Reliance's historical common shares outstanding as adjusted for an exchange ratio of 2.0, plus (c) JSB's historical common shares outstanding as adjusted for an exchange ratio of 3.0, less (d) the assumed purchase of North Fork common stock and Reliance common stock equivalents, necessary to effect the merger.

(6) The North Fork/Reliance equivalent pro forma amounts are calculated by multiplying the corresponding North Fork/Reliance pro forma amounts by an exchange ratio of 2.0.

(7) The North Fork/Reliance/JSB equivalent pro forma amounts are calculated by multiplying the corresponding North Fork/Reliance/JSB pro forma amounts by an exchange ratio of 2.0.

                            RELIANCE SPECIAL MEETING

DATE, TIME AND PLACE

     This proxy statement-prospectus is first being mailed by Reliance to its stockholders on or about January 12, 2000, and is accompanied by a form of proxy solicited by the Board of Directors of Reliance for use at the Reliance special meeting, to be held on Thursday, February 10, 2000 at 9:00 a.m., local time, at the Long Island Marriott Hotel and Conference Center, 101 James Doolittle Blvd., Uniondale, New York, and at any adjournments or postponements of that meeting.

MATTERS TO BE CONSIDERED

     At the Reliance special meeting, you will be asked to approve and adopt the merger agreement and the transactions contemplated by that agreement, including the merger, and to act on any other matters that may be properly submitted to a vote at the Reliance special meeting. Reliance stockholders may also be asked to vote upon a proposal to adjourn or postpone the Reliance special meeting. Reliance could use any adjournment or postponement of the Reliance special meeting for the purpose, among others, of allowing additional time for soliciting additional votes to approve and adopt the merger agreement.

PROXIES

     The accompanying form of proxy is for your use at the Reliance special meeting if you are unable or do not wish to attend in person. You may revoke your proxy at any time before it is exercised by submitting to Joseph F. Lavelle, Corporate Secretary of Reliance, written notice of revocation, a properly executed proxy having a later date, or by attending the Reliance special meeting and voting in person. Written notices of revocation and other communications with respect to the revocation of Reliance proxies should be addressed to Reliance Bancorp, Inc., 585 Stewart Avenue, Garden City, New York 11530, Attention: Joseph F. Lavelle, Corporate Secretary. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified in those proxies. IF YOU MAKE NO SPECIFICATION, YOUR PROXY WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     The Reliance board of directors is unaware of any other matters to be presented for action at the Reliance special meeting. If other matters do properly come before the Reliance special meeting, however, the shares represented by proxies in the accompanying form will be voted, or not voted, at the discretion of the persons named in the proxies. No proxy that is voted against approval of the merger agreement will be voted in favor of any adjournment or postponement of the Reliance special meeting for the purpose of soliciting additional proxies.

SOLICITATION OF PROXIES

     Reliance will bear the entire cost of soliciting proxies from Reliance stockholders. In addition to the solicitation of proxies by mail, Reliance will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of stock held by them and secure their voting instructions, if necessary. Reliance will reimburse those record holders for their reasonable expenses in so doing. Reliance has also made arrangements with Kissel-Blake, Inc., a division of Georgeson Shareholder Communications, Inc., to assist it in soliciting proxies from banks, brokers and nominees, and has agreed to pay approximately $4,500 plus expenses for those services. If necessary, Reliance may also use several of its regular employees, who will not be specially compensated, to solicit proxies from Reliance stockholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS; VOTE REQUIRED

     The Reliance board of directors has fixed January 7, 2000 as the record date for determining Reliance stockholders entitled to notice of and to vote at the Reliance special meeting. Accordingly, only Reliance stockholders of record at the close of business on the Reliance record date will be entitled to notice of and to vote at the Reliance special meeting. At the close of business on the Reliance record date, there were

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

8,889,800 shares of Reliance common stock outstanding held by approximately 962 holders of record. Each share of Reliance common stock outstanding on the Reliance record date entitles its holder to one vote.

     The presence, in person or by proxy, of a majority of the shares of Reliance common stock outstanding and entitled to vote on the record date is necessary to constitute a quorum at the Reliance special meeting. Shares held by persons attending the Reliance special meeting but not voting, and shares for which holders have abstained from voting will be counted as present at the Reliance special meeting for purposes of determining the presence or absence of a quorum. Brokers who hold shares in nominee or "street" name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers on the matters to be considered and voted upon at the Reliance special meeting without specific instructions from those customers. These so-called "broker non-votes" will also be counted for purposes of determining whether a quorum exists.

     UNDER APPLICABLE DELAWARE LAW, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF RELIANCE COMMON STOCK ENTITLED TO VOTE AT THE RELIANCE SPECIAL MEETING. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST APPROVAL OF THE MERGER AGREEMENT. ACCORDINGLY, THE RELIANCE BOARD OF DIRECTORS URGES RELIANCE STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

     As of the Reliance record date, directors and executive officers of Reliance owned approximately 1.2 million shares of Reliance common stock, entitling them to exercise approximately 12.3% of the voting power of the Reliance common stock entitled to vote at the Reliance special meeting. On the basis of the unanimous approval of the merger agreement by the Reliance board of directors, we currently expect that each director and executive officer of Reliance will vote the shares of Reliance common stock owned by him or her for approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

     As of the Reliance record date, North Fork owned a total of 402,500 shares of Reliance common stock, representing approximately 4.6% of the shares entitled to vote at the Reliance special meeting. North Fork intends to vote all of these shares for approval and adoption of the merger agreement.

RECOMMENDATION OF RELIANCE BOARD

     The Reliance board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The Reliance board of directors believes that the merger agreement is in the best interests of Reliance and Reliance stockholders and recommends that the Reliance stockholders vote "FOR" approval and adoption of the merger agreement. See "The Merger -- Recommendation of the Reliance Board and Reasons for the Merger" on page 24.

                                   THE MERGER

     The following description of the material information pertaining to the merger, including the material terms and provisions of the merger agreement and the related stock option agreement, is qualified in its entirety by reference to the more detailed Appendices to this proxy statement-prospectus, including the merger agreement in Appendix A and the stock option agreement in Appendix B. We urge you to read the Appendices in their entirety.

TRANSACTION STRUCTURE

     The North Fork board of directors and the Reliance board of directors each have unanimously approved the merger agreement, which provides for the merger of Reliance with and into North Fork. North Fork will be the surviving corporation in the merger. Following completion of the merger, North Fork intends to cause Reliance's savings bank subsidiary, Reliance Federal Savings Bank, to be merged with and into North Fork's principal bank subsidiary, North Fork Bank. We expect to complete both the merger and the bank merger in the first quarter of 2000. Each share of North Fork common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of the combined company, and each share of Reliance common stock issued and outstanding at the effective time of the merger will be converted into 2.0 shares of North Fork common stock. See "-- Termination of the Merger Agreement" on page 43.

     The North Fork certificate of incorporation will be the certificate of incorporation of the combined company after completion of the merger, and the North Fork bylaws will be the bylaws of the combined company. Upon completion of the merger, the board of directors of the combined company will be expanded by one member, and Raymond A. Nielsen, the President and Chief Executive Officer of Reliance, will become a member of the board of directors of the combined company.

BACKGROUND OF THE MERGER

     In early 1998, as part of its normal business planning process, senior management and the board of directors of Reliance began to reassess the long-term business plan of Reliance and the potential for further acquisitions and growth opportunities in its market area. It was recognized by the board of directors at such time that to increase the performance and long term value of Reliance, it would be necessary to increase its emphasis on higher yielding non-traditional thrift operations and increase its operational efficiencies through growth or other measures. The board of directors and management explored whether the greatest opportunity for accomplishing these goals lay in continuing to implement Reliance's business plan or in seeking a strategic alliance with another financial institution which would yield greater operating efficiencies. It was recognized that a strategic alliance could occur either through a merger of equals with another institution or through the merger of Reliance into a larger more diversified institution. At such time, the board of directors and management determined that, in light of the limited number of potential acquisition opportunities and the then-current merger market pricing, a viable strategy would be to pursue a strategic alliance through a merger of equals with a compatible institution operating in its market area. Based on those discussions and several financial analyses conducted by its financial advisor, Sandler O'Neill, in June 1998, the Reliance board of directors authorized senior management to explore a merger of equals with JSB Financial, Inc. Over the next two months, the senior managements of Reliance and JSB Financial engaged in discussions in an attempt to create mutually agreeable consolidation and operational strategies for the combined company which could best achieve potential operating efficiencies. Due primarily to differing views on pricing considerations and differing strategies regarding the manner in which the combined company could best achieve potential operating performance, Reliance and JSB Financial terminated these discussions in August 1998. The Reliance board of directors determined at such time to continue with its long-term business plan and focus on continuing to improve the operating performance of Reliance on a stand-alone basis.

     In July 1999, senior management of Reliance again analyzed the potential benefits of entering into a strategic alliance with another financial institution operating in its market area. Following discussions regarding the potential strategic alternatives available to Reliance with the board of directors of Reliance at a board meeting in July 1999, senior management requested and, at a meeting on July 30, 1999, received from Sandler O'Neill a detailed analysis of the financial benefits of a merger or acquisition transaction, potential acquisition targets, the potential values of Reliance in an acquisition transaction, potentially attractive acquirors of Reliance, and the then-current merger market pricing and activity. As part of its presentation to management, Sandler O'Neill reviewed in detail and compared the financial impact and other aspects of potential combinations of Reliance with various potential merger partners, including North Fork.

     On August 16, 1999, the proposed merger of North Fork and JSB Financial was publicly announced. On the same day, a representative of North Fork called Sandler O'Neill to express interest in possibly engaging in a merger with Reliance in tandem with its proposed merger with JSB Financial. Sandler O'Neill conveyed this information to Raymond A. Nielsen, President and Chief Executive Officer of Reliance, who discussed North Fork's interest in a merger with Reliance with members of the board of directors and senior management of Reliance. Also on that same day, a representative of JSB Financial called Raymond L. Nielsen, Chairman of the Board of Directors of Reliance, to solicit Reliance's interest in a possible transaction with North Fork and to discuss the potential benefits of a combination of North Fork, JSB Financial and Reliance.

     On August 18, 1999, at a regularly scheduled board of directors meeting, the senior management of Reliance discussed with Reliance's board of the directors the presentation and analysis given by Sandler O'Neill at the July 30, 1999 meeting and the telephone calls received on August 16. In order to more thoroughly address all of Reliance's viable strategic alternatives, the board of directors held a special meeting on August 19, 1999 to specifically address Reliance's current merger and acquisition opportunities and to review and discuss information and analyses concerning a possible combination with North Fork, including the potential performance of North Fork following its combination with both JSB Financial and Reliance. At the August 19 special meeting, the board of directors heard a presentation and reviewed an analysis prepared by Sandler O'Neill regarding the then-current merger market pricing, a potential valuation range for Reliance both on a stand-alone basis and in a merger transaction, potential merger partners and the potential performance of North Fork following a merger with both Reliance and JSB Financial. After such discussion, the Reliance board of directors authorized the engagement of Sandler O'Neill to assist in negotiating a possible transaction with North Fork and authorized Reliance's Chief Executive Officer and representatives of Sandler O'Neill to initiate discussions with North Fork.

     On August 20, 1999, Sandler O'Neill advised John A. Kanas, Chairman and Chief Executive Officer of North Fork, of Reliance's interest in discussing the general parameters of a potential merger. Based on the companies' mutual interest, discussions between the parties continued the following week, including calculations of potential transaction costs and operating efficiencies, examination of the strategic fit and negotiations regarding the potential exchange ratio. During such period, the parties began to exchange information and conduct limited due diligence and discussed the general terms of a merger agreement and stock option agreement.

     On August 26, 1999, senior officers of Reliance and North Fork and representatives of Sandler O'Neill met and discussed strategic issues and how the two companies, as well as JSB Financial, could operate as a combined entity. On the following day, August 27, 1999, Mr. Kanas and Raymond A. Nielsen met and discussed the material terms of a proposed transaction and the potential prospects of the combined entity. Following this meeting and continuing throughout the next several days, each company conducted due diligence investigation of the other company and the parties' respective outside counsel drafted and negotiated the documentation for a potential merger.

     On August 30, 1999, the North Fork board of directors held a special meeting at which senior management of North Fork reviewed its discussions and negotiations with Reliance regarding the proposed transaction, as well as the results of its due diligence investigation of Reliance. Senior management of North Fork and North Fork's financial advisor reviewed with the North Fork board of directors financial information with respect to Reliance, the proposed merger and the combination of both JSB and Reliance with North Fork. Also at this meeting, counsel to North Fork reviewed with the North Fork board of directors the terms of the merger agreement and the stock option agreement. After questions by and discussion among the members of the North Fork board of directors, and after consideration of the factors described under

"-- North Fork's Reasons for the Merger," the North Fork board of directors voted unanimously to approve the merger agreement and the transactions contemplated by the merger agreement, as well as the stock option agreement.

     On August 30, 1999, the board of directors of Reliance held a special meeting at which senior management, Reliance's outside counsel and representatives of Sandler O'Neill presented the results of the due diligence investigation of North Fork and the terms of the proposed merger which had been negotiated between the parties. Reliance's outside counsel reviewed the provisions of the merger agreement and the stock option agreement. Counsel also reviewed with the board of directors their fiduciary duties and responsibilities with respect to their consideration of the proposed transaction and the related agreements. Sandler O'Neill presented an overview of Reliance's recent performance, merger market pricing, potential merger candidates, financial information with respect to North Fork and JSB Financial and comparative financial information with respect to a combination involving Reliance and North Fork, a combination involving North Fork, Reliance and JSB Financial and other potential merger and acquisition transactions. Sandler O'Neill rendered its opinion that, as of that date, the proposed exchange ratio was fair to the stockholders of Reliance from a financial point of view. After extensive discussion of the information presented, the strategic alternatives available and the fiduciary duties and obligations of the board of directors, the Reliance board of directors voted unanimously to approve the merger agreement, the stock option agreement and the transactions contemplated by such agreements.

     Following the completion of the Reliance board of directors meeting on August 30, 1999, North Fork and Reliance entered into the merger agreement and the stock option agreement.

NORTH FORK'S REASONS FOR THE MERGER

     In reaching its decision to approve the merger agreement, the North Fork board of directors consulted with management of North Fork, as well as with its legal and financial advisors, and considered the following material factors:

     - The overall strategic focus of North Fork and the opportunities for growth by North Fork in the market areas where Reliance conducts business, including the fact that the merger would enhance North Fork's market penetration in Long Island, with Reliance Federal's 29 branch banking offices in Queens, Nassau and Suffolk counties, and would improve North Fork's retail banking franchise by adding 160,000 retail customers and $1.6 billion in deposits.

     - The anticipated financial effects of the merger, including an estimated $14.86 million in cost savings, $3.45 million in revenue enhancements and $2.07 million in tax efficiencies, each on an after-tax basis, expected to result from the merger, and the expectation that the merger and the JSB merger would be immediately accretive to North Fork's GAAP and cash earnings per share in 2000 by 5% and 9%, respectively, based on I/B/E/S International Inc. estimates for North Fork and Reliance and estimates published by Zacks Investment Research, Inc. for JSB and North Fork management's estimates for cost savings, revenue enhancements and other efficiencies to be achieved following the merger and the JSB merger. On a pro forma basis, giving effect to the merger and the JSB merger as of June 30, 1999, North Fork would have total assets of $15.5 billion, deposits of $9.2 billion, shareholders' equity of $1.2 billion, stated and tangible book value per share of approximately $7.21 and $5.16, respectively, and a leverage ratio of 7.47%. North Fork management expects to reduce the number of Reliance employees by 154 full-time and 36 part-time and to close six branch offices, two of which will be merged with existing JSB branch offices. The North Fork board of directors was advised in this regard that North Fork expected to incur an after-tax restructuring charge of approximately $41.44 million in connection with the completion of the merger. The combined company's ability to achieve these cost savings, revenue enhancements and other results depends on various factors, a number of which will be beyond its control, and there can be no assurance that such results will be achieved. See "Management and Operations Following the Merger and the JSB Financial Merger" on page 54 and "Forward-Looking Statements" on page 74.

     - The North Fork board's review, based on a presentation by North Fork's management, of the business, operations, earnings and financial condition of Reliance on an historical and prospective basis.

     - The complementary strategic and financial aspects of the Reliance transaction and the JSB Financial transaction, including the fact that the Reliance transaction would provide North Fork with a means of utilizing excess capital and reissuing treasury stock in order to allow its pending acquisition of JSB Financial to qualify for pooling-of-interests accounting treatment.

     - The terms of the merger agreement and the stock option agreement, including the exchange ratio, which, based on the closing stock price for North Fork prior to the announcement of the transaction, provided for price-to-book value per share and price-to-estimated year 2000 earnings per share multiples of 1.90x and 15.2x, respectively. The North Fork board of directors was advised in this regard that the exchange ratio was subject to possible upward adjustment under the circumstances set forth in the merger agreement. See "-- Termination of the Merger Agreement" on page 43.

     - The current and prospective economic, competitive and regulatory environment facing financial institutions and their competitors generally, and North Fork in particular.

     - The North Fork board's familiarity with and review of North Fork's business, operations, financial condition, earnings and prospects, including its potential growth and profitability and the associated business risks.

     - The expectation that the merger would be treated as a tax-free reorganization for federal income tax purposes and would be accounted for as a purchase.

     - The financial information with respect to the proposed transaction reviewed by Donaldson, Lufkin & Jenrette Securities Corporation with the North Fork board of directors.

     - The views of North Fork's management concerning the likelihood of receiving all regulatory approvals required for the merger.

     - The terms of the stock option granted by Reliance to North Fork and the provisions of the merger agreement restricting Reliance's ability to solicit competing bids, and the potential effect that these provisions may have on competing offers for Reliance.

     In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, North Fork's board of directors did not find it practicable to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. North Fork's board of directors considered all of the factors described above together, including through discussions with and questioning of North Fork's management and North Fork's legal and financial advisors. In considering the factors described above, individual members of North Fork's board of directors may have given different weight to different factors.

RECOMMENDATION OF THE RELIANCE BOARD AND REASONS FOR THE MERGER

     THE RELIANCE BOARD OF DIRECTORS BELIEVES THE TERMS OF THE MERGER AGREEMENT, WHICH ARE THE PRODUCT OF ARM'S-LENGTH NEGOTIATION, ARE FAIR TO AND IN THE BEST INTERESTS OF RELIANCE AND ITS STOCKHOLDERS. ACCORDINGLY, THE RELIANCE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT RELIANCE STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER. In the course of reaching its determination, the Reliance board of directors consulted with special legal counsel with respect to its legal duties and the terms of the merger agreement and the stock option agreement. The Reliance board of directors also consulted with its financial advisor with respect to the financial aspects and fairness of the transaction from a financial point of view, and with senior management regarding, among other things, operational matters.

     In reaching its determination to approve the merger agreement and the stock option agreement, the Reliance board of directors considered the following material factors:

          (1) Reliance's past operating strategy, its results of operations, its competitive position in the regional market for banking and financial services companies; the competitive environment facing thrifts and financial institutions nationally and in Reliance's market area; the trend toward consolidation of the financial services industry; and likely effect such factors would have on the future growth and profitability of Reliance as a stand alone entity;

          (2) the potential for Reliance to increase its profitability and the value of its franchise through in-market acquisitions and internal growth, the availability of attractive acquisition opportunities and merger partners operating in its market area, and Reliance's prospects for future geographic growth and product diversification;

          (3) the Reliance board's review, based in part on presentations by Reliance's management and advisors, of North Fork's business, financial condition, results of operations and management, the performance of North Fork common stock on both an historical and prospective basis, the overall strategic fit between Reliance and North Fork, the opportunities for operating efficiencies that could result from the merger (including an estimated reduction in general and administrative expenses of 60% and an estimated pre-tax savings for the year 2000 of $21.5 million) and the respective financial contributions that Reliance and North Fork would bring to a combined institution with respect to market capitalization, assets and liabilities, net income of the parties over the past four quarters and estimated net income for 1999 and 2000. Based on June 30, 1999 financial information, Reliance will contribute $2.45 billion in assets, which will constitute 15.72% of the combined entity, $2.28 billion in liabilities, which will constitute 16.01% of the combined entity, and $290 million in market capitalization, which will constitute 8.11% of the combined entity, and North Fork's pro forma total assets, liabilities and market capitalization will increase to approximately $15.6 billion, $14.2 billion and $3.58 billion, respectively;

          (4) the Reliance board's review, based in part on presentations by Reliance's management and advisors, of JSB Financial's business, financial condition, results of operations, the performance of JSB Financial's common stock on both an historical and prospective basis, the strategic fit between North Fork and JSB Financial and the opportunities for operating efficiencies and more effective deployment of capital that could result from the merger between North Fork and JSB Financial, and the respective financial contributions and potential for further operational efficiencies that Reliance will bring to a combination of North Fork and JSB Financial. By acquiring JSB, North Fork will gain an additional branch in Nassau County, New York and, based on June 1999 data, will increase its market share from 2.9% to 3.79%. The further acquisition of Reliance will add 13 additional branches and 2.3% of market share for a combined 6.09% market share in Nassau County, based on June 1999 data. Although the acquisition of JSB will not change its ranking among financial institutions in Nassau County, based on market share, the acquisition of Reliance will increase that ranking from number 11 to number 9.

           With the acquisition of JSB, North Fork will gain an additional 10 branches in Queens County, New York and based on June 1999 data, will increase its market share from 5.23% to 7.96%. The further acquisition of Reliance will add 7 additional branches and 1.56% market share for a combined market share in Queens County of 9.52% based on June 1999 data. The acquisition of JSB will increase North Fork's ranking in Queens County, based on market share, from number 6 to number 4. The acquisition of Reliance will not change its ranking in Queens County. While the Reliance board of directors did not consider specific information regarding branch closings and employee terminations, North Fork anticipates six branch closings and the termination of 154 full-time and 36 part-time employees;

          (5) the Reliance board's review of the historical and prospective market prices of Reliance common stock compared to the merger consideration, and the expectation of the Reliance board that the merger will provide holders of Reliance common stock with the opportunity to receive a fixed number of shares which represent a premium over the historical trading prices for their shares and that the receipt of North Fork common stock by the Reliance stockholders in the merger would be on a tax-free basis for federal income tax purposes (except with respect to cash received in lieu of fractional shares). On August 27,

     1999, Reliance stock closed at $33.88 while North Fork stock closed at $19.06. The exchange ratio of two shares of North Fork stock for one share of Reliance stock would result in a value of $38.12 per share of Reliance stock representing a premium of $4.24 as of that date;

          (6) the Reliance board's belief that, among the potential in-market merger partners identified by Reliance with the assistance of its financial advisors and management, North Fork has a strong financial and capital position and that North Fork common stock to be received by Reliance's stockholders represented an investment with substantial capacity for future long-term market value growth to such stockholders;

          (7) the complementary geographic areas served by North Fork, Reliance and JSB Financial described in factor (4) and the operating efficiencies that are anticipated from a merger between all such parties;

          (8) the strength of North Fork's management and board of directors, which the Reliance board of directors recognized would be augmented by Raymond A. Nielsen, Reliance's President and Chief Executive Officer;

          (9) the review by the Reliance board of directors with its legal and financial advisors of the terms and conditions of the merger agreement, including the exchange ratio, the ability of Reliance to terminate the merger agreement under certain circumstances if the value of North Fork common stock declines significantly (see "-- Termination of the Merger Agreement" on page 43), the obligation of North Fork to appoint one member of the Reliance board of directors to the North Fork board of directors and to create an advisory board for the remaining Reliance board members to advise North Fork with respect to deposit and lending activities in Reliance's former market area and to maintain and develop customer relationships, and the interests of certain other persons in the merger (see "-- Interests of Certain Persons in the Merger" on page 48);

          (10) the written opinion of Sandler O'Neill that, as of August 30, 1999, the exchange ratio pursuant to the merger agreement was fair to Reliance stockholders from a financial point of view (see "-- Opinion of Reliance's Financial Advisor" on page 26); and

          (11) the likelihood of the merger being approved by the appropriate regulatory authorities, including factors such as market share analyses, Community Reinvestment Act ratings and the estimated pro forma financial impact of the transaction on North Fork.

     In reaching its determination to approve and recommend the merger agreement, the Reliance board of directors did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

OPINION OF RELIANCE'S FINANCIAL ADVISOR

     By letter agreement dated as of August 19, 1999, Reliance retained Sandler O'Neill as an independent financial advisor in connection with Reliance's consideration of a possible business combination with a second party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

     Sandler O'Neill acted as financial advisor to Reliance in connection with the merger and participated in certain of the negotiations leading to the merger agreement. At the request of the Reliance board of directors, representatives of Sandler O'Neill attended the August 30, 1999 meeting of the Reliance board of directors at which the board of directors considered and approved the merger agreement. At the meeting, Sandler O'Neill delivered to the Reliance board of directors its oral opinion, subsequently confirmed in writing, that, as of that date, the exchange ratio was fair to the Reliance stockholders from a financial point of view. Sandler O'Neill has also delivered to the Reliance board of directors a written opinion dated the date of this proxy statement-prospectus which is substantially identical to the August 30, 1999 opinion. THE FULL TEXT OF SANDLER O'NEILL'S

OPINION IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT-PROSPECTUS. THE OPINION OUTLINES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SANDLER O'NEILL IN RENDERING THE OPINION. THE OPINION IS INCORPORATED BY REFERENCE INTO THIS DESCRIPTION AND THIS DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. RELIANCE STOCKHOLDERS ARE URGED TO CAREFULLY READ THE OPINION IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER.

     SANDLER O'NEILL'S OPINION WAS DIRECTED TO THE RELIANCE BOARD OF DIRECTORS AND WAS PROVIDED TO THE BOARD OF DIRECTORS FOR ITS INFORMATION IN CONSIDERING THE MERGER. THE OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO TO RELIANCE STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF RELIANCE TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND IS NOT A RECOMMENDATION TO ANY RELIANCE STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER RELATED MATTER.

     In rendering its August 30, 1999 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting only certain factors and analyses, or attempting to ascribe relative weights to some or all factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Reliance or North Fork and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of North Fork and Reliance and the companies to which they are being compared.

     The earnings projections for Reliance and North Fork relied upon by Sandler O'Neill in its analyses were reviewed with management and were based upon internal projections of Reliance and North Fork for the years ending December 31, 1999 and 2000 and, in the case of North Fork, included the pro forma impact of North Fork's pending acquisition of JSB on a pooling-of-interests accounting basis. For periods after 2000, Sandler O'Neill assumed, with the consent of the respective managements of Reliance and North Fork, an annual growth rate on earning assets of 4% in the case of Reliance and 6% in the case of North Fork. North Fork also provided to Sandler O'Neill earnings projections for the years 1999 through 2003 which did not give effect to North Fork's pending acquisition of JSB and which assumed an annual growth rate on earning assets of 7.5%. Under these projections, earnings per share were forecasted at $1.64 for 1999, $1.76 for 2000, $1.92 for 2001, $2.09 for 2002 and $2.27 for 2003. Although the
projections were reviewed by Sandler O'Neill, they were not utilized in its analysis because they did not give effect to North Fork's pending acquisition of JSB. The earnings projections furnished to Sandler O'Neill were prepared by the senior managements of Reliance and North Fork for internal purposes only and not with a view towards public disclosure. Those projections were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

     In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Reliance, North Fork and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Reliance common stock or North Fork common stock or the prices at which Reliance common stock or North Fork common stock may be sold at any time.

     Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based on the closing price of North Fork common stock on August 27, 1999 of $19.0625 and an exchange ratio of 2.0, Sandler O'Neill calculated an implied transaction value per share of Reliance common stock of $38.125. The implied aggregate transaction value was approximately $352 million, based upon 9,241,353 fully diluted shares of Reliance common stock outstanding, which was determined using the treasury stock method at the implied value of $38.125. Based upon Reliance's June 30, 1999 financial information, Sandler O'Neill calculated the following ratios:

Implied value/Book value....................................   1.91x
Implied value/Tangible book value...........................   2.79x
Implied value/Last twelve months' GAAP EPS..................  16.87x
Implied value/Last twelve months' cash EPS..................  13.76x

For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share. Sandler O'Neill noted that the implied transaction value represented a 12.6% premium over the August 27, 1999 closing price of Reliance common stock of $33.875.

     Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of Reliance common stock and North Fork common stock, and the relationship between the movements in the prices of Reliance common stock and North Fork common stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the Nasdaq Bank Index and, in the case of Reliance, the median performance of a composite group of publicly traded regional savings institutions selected by Sandler O'Neill and, in the case of North Fork, the median performance of a composite group of publicly traded regional commercial banks selected by Sandler O'Neill. During the one year period ended August 27, 1999, the Reliance common stock outperformed each of the indices to which it was compared and the North Fork common stock underperformed each of the indices to which it was compared.

                                                  BEGINNING INDEX VALUE    ENDING INDEX VALUE
                                                     AUGUST 27, 1998        AUGUST 27, 1999
                                                  ---------------------    ------------------
Reliance........................................         100.00%                 141.88%
Reliance Composite Group........................         100.00%                 106.35%
Nasdaq Bank Index...............................         100.00%                 104.32%
S&P 500 Index...................................         100.00%                 129.32%
North Fork......................................         100.00%                  89.71%
North Fork Composite Group......................         100.00%                 100.97%
Nasdaq Bank Index...............................         100.00%                 104.32%
S&P 500 Index...................................         100.00%                 129.32%

     Comparable Company Analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information for Reliance and two groups of savings institutions selected by Sandler O'Neill. The "regional group" consisted of Reliance and the following 10 publicly traded regional savings institutions:

Commonwealth Bancorp, Inc.              Dime Community Bancshares, Inc.
First Sentinel Bancorp, Inc.            Haven Bancorp, Inc.
Independence Community Bank Corp.       Queens County Bancorp, Inc.
Richmond County Financial Corp.         Roslyn Bancorp, Inc.
Staten Island Bancorp, Inc.             WSFS Financial Corp.

The "highly valued group" consisted of the following 10 publicly traded savings institutions that had a return on average equity (based on last twelve months' earnings) of greater than 14% and a price to tangible book value of greater than 160%:

Andover Bancorp, Inc.                   First Federal Capital Corp.
First Financial Holdings, Inc.          Flagstar Bancorp, Inc.
InterWest Bancorp, Inc.                 MAF Bancorp, Inc.
Queens County Bancorp, Inc.             Washington Federal, Inc.
Webster Financial Corp.                 WSFS Financial Corp.

The analysis compared publicly available financial information for Reliance for each of the fiscal years ended June 30, 1994 through 1999 and the median data for each of the regional and highly valued groups as of and for each of the years ended December 31, 1994 through 1998 and as of and for the twelve months ended June 30, 1999. The table below sets forth the comparative data as of and for the twelve months ended June 30, 1999.

                                                                                         HIGHLY
                                                       RELIANCE     REGIONAL GROUP    VALUED GROUP
                                                      ----------    --------------    ------------
Total assets........................................  $2,451,773      $2,451,773       $2,240,264
Annual growth rate of total assets..................     (1.37)%          23.45%            7.66%
Tangible equity/total assets........................       4.78%           7.71%            6.39%
Intangible assets/total equity......................      31.67%           4.81%            3.98%
Net loans/total assets..............................      39.73%          48.68%           74.09%
Cash & securities/total assets......................      56.09%          38.90%           23.28%
Gross loans/total deposits..........................      63.46%          88.35%          121.95%
Total borrowings/total assets.......................      26.61%          27.46%           27.81%
Non-performing assets/total assets..................        .26%            .26%             .54%
Loan loss reserve/gross loans.......................        .93%           1.05%             .75%
Net interest margin.................................       2.95%           3.35%            3.12%
Loan loss provision/average assets..................        .03%            .05%             .04%
Non-interest income/average assets..................        .33%            .33%             .77%
Non-interest expense/average assets.................       1.65%           1.85%            2.15%
Efficiency ratio....................................      46.77%          45.96%           53.31%
Return on average assets............................        .81%           1.02%            1.20%
Return on average equity............................      11.15%           8.30%           16.45%
Price/tangible book value per share.................        248%            176%             198%
Price/earnings per share............................      14.99x          17.23x           11.89x
Dividend yield......................................       2.30%           1.96%            2.13%
Dividend payout ratio...............................      34.51%          30.36%           28.44%

     Similarly, Sandler O'Neill used publicly available information to compare selected financial and market trading information for North Fork and two groups of commercial banks selected by Sandler O'Neill. The "regional group" consisted of North Fork and the following 10 publicly traded regional commercial banks:

Commerce Bancorp, Inc.                  Fulton Financial Corp.
Hudson United Bancorp                   Keystone Financial, Inc.
Mercantile Bankshares Corp.             M&T Bank Corp.
Riggs National Corp.                    Summit Bancorp
Valley National Bancorp                 Wilmington Trust Corp.

The "highly valued group" consisted of North Fork and the following 11 publicly traded regional commercial banks that had a return on average equity (based on last twelve months' earnings) of greater than 18% and a price to tangible book value of greater than 280%:

AmSouth Bancorp                         CCB Financial Corp.
City National Corp.                     Commerce Bancorp, Inc.
Cullen/Frost Bankers, Inc.              First Tennessee National Corp.
National Commerce Bancorp               Old Kent Financial Corp.
Synovus Financial Corp.                 TCF Financial Corp.
Wilmington Trust Corp.

The analysis compared publicly available financial information for North Fork and the median data for each of the regional and highly valued groups as of and for each of the years ended December 31, 1994 through 1998 and as of and for the twelve months ended June 30, 1999. The table below sets forth the comparative data as of and for the twelve months ended June 30, 1999. North Fork balance sheet items for the June 30, 1999 period have been adjusted to reflect the pro forma impact of its pending acquisition of JSB on a pooling-of-interests accounting basis.

                                                                                         HIGHLY
                                                     NORTH FORK     REGIONAL GROUP    VALUED GROUP
                                                     -----------    --------------    ------------
Total assets.......................................  $13,142,306      $6,838,456       $9,042,018
Annual growth rate of total assets.................       32.52%           5.30%           11.02%
Tangible equity/ total assets......................        8.35%           6.68%            6.06%
Intangible assets/total equity.....................        6.96%           6.96%           11.12%
Net loans/total assets.............................       54.62%          65.79%           64.48%
Cash & securities/total assets.....................       42.51%          28.82%           27.54%
Gross loans/total deposits.........................       95.45%          91.22%           92.02%
Total borrowings/total assets......................       29.67%          14.89%           18.79%
Non-performing assets/total assets.................         .08%            .31%             .27%
Loan loss reserve/gross loans......................        1.04%           1.49%            1.39%
Net interest margin................................        4.36%           4.31%            4.44%
Loan loss provision/average assets.................         .04%            .15%             .21%
Non-interest income/average assets.................         .49%           1.34%            2.07%
Non-interest expense/average assets................        1.48%           2.76%            3.66%
Efficiency ratio...................................       32.75%          51.49%           56.61%
Return on average assets(1)........................        2.07%           1.46%            1.60%
Return on average equity(1)........................       25.79%          17.26%           19.39%
Price/tangible book value per share................         367%            290%             387%
Price/earnings per share(1)........................       12.14x          15.61x           15.93x
Dividend yield.....................................        3.67%           3.05%            2.19%
Dividend payout ratio(1)...........................       44.59%          44.59%           39.65%

---------------
(1) Based upon net income normalized to exclude the impact of nonrecurring expense.

     Analysis of Selected Merger Transactions. Sandler O'Neill reviewed certain other transactions announced from January 1, 1999 to August 29, 1999 involving publicly traded savings institutions as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed 32 transactions announced nationwide and six transactions announced in the Mid-Atlantic region, comprised of Washington D.C., Delaware, Maryland, New Jersey, New York and Pennsylvania. Sandler O'Neill reviewed the multiples of transaction value to last four quarters' earnings, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits, transaction value to total assets and premium to current market price, and computed high, low, mean and median multiples and premiums for the respective groups of transactions. These multiples were applied to Reliance's financial information as of and for the twelve months ended June 30, 1999. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of Reliance common stock of $23.72 to $54.08 based upon the median multiples for nationwide transactions and $21.73 to $61.66 based upon the median multiples for Mid-Atlantic transactions. As calculated by Sandler O'Neill, the implied transaction value per share of Reliance common stock in the merger as of August 27, 1999 was $38.125, which was within the range of values for the 32 transactions reviewed.

                                                                                    IMPLIED VALUE
                                                        RANGE OF        MEDIAN     BASED ON MEDIAN
NATIONWIDE TRANSACTIONS                                MULTIPLES       MULTIPLE       MULTIPLE
-----------------------                              --------------    --------    ---------------
Deal price/LTM EPS.................................  47.8x - 12.9x       23.9x         $54.08
Deal price/Book value..............................  3.72x - 1.02x       1.74x          34.71
Deal price/tangible book value.....................  3.98x - 1.02x       1.74x          23.72
Tangible book premium/core deposits................  38.3% - 2.6%        11.8%          31.77
Deal price/total assets............................  36.8% - 10.9%       19.8%          52.82
Implied transaction value..........................       N/A             N/A           38.13

                                                                                    IMPLIED VALUE
                                                        RANGE OF        MEDIAN     BASED ON MEDIAN
MID-ATLANTIC TRANSACTIONS                              MULTIPLES       MULTIPLE       MULTIPLE
-------------------------                            --------------    --------    ---------------
Deal price/LTM EPS.................................  47.8x - 13.72x      27.3x         $61.66
Deal price/Book value..............................  2.15x - 1.28x       1.58x          31.63
Deal price/tangible book value.....................  2.20x - 1.28x       1.59x          21.73
Tangible book premium/core deposits................  23.6% - 6.0%        11.5%          31.21
Deal price/total assets............................  36.8% - 14.9%       16.8%          44.94
Implied transaction value..........................       N/A             N/A           38.13

     In considering the results of the above analysis and in discussing the analysis with Reliance's board of directors, Sandler O'Neill considered the range of values suggested by its analysis as a whole, noting that the implied transaction value was within the range of values suggested by the analysis. Sandler O'Neill noted that the implied transaction value was at the low end of the range of values suggested by the analysis based upon LTM earnings per share, but also considered that the implied transaction value was higher than three other transaction value indicators. Sandler O'Neill also considered and discussed with the Reliance board the potential earnings per share accretion for Reliance shareholders that would be expected to result from the transaction. See "Pro Forma Merger Analysis" below.

     Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividends of Reliance through June 30, 2004 under various circumstances, assuming Reliance's current dividend payout ratio and that Reliance performed in accordance with the earnings forecasts reviewed with management. To approximate the terminal value of Reliance common stock at June 30, 2004, Sandler O'Neill applied price/earnings multiples ranging from 10x to 20x and applied multiples of tangible book value ranging from 100% to 350%. Sandler O'Neill chose the tangible book multiples taking into consideration transaction multiples of 101.60% to 397.87% for Nationwide Transactions and 160.20% to 476.19% for Mid-Atlantic transactions. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Reliance common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Reliance common stock of $18.66 to $43.95 when applying the price/earnings multiples and $15.73 to $58.07 when applying multiples of tangible book value. As calculated by Sandler O'Neill, the implied transaction value per share of Reliance common stock in the merger as of August 27, 1999 was $38.125, which was within the range of values as calculated above.

                PRICE/EARNINGS MULTIPLES    TANGIBLE BOOK VALUE MULTIPLES
                -------------------------   -----------------------------
DISCOUNT RATE       10X           20X           1.0X            3.5X
-------------   -----------   -----------   -------------   -------------
      9%          $24.16        $43.95         $20.22          $58.07
     11            22.14         40.09          18.58           52.91
     13            20.31         36.60          17.08           48.24
     15            18.66         33.45          15.73           44.01

     In connection with its analysis, Sandler O'Neill considered and discussed with the Reliance board of directors how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

     Pro Forma Merger Analysis. Sandler O'Neill analyzed certain potential pro forma effects of the merger, based upon the exchange ratio of 2.0, North Fork's and Reliance's current and projected income statements and balance sheets as reviewed with management, and assumptions regarding the economic environment, accounting and tax treatment of the merger, charges associated with the merger, operating efficiencies and other adjustments discussed with the senior managements of Reliance and North Fork. As illustrated in the following table, this analysis indicated that in the first full year following the merger, the merger would be accretive to North Fork's earnings per share and cash earnings per share and slightly dilutive to tangible book value per share. The analysis also indicated that, from a Reliance stockholder's perspective, as compared to the projected stand-alone performance of Reliance, the merger would be accretive to Reliance's projected earnings per share and dividends, but dilutive to Reliance's tangible book value per share for the year ending December 31, 2000. The actual results achieved by North Fork and Reliance may vary from projected results and the variations may be material.

                                                   NORTH FORK                      RELIANCE
                                           ---------------------------    ---------------------------
YEAR ENDING DECEMBER 31, 2000              STAND-ALONE(1)    PRO FORMA    STAND-ALONE    PRO FORMA(2)
-----------------------------              --------------    ---------    -----------    ------------
Projected EPS............................      $1.78           $1.79        $ 2.64          $ 3.58
Projected cash EPS.......................       1.83            1.90            NM              NM
Projected tangible book value............       8.62            8.01         17.07           16.03
Projected dividend.......................        .72             .72           .96            1.43
Projected leverage capital ratio.........      11.90%           9.76%           NM              NM

                                                   NORTH FORK                      RELIANCE
                                           ---------------------------    ---------------------------
YEAR ENDING DECEMBER 31, 2001              STAND-ALONE(1)    PRO FORMA    STAND-ALONE    PRO FORMA(2)
-----------------------------              --------------    ---------    -----------    ------------
Projected EPS............................      $1.94           $1.95         $2.79          $3.90
Projected cash EPS.......................       1.99            2.06            NM             NM
Projected tangible book value............       9.83            9.37         19.50          18.74
Projected dividend.......................       0.78            0.78          1.02           1.56
Projected leverage capital ratio.........      12.47%          10.47%           NM             NM

---------------
(1) Includes the pro forma impact of North Fork's pending acquisition of JSB on a pooling-of-interests accounting basis.

(2) Determined by multiplying the North Fork values by the fixed exchange ratio of 2.0.

     Contribution Analysis. Sandler O'Neill reviewed the relative contributions to be made by Reliance and North Fork to the combined institution based on data at and for the twelve months ended June 30, 1999. This analysis indicated that the implied contributions to the combined entity were as follows:

                                                              RELIANCE    NORTH FORK(1)
                                                              --------    -------------
Total assets................................................    15.7%         84.3%
Total net loans.............................................    12.0          88.0
Goodwill....................................................    39.8          60.2
Total deposits..............................................    16.9          83.1
Total borrowings............................................    14.6          85.4
Tangible equity.............................................     9.7          90.3
Total equity................................................    12.7          87.3
Normalized GAAP earnings for the quarter ended June 30,
  1999......................................................     7.5          92.5
Normalized cash earnings for the quarter ended June 30,
  1999......................................................     8.7          91.3
Percentage of pro forma shares owned(2).....................     9.4          90.6

---------------
(1) Includes the pro forma impact of North Fork's pending acquisition of JSB on a pooling-of-interests accounting basis.

(2) Determined using a fixed exchange ratio of 2.0.

     In connection with rendering its August 30, 1999 opinion, Sandler O'Neill reviewed, among other things: (1) the merger agreement and exhibits thereto; (2) the stock option agreement, dated August 30, 1999, between Reliance and North Fork; (3) certain publicly available financial statements of Reliance and other historical financial information provided by Reliance that they deemed relevant;
(4) certain publicly available financial statements of North Fork and other historical financial information provided by North Fork that they deemed relevant; (5) certain publicly available financial statements of JSB that they deemed relevant; (6) certain internal financial analyses and forecasts of Reliance prepared by and reviewed with management of Reliance and the views of senior management of Reliance, based on certain limited discussions with certain members of senior management, regarding Reliance's past and current business, financial condition, results of operations and future prospects; (7) certain internal financial analyses and forecasts of North Fork prepared by and reviewed with management of North Fork and the views of senior management of North Fork, based on certain limited discussions with certain members of senior management, regarding North Fork's past and current business, financial condition, results of operations and future prospects, including the impact of North Fork's pending acquisition of JSB; (8) the pro forma impact of the merger; (9) the publicly reported historical price and trading activity for Reliance's and North Fork's common stock, including a comparison of certain financial and stock market information for Reliance and North Fork with similar publicly available information for certain other companies the securities of which are publicly traded; (10) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (11) the current market environment generally and the banking environment in particular; and (12) such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

     In connection with rendering its updated opinion included as Appendix C to this proxy statement-prospectus, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its August 30, 1999 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the other factors considered in rendering its opinion.

     In performing its reviews and analyses, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill did not assume any responsibility or liability for independently verifying the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Reliance or North Fork or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Reliance or North Fork, nor has it reviewed any individual credit files relating to Reliance or North Fork. With Reliance's consent, Sandler O'Neill has assumed that the respective allowances for loan losses for both Reliance and North Fork are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of Reliance or North Fork. With respect to all financial projections reviewed with each company's management and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Reliance and North Fork and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based. With respect to North Fork's pending acquisition of JSB, Sandler O'Neill, with Reliance's consent, made no independent investigation of JSB and relied solely on information and analyses provided by North Fork with respect to JSB and the merger.

     Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with Reliance's consent, that there has been no material change in Reliance's or North Fork's assets, financial condition, results of operations, business or prospects since the date of the last publicly filed financial statements available to them, that Reliance and North Fork will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for using the purchase method of accounting and will qualify as a tax-free reorganization for federal income tax purposes.

     Reliance has agreed to pay Sandler O'Neill a transaction fee in connection with the merger, a substantial portion of which is contingent upon the closing of the merger. Based on the closing price of North Fork common stock on January 7, 2000 (the latest practicable date prior to the date of this proxy statement-prospectus), Reliance would pay Sandler O'Neill a transaction fee of approximately $3.2 million, of which approximately $920,000 has been paid and the balance will be paid when the merger is closed. Reliance has also paid Sandler O'Neill a fee of $200,000 for rendering its fairness opinion. Reliance has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

     Sandler O'Neill has in the past provided certain other investment banking services to Reliance and has received compensation for such services. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may also purchase securities from and sell securities to Reliance and North Fork and may actively trade the equity or debt securities of Reliance and North Fork and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Since January 1, 1998, Reliance has paid Sandler O'Neill an aggregate of approximately $576,000, of which approximately $568,000 is related to Sandler O'Neill's services as placement agent in connection with Reliance's issuance of certain trust preferred securities in May 1998.

CONVERSION OF STOCK

     At the effective time of the merger, each share of Reliance common stock outstanding, other than the shares described in the following sentence, will be converted into the right to receive 2.0 shares of North Fork common stock. Shares of Reliance common stock held by North Fork or Reliance or any subsidiary of either company will not be converted into the right to receive North Fork common stock, except, in both cases, for shares held in a fiduciary capacity for the benefit of third parties and shares held in respect of a debt previously contracted.

     BECAUSE THE EXCHANGE RATIO IS FIXED AND BECAUSE THE MARKET PRICE OF NORTH FORK COMMON STOCK MAY FLUCTUATE PRIOR TO THE EFFECTIVE TIME, THE VALUE OF THE SHARES OF NORTH FORK COMMON STOCK THAT HOLDERS OF RELIANCE COMMON STOCK WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO AND FOLLOWING THE MERGER.

     No fractional shares of North Fork common stock will be issued to any holder of Reliance common stock upon completion of the merger. For each fractional share that would otherwise be issued, North Fork will pay cash in an amount equal to the fraction multiplied by the average of the closing sale prices of North Fork common stock as reported on the NYSE for the 5 consecutive trading days immediately preceding the closing date of the merger. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

     Each share of North Fork common stock issued and outstanding immediately prior to the effective time will remain issued and outstanding as one share of common stock of the combined company immediately after completion of the merger.

     For a description of North Fork common stock and a description of the differences between the rights of the holders of Reliance common stock and holders of North Fork common stock, see "Description of North Fork Capital Stock" on page 65 and "Comparison of Stockholder Rights" on page 66.

TREATMENT OF OPTIONS

     Each outstanding option to acquire Reliance common stock granted under Reliance's stock option and incentive plans will be converted automatically at the effective time of the merger into an option to purchase North Fork common stock and will continue to be governed by the terms of the Reliance stock plan and related grant agreements under which it was granted, except that:

     - The number of shares of North Fork common stock subject to the new North Fork stock option will be equal to the product of the number of shares of Reliance common stock subject to the Reliance stock option and the exchange ratio, rounded to the nearest whole share, and

     - The exercise price per share of North Fork common stock subject to the new North Fork stock option will be equal to the exercise price per share of Reliance common stock under the Reliance stock option divided by the exchange ratio, rounded to the nearest whole cent.

In any event, stock options that are incentive stock options under the Internal Revenue Code of 1986, as amended, will be adjusted in the manner prescribed by the Internal Revenue Code.

EXCHANGE OF STOCK CERTIFICATES

     At or prior to the completion of the merger, North Fork will deposit with a bank or trust company certificates representing the shares of North Fork common stock and the cash in lieu of any fractional shares to be issued in the merger in exchange for outstanding shares of Reliance common stock. The bank or trust company will act as the exchange agent for the benefit of the holders of certificates of Reliance common stock.

     As soon as practicable after the completion of the merger, but in no event later than 3 business days thereafter, a form of transmittal letter will be mailed by the exchange agent to each Reliance stockholder. This transmittal letter will contain instructions for the surrender of certificates representing Reliance common stock in exchange for shares of North Fork common stock and any cash in lieu of fractional shares.

     YOU SHOULD NOT RETURN YOUR RELIANCE COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY AND YOU SHOULD NOT FORWARD THEM TO THE EXCHANGE AGENT UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL AFTER COMPLETION OF THE MERGER.

     Until you surrender your Reliance stock certificates for exchange after completion of the merger, you will accrue but will not be paid any dividends or other distributions declared after the effective time with respect to North Fork common stock into which your shares have been converted. When you surrender your certificates, the combined company will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of Reliance of any shares of Reliance common stock. If certificates representing shares of Reliance common stock are presented for transfer after the completion of the merger, they will be canceled and exchanged for a certificate representing the applicable number of shares of North Fork common stock.

     If a certificate for Reliance common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

EFFECTIVE TIME

     The effective time of the merger will be the time and date indicated on the certificate of merger that we will file with the Secretary of State of the State of Delaware on the day we complete the merger. We will complete the merger on the first day which is both the last business day of the month and at least two business days after all the conditions to the merger set forth in the merger agreement have first been satisfied or waived, unless we agree otherwise.

     We anticipate that the merger will be completed during the first quarter of 2000. However, completion of the merger could be delayed if there is a delay in satisfying any conditions to the merger. There can be no assurances as to whether, or when, North Fork and Reliance will complete the merger. If the merger is not completed on or before June 30, 2000, either North Fork or Reliance may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform its covenants in the merger agreement. See
"-- Conditions to the Completion of the Merger" on page 36 and "-- Regulatory Approvals Required for the Merger" on page 40.

CHANGING THE METHOD OF EFFECTING THE COMBINATION

     North Fork may, at any time, change the method of effecting the combination of Reliance and North Fork. However, no change may (a) alter or change the amount or kind of consideration to be issued to Reliance stockholders as provided for in the merger agreement, (b) adversely affect the tax treatment of Reliance stockholders as a result of receiving the merger consideration, or (c) impede or delay completion of the merger.

CONDITIONS TO THE COMPLETION OF THE MERGER

     Completion of the merger is subject to various conditions. While it is anticipated that all such conditions will be satisfied, there can be no assurance as to whether or when all of such conditions will be satisfied or, where permissible, waived.

     The respective obligations of North Fork and Reliance to complete the merger are subject to the following conditions:

          (1) approval of the merger agreement by Reliance's stockholders;

          (2) receipt of all required regulatory approvals and expiration of all related statutory waiting periods;

          (3) absence of any order, decree or injunction of a court or agency of competent jurisdiction which prohibits the completion of the merger or the bank merger;

          (4) absence of any statute, rule or regulation which prohibits, restricts or makes illegal completion of the merger or the bank merger;

          (5) effectiveness of the registration statement for the North Fork shares to be issued in the merger;

          (6) approval by the NYSE of listing of the shares of North Fork common stock to be issued in the merger, subject to official notice of issuance;

          (7) accuracy of the other party's representations and warranties contained in the merger agreement as of the dates specified therein, except, in the case of most of such representations and warranties, where the failure to be so accurate would not be reasonably likely to have a "material adverse effect" on the party making such representations and warranties (see "-- Representations and Warranties" on page 37), and the performance by the other party of its obligations contained in the merger agreement in all material respects;

          (8) the receipt by such party of an opinion of its counsel substantially to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

          (9) the receipt by the other party of all third-party consents and approvals required to complete the merger, except where failure to obtain such consents or approvals would not have a "material adverse effect" on such party; and

          (10) the absence of any pending proceeding by any government entity seeking an injunction to prevent the merger or the bank merger.

REPRESENTATIONS AND WARRANTIES

     Each of Reliance and North Fork has made representations and warranties to the other in the merger agreement as to, among other things,

     - corporate existence, good standing and qualification to conduct business,
     - due authorization, execution, delivery and enforceability of the merger agreement,
     - capital structure,
     - governmental and third-party consents necessary to complete the merger,
     - absence of any violation of agreements or law or regulation as a result of the merger,
     - compliance with laws,
     - SEC and regulatory filings,
     - financial statements,
     - absence of material adverse changes,
     - derivative transactions,
     - employee benefit matters,
     - environmental matters,
     - asset quality,
     - loan portfolio,
     - tax treatment of the merger,
     - absence of legal proceedings and regulatory actions,
     - fees payable to financial advisors in connection with the merger,
     - tax matters, and
     - "Year 2000" matters.

North Fork has also made representations and warranties to Reliance with respect to the validity of the shares of North Fork common stock to be issued in connection with the merger. Reliance has also made representations and warranties to North Fork with respect to (i) material contracts, (ii) investment securities, (iii) inapplicability of state anti-takeover laws, (iv) receipt of a fairness opinion, (v) changes to Reliance's rights plan to prevent a triggering of such plan and (vi) equity and real estate investments.

     Most of the representations and warranties of the parties will be deemed to be true and correct unless the totality of any facts, circumstances or events inconsistent with any such representations or warranties has had or would be reasonably likely to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the party making such representations and warranties and its subsidiaries taken as a whole or on the ability of such party and its subsidiaries to consummate the transactions contemplated by the merger agreement. In determining whether a material adverse effect has occurred or is likely, the parties will disregard any effects resulting from any (i) changes in banking laws, rules or regulations, (ii) changes in generally accepted accounting principles or regulatory accounting principles that apply to banks, thrifts or their holding companies generally, and (iii) changes in interest rates, except in each case to the extent that any such changes affect a party to a materially greater extent than they affect banks, thrifts or their holding companies generally, and, with respect to clause (iii), except to the extent such changes have had a material adverse effect on the credit quality of such party's assets.

CONDUCT OF BUSINESS PENDING THE MERGER

     Each of the parties has agreed, during the period from the date of the merger agreement to the completion of the merger (except as expressly provided in the merger agreement and except to the extent required by law or regulation or by regulatory authorities), to conduct its business in the ordinary course consistent with past practice, and Reliance has agreed to use its best efforts to:

     - preserve its business organization and that of its subsidiaries intact,

     - keep available to itself and to North Fork the present services of the employees of Reliance and its subsidiaries, and

     - preserve for itself and North Fork the goodwill of its customers and its subsidiaries' customers and others with whom business relationships exist.

     In addition, each of the parties has agreed that it will not, and will not permit any of its subsidiaries to, without the prior consent of the other party,

          (1) effect any change in its certificate of incorporation or bylaws, except that North Fork may increase its authorized capital stock and change the par value of its common stock;

          (2) take any action that is intended or may reasonably be expected to result in any of such parties' representations and warranties being or becoming untrue in any material respect, or in any conditions to the merger not being satisfied;

          (3) in the case of Reliance, declare or pay any dividend or make any distribution on its capital stock, other than normal quarterly dividends not in excess of $.21 per share, and in the case of North Fork, declare or pay any extraordinary or special dividends or make any extraordinary or special distributions on its capital stock;

          (4) except as required by generally accepted accounting principles, change its methods of accounting; or

          (5) take or cause to be taken any action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     Reliance has agreed to additional covenants that place restrictions on the conduct of the business of Reliance and its subsidiaries, including specific covenants providing that Reliance and its subsidiaries will not, without the prior consent of North Fork,

          (1) (i) split, combine or reclassify any share of its capital stock;
     (ii) redeem or otherwise acquire any shares of capital stock of Reliance or any of its subsidiaries; or (iii) issue or sell, or authorize the issuance or sale of, any shares of Reliance capital stock or any securities convertible into, or any rights or options to acquire, any such shares, except for the issuance of Reliance common stock upon the exercise of outstanding options issued under employee benefit plans, programs or arrangements in accordance with their present terms;

          (2) enter into any new line of business;

          (3) other than in the ordinary course of business consistent with prudent banking practices, incur any indebtedness for borrowed money or assume or guarantee the obligations of any third party;

          (4) acquire or agree to acquire any business or any corporation, partnership or other business organization or division thereof, or acquire any assets which would be material to Reliance, other than in connection with foreclosures, settlements in lieu of foreclosures or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

          (5) make any capital expenditures, other than in the ordinary course of business or as necessary to maintain existing assets in good repair and which do not exceed $500,000 in the aggregate;

          (6) make any equity investment or commitment to invest in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosures or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

          (7) except as required by applicable law or as required to maintain qualification pursuant to the Internal Revenue Code of 1986, as amended, adopt, amend, renew or terminate any employee benefit plan or any agreement, arrangement, plan or policy between Reliance or any of its subsidiaries and any of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice or as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement in effect as of the date of the merger agreement;

          (8) other than in prior consultation with North Fork, restructure or materially change its investment securities portfolio or the manner in which the portfolio is classified or reported;

          (9) file any application to relocate or terminate the operations of any banking office of Reliance Federal;

          (10) other than in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights; or

          (11) create, renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space.

     After entering into the merger agreement, Reliance, with the consent of North Fork, amended the employment agreements and change in control agreements among Reliance and certain of its executive officers to provide for possible acceleration of the timing of certain payments under those agreements. See
"-- Interests of Certain Persons in the Merger" on page 48.

NO SOLICITATION BY RELIANCE

     Reliance has agreed that it will not authorize its officers, directors or agents to (i) solicit, initiate or encourage or facilitate any inquiries or the making of any "takeover proposal," (ii) recommend or endorse any takeover proposal, or (iii) engage in any negotiations or discussions with, or provide any confidential information to, any person relating to any takeover proposal. "TAKEOVER PROPOSAL" means any tender or exchange offer or proposal for a merger or other business combination involving, or any proposal or offer to acquire in any manner a substantial portion of the assets of or a substantial equity interest in, Reliance or any of its subsidiaries, other than transactions contemplated by the merger agreement or the stock option agreement.

     However, under the merger agreement, Reliance is permitted to furnish information to, and enter into discussions or negotiations with, a third party making a takeover proposal if:

     - Reliance receives from such third party an unsolicited "superior proposal" of the type described below prior to the approval of the merger agreement by Reliance stockholders,

     - the Reliance board of directors concludes in good faith, after receiving advice from its outside counsel, that Reliance must do so in order to comply with its fiduciary duties under applicable law, and

     - prior to doing so, Reliance enters into reasonably customary confidentiality and standstill agreements with such third party.

     Reliance is required to notify North Fork immediately if any such negotiations or discussions are sought to be initiated or continued in respect of any such takeover proposal, together with all of the relevant details of the negotiations or discussions. Reliance also may communicate information about any takeover proposal to its stockholders if its board of directors determines, based on advice of outside counsel, that such communication is required under applicable law.

     "SUPERIOR PROPOSAL" means any bona fide written takeover proposal for all outstanding shares of Reliance common stock

     - on terms that the Reliance board of directors determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the takeover proposal deemed relevant by the board, including the consideration to be paid, any break-up fees, expense reimbursement provisions, conditions to consummation, and the ability of the party making such proposal to obtain financing therefor) are more favorable from a financial point of view to Reliance stockholders than the merger, and

     - that constitutes a transaction that, in the good faith judgment of the Reliance board of directors, is reasonably likely to be consummated on its terms, taking into account all legal, financial, regulatory and other aspects of such proposal.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

     Completion of the merger and the bank merger is subject to a number of regulatory approvals and consents.

     The merger is subject to the prior approval of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC ACT"), and regulations of the Federal Reserve Board, which approval was granted on January 10, 2000. In reviewing applications under the BHC Act, the Federal Reserve
Board:

     - considers whether the merger can reasonably be expected to produce benefits to the public that outweigh possible adverse effects, and

     - evaluates the financial and managerial resources of North Fork, including its subsidiaries, and any company to be acquired, and the effect of the merger on those resources.

     The bank merger is subject to the prior approval of the FDIC under the Bank Merger Act, which approval was granted on December 30, 1999. In reviewing applications under the Bank Merger Act, the FDIC must consider, among other factors, the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the communities to be served. In addition, the FDIC may not approve a transaction:

     - that will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States,

     - if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or

     - if it would in any other manner be a restraint of trade,

unless the FDIC finds that the anticompetitive effects of the transaction are clearly outweighed by the public interests and the probable effect of the transaction on meeting the convenience and needs of the communities to be served. Any transaction approved by the FDIC may not be completed until 30 days after such approval, during which time the Department of Justice may challenge such transaction on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the FDIC and the Department of Justice, the waiting period may be reduced to no less than 15 days.

     The bank merger also is subject to the notification requirements of the Office of Thrift Supervision under the Home Owners' Loan Act of 1933, as amended, and Office of Thrift Supervision regulations governing merger or conversions by a savings association, because the resulting institution in the bank merger will not be a federal savings bank. The parties provided prior notice of the merger to the Office of Thrift Supervision on October 12, 1999.

     In addition, the bank merger is also subject to the prior approval of the New York State Banking Department (the "BANKING DEPARTMENT") under certain provisions of the New York Banking Law (the "NYBL"), which approval was granted on December 31, 1999. In determining whether to approve the application for the merger of Reliance Federal Savings Bank with and into North Fork Bank, the Banking Department considers, among other factors:

     - whether the bank merger would be consistent with adequate or sound banking and would not result in concentration of assets beyond limits consistent with effective competition, and

     - whether the bank merger would result in such a lessening of competition as to be injurious to the interest of the public or tend toward monopoly.

The Banking Department also considers the public interest and the needs and convenience thereof. Further, it is the policy of the State of New York to:

     - ensure the safe and sound conduct of banking organizations,

     - conserve assets of banking organizations,

     - prevent hoarding of money,

     - eliminate unsound and destructive competition among banking organizations, and

     - maintain public confidence in the business of banking and protect the public interest and the interests of depositors, creditors, and stockholders.

     Under the Community Reinvestment Act of 1977, as amended, and the comparable provisions of the NYBL, the FDIC and the Banking Department must also take into account the record of performance of each of North Fork Bank and Reliance Federal Savings Bank in meeting the credit needs of the entire community, including low and moderate income neighborhoods served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others.

     North Fork filed the primary regulatory applications on October 12, 1999. As of the date of this document, we have received all of these approvals. North Fork is also filing a change in control application with the Banking Department in connection with its indirect acquisition of CBMC, Inc., a New York State licensed casher of checks and a wholly owned subsidiary of Reliance Federal. North Fork is not aware of any other regulatory approvals that would be required for completion of the merger or the bank merger, except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

     The merger cannot proceed in the absence of the receipt of all requisite regulatory approvals and the expiration of all related waiting periods. See
"-- Conditions to the Completion of the Merger" on page 36 and "-- Termination of the Merger Agreement" on page 43. There can be no assurance that the Department of Justice or the New York State Attorney General will not challenge the merger or, if such a challenge is made, as to the result thereof.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the federal income tax consequences of the merger to North Fork, Reliance and holders of Reliance common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended, the regulations of the United States Treasury Department, Internal Revenue Service rulings, and judicial and administrative rulings and decisions in effect on the date of this proxy statement-prospectus. These authorities may change at any time, possibly retroactively, and any change could affect the continuing validity of this discussion. This discussion summarizes the opinions of Skadden, Arps, Slate Meagher & Flom LLP, counsel to North Fork, and Muldoon, Murphy & Faucette LLP, counsel to Reliance. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, and accordingly, is not a comprehensive description of all of the tax consequences that may be relevant to any given Reliance stockholder.

     This discussion assumes that Reliance stockholders hold their shares of Reliance common stock as capital assets and does not address the tax consequences that may be relevant to a particular stockholder receiving special treatment under some United States federal income tax laws. Stockholders receiving this special treatment include but are not limited to:

     - foreign persons;
     - financial institutions;
     - tax-exempt organizations;
     - insurance companies;
     - traders in securities that elect mark-to-market;
     - dealers in securities or foreign currencies;
     - persons who received their Reliance common stock through the exercise of employee stock options or otherwise as compensation; and
     - persons who hold shares of Reliance common stock as part of a hedge, straddle or conversion transaction.

     In connection with the filing of the registration statement, North Fork has received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, and Reliance has received an opinion of Muldoon, Murphy & Faucette LLP, in each case dated the date of this document, and rendered on the basis of facts, representations, covenants and assumptions set forth or referred to in such opinions, which we have assumed will be consistent with those existing at the time of the merger. The respective opinions state that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and, accordingly:

     - no gain or loss will be recognized by North Fork or Reliance as a result of the merger;

     - no gain or loss will be recognized by a stockholder of Reliance who exchanges all of such stockholder's shares of Reliance common stock solely for shares of common stock of the combined company, except for any gain recognized with respect to cash received instead of a fractional share of the combined company's common stock;

     - the aggregate tax basis of the shares of the combined company's common stock received by a Reliance stockholder who exchanges all of the stockholder's shares of Reliance common stock for shares of common stock of the combined company in the merger will be the same as the aggregate tax basis of the shares of Reliance common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share of the combined company's common stock for which cash is received);

     - the holding period of the shares of the combined company's common stock received by a Reliance stockholder will include the holding period of shares of Reliance common stock surrendered in exchange therefor; and

     - a Reliance stockholder who receives cash instead of a fractional share of the combined company's common stock should recognize capital gain or loss equal to the difference between the cash amount received and the portion of the stockholder's tax basis in shares of Reliance common stock allocable to the fractional share. This gain or loss will be long-term capital gain or loss for United States federal income tax purposes if the stockholder's holding period in the shares of Reliance common stock exchanged for the cash in lieu of a fractional share of the combined company's common stock is more than one year at the effective time of the merger.

     Neither North Fork nor Reliance will be obligated to complete the merger unless, in the case of North Fork, it has received a further opinion of Skadden, Arps, Slate, Meagher & Flom LLP, and, in the case of Reliance, it has received a further opinion of Muldoon, Murphy & Faucette LLP, at the time of the merger, each stating that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Such opinions will be rendered on the basis of facts, representations, covenants and assumptions set forth or referred to in such opinions.

     In the event that (a) either North Fork or Reliance fails to receive on the closing date of the merger its tax opinion described above, (b) such party determines to waive the related condition to its obligation to complete the merger, and (c) the material federal income tax consequences of the merger to stockholders of Reliance are different from those described above, Reliance will resolicit the approval of its stockholders prior to completing the merger.

     Opinions of counsel are not binding on the Internal Revenue Service or the courts. Neither North Fork nor Reliance has requested, nor will they request, an advance ruling from the Internal Revenue Service as to the tax consequences of the merger. Accordingly, there can be no assurance that the Internal Revenue Service will not challenge the conclusions reflected in such opinions or that a court will not sustain such a challenge.

     TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO EACH RELIANCE STOCKHOLDER WILL DEPEND ON THE FACTS OF THAT STOCKHOLDER'S SITUATION. RELIANCE STOCKHOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

TERMINATION OF THE MERGER AGREEMENT

     General. The merger agreement may be terminated at any time prior to completion of the merger, whether before or after the approval of the merger by the stockholders of Reliance, in any of the following ways:

     - by mutual consent of North Fork and Reliance;

     - by either North Fork or Reliance, 60 days after the date on which any application for a required regulatory approval is denied or is withdrawn at the request of the governmental entity which must grant such approval, unless within the 60-day period a petition for rehearing or an amended application has been filed with such governmental entity, except that no party may so terminate the merger agreement if such denial or request for withdrawal is a result of the failure of such party to perform or observe its covenants contained in the merger agreement;

     - by either North Fork or Reliance, if any governmental entity of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the merger;

     - by either North Fork or Reliance, if the merger is not completed on or before June 30, 2000, unless the failure of the closing to occur by this date is due to the failure of the party seeking to terminate the merger agreement to perform its covenants and agreements contained in the merger agreement;

     - by either North Fork or Reliance, if any approval of the stockholders of Reliance required for completion of the merger has not been obtained;

     - by either North Fork or Reliance, if (i) the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement and (ii) there has been a material breach of any of the representations, warranties, covenants or agreements of the other party in the merger agreement, which breach is not cured within 30 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date of the merger, and which breach, individually or together with all other breaches, would, if occurring or continuing on the closing date, result in the failure of the condition relating to breaches of representations, warranties and covenants described under "-- Conditions to Completion of the Merger";

     - by North Fork, if the Reliance board of directors withdraws, modifies or amends in any manner adverse to North Fork its recommendation that its stockholders approve the merger; or

     - by Reliance, if the price of North Fork common stock declines below certain levels established by formulas set forth in the merger agreement, as described in the following paragraphs.

     Price-Based Termination. According to the terms of the merger agreement, Reliance would have had the right to terminate the merger agreement if both of the following conditions had been satisfied:

          (i) the average closing price of North Fork common stock as reported on the New York Stock Exchange for the 20 consecutive trading days ending on the business day prior to the date on which the last of the required regulatory approvals was received was less than $16.20, and

          (ii) the average closing price of North Fork as so computed represented a decline from North Fork's closing stock price of $19.0625 on August 27, 1999 that exceeded, by more than fifteen percentage points, the decline in a selected index of bank and thrift stocks over the same period, as measured in the manner described below.

     In order to exercise this termination right, Reliance would have had to give prompt written notice to North Fork at any time during the five-business-day period beginning on the first business day after the date on which the last of the required regulatory approvals was received, without regard to any required waiting periods (such date is referred to as the "valuation date"). During the five-business-day period beginning with its receipt of Reliance's notice, North Fork would have had the option to avoid termination by electing to increase the exchange ratio to equal the lesser of

          (1) the quotient obtained by dividing $32.4063 by the average closing price of North Fork described above, or

          (2) the product of (x) the index ratio (as defined below) and (y) 2.0, divided by the North Fork ratio (as defined below).

The last required regulatory approval was received on January 10, 2000. Accordingly, North Fork's average closing price as computed in accordance with the relevant provisions of the merger agreement was $17.33; and, therefore, the test described above was not satisfied and Reliance will not have the termination right described above.

     The term "INDEX RATIO" means the final index price divided by the initial index price, minus 0.15.

     The term "NORTH FORK RATIO" means the quotient obtained by dividing the North Fork average closing price, calculated as described above, by $19.0625.

     The term "FINAL INDEX PRICE" means the sum of the final prices for each company comprising the index group below.

     "FINAL PRICE," with respect to any company belonging to the index group, means the product of (x) the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the 20 consecutive trading days immediately preceding the day prior to the date on which the last of the required regulatory approvals is received, and (y) the weighting set forth opposite such company's name below.

     The term "INDEX GROUP" means the 20 financial institution holding companies listed below, weighted (on the basis of outstanding shares) as follows:

HOLDING COMPANY                                               WEIGHTING
---------------                                               ---------
Astoria Financial Corporation...............................     4.76%
CCB Financial Corporation...................................     3.45%
Charter One Financial, Inc..................................    14.35%
Chittenden Corporation......................................     2.45%
Commerce Bancorp, Inc./NJ...................................     2.41%
First Commonwealth Financial Corporation....................     2.69%
FirstMerit Corporation......................................     7.86%
Fulton Financial Corporation................................     6.00%
GreenPoint Financial Corp...................................     9.50%
Independence Community Bank Corp............................     5.91%
Keystone Financial, Inc.....................................     4.21%
M & T Bank Corporation......................................     0.68%
Peoples Heritage Financial Group, Inc.......................     9.10%
Queens County Bancorp, Inc..................................     1.86%
Richmond County Financial Corp..............................     2.79%
Roslyn Bancorp, Inc.........................................     6.68%
Staten Island Bancorp, Inc..................................     3.54%
Susquehanna Bancshares, Inc.................................     3.21%
Valley National Bancorp.....................................     5.25%
Webster Financial Corporation...............................     3.31%
                                                               ------
                                                               100.00%

     The term "INITIAL INDEX PRICE" means the sum of the per share closing sales prices of the common stock of each company comprising the index group multiplied by the applicable weighting, as such prices are reported on the consolidated transaction reporting system for the market or exchange on which such common stock was principally traded on August 27, 1999.

     The description in this section of Reliance's right to terminate the merger agreement because of a decline of North Fork's stock price is not complete and is qualified in its entirety by reference to the specific provisions of the merger agreement.

     Effect of Termination. If the merger agreement is terminated, it will thereafter become void and there will be no liability on the part of North Fork or Reliance or their respective officers or directors, except that:

     - any such termination will be without prejudice to the rights of any party arising out of the willful breach by the other party of any provision of the merger agreement;

     - certain provisions of the merger agreement relating to the payment of fees and expenses and the confidential treatment of information will survive the termination; and

     - North Fork and Reliance each will bear its own expenses in connection with the merger agreement and the transactions contemplated thereby, except as otherwise provided therein.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     Extension and Waiver. At any time prior to the completion of the merger, each of North Fork and Reliance may, to the extent legally allowed:

     - extend the time for the performance of the obligations under the merger agreement;

     - waive any inaccuracies in the other party's representations and warranties contained in the merger agreement; and

     - waive the other party's compliance with any of its agreements contained in the merger agreement, or waive compliance with any conditions to its obligations to complete the merger.

     Amendment. Subject to compliance with applicable law, North Fork and Reliance may amend the merger agreement at any time before or after approval of the merger agreement by Reliance stockholders. However, after any approval of the merger agreement by Reliance stockholders, there may not be, without their further approval, any amendment of the merger agreement that reduces the amount or changes the form of the consideration to be delivered to the Reliance stockholders.

EMPLOYEE BENEFIT PLANS AND EXISTING AGREEMENTS

     Employee Benefit Plans. Except as described below with respect to the Reliance employee stock ownership plan, the merger agreement provides that as soon as practicable following the effective time of the merger, former employees of Reliance who continue in employment with North Fork will be eligible to participate in North Fork's employee benefit plans in which similarly-situated North Fork employees participate. Until that time, North Fork will continue the comparable plans of Reliance for the benefit of former employees of Reliance. For purposes of determining an employee's eligibility to participate, entitlement to benefits (except pension benefits) or vested percentage of benefits under the North Fork employee benefit plans, North Fork will consider the service a continuing employee had with Reliance prior to the merger. Former employees of Reliance will also be given credit for any amounts paid under a corresponding Reliance employee benefit plan for purposes of applying deductibles, co-payments, and out-of-pocket maximums as though the employee had paid the amounts in accordance with the terms and conditions of the applicable North Fork plan.

     Employee Stock Ownership Plan. The merger agreement provides that Reliance's employee stock ownership plan will terminate as of the effective time of the merger. Prior to the effective time, Reliance will make contributions to the plan sufficient to enable the trustee to repay in full the loan originally used to purchase the shares of Reliance common stock held by the plan. If, as a result of limitations imposed by the Internal Revenue Code, the trustee cannot repay in full the loan using contributions made to the plan by Reliance, then the trustee will sell a number of shares held by the plan but not yet allocated to the accounts of any participant sufficient to enable it to repay the loan. Once the trustee repays the loan in full, the trustee will then allocate all remaining unallocated shares of stock held by the employee stock ownership plan to the accounts of eligible participants in accordance with the terms of the plan document.

     Existing Agreements. North Fork is obligated under the merger agreement to honor, in accordance with their terms, all disclosed employment, severance and other compensation agreements and arrangements between Reliance and its employees and directors. Reliance has made or will make all applicable payments under employment and change in control agreements at the closing date of the merger, regardless of whether the covered individual continues in employment with North Fork. See "-- Interests of Certain Persons in the Merger" on page 48. The occurrence of the merger may cause payments under certain compensation arrangements to be paid prior to the time originally anticipated by Reliance.

     Vacation Pay and Pro Rata Bonuses. The merger agreement provides that upon the closing date of the transactions contemplated by the merger agreement, employees of Reliance and its subsidiaries be entitled to use or be paid for all unused vacation as of the closing date of the merger.

     In addition, the merger agreement provides that Reliance may pay bonuses to its executive officers and employees in accordance with its past practices through December 31, 1999. If the closing date of the merger occurs after December 31, 1999, the executive officers and employees of Reliance will be entitled to a pro rata bonus for the period of time from January 1, 2000, until the closing date of the merger.

STOCK EXCHANGE LISTING

     North Fork common stock is listed on the NYSE. North Fork has agreed to use all reasonable efforts to cause the shares of North Fork common stock to be issued in the merger to be listed on the NYSE. It is a condition to completion of the merger that those shares be listed on the NYSE, subject to official notice of issuance.

EXPENSES

     The merger agreement provides that each of North Fork and Reliance will pay its own expenses in connection with the transactions contemplated by the merger agreement, except that North Fork and Reliance will share equally the costs and expenses of printing and mailing this proxy statement-prospectus to the stockholders of Reliance, and all filing and other fees paid to the SEC or any other government entity in connection with the merger and the other transactions contemplated hereby.

DIVIDENDS

     The merger agreement provides that, prior to the effective time:

     - North Fork may not declare or pay any special dividends or distributions on North Fork common stock; and

     - Reliance may not declare or pay any dividends or distributions on its capital stock, other than regular quarterly cash dividends on Reliance common stock not in excess of $0.21 per share.

     Prior to completion of the merger, North Fork and Reliance will coordinate with each other the declaration, record and payment dates for the Reliance common stock and the North Fork common stock so that Reliance stockholders and North Fork stockholders will not receive more than one dividend for a single quarter or fail to receive one dividend for any calendar quarter.

APPRAISAL RIGHTS

     Reliance is organized under Delaware law. Under Delaware law, Reliance's stockholders do not have any right to dissent from the merger and receive the appraised value of their shares in connection with the merger.

ACCOUNTING TREATMENT

     The merger will be accounted for as a "purchase," as such term is used under GAAP, for accounting and financial reporting purposes. Reliance will be treated as the acquired corporation for such purposes. Reliance's assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of North Fork. Applicable income tax effects of such adjustments will be included as a component of the combined company's deferred tax asset or liability. The difference between the estimated fair value of the assets, liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as an intangible asset and amortized against the combined company's earnings over a 20-year period following completion of the merger. For further information concerning the amount of goodwill to be recorded in connection with the merger and the amortization thereof, see Note 2 of Notes to the Pro Forma Condensed Combined Financial Statements (Unaudited) on page 81.

     The parties have prepared the unaudited pro forma financial information contained in this proxy statement-prospectus using the purchase accounting method to account for the merger. See "Pro Forma Condensed Combined Financial Statements (Unaudited)" on page 76.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Reliance's management and the Reliance board of directors may have interests in the merger that are in addition to their interest as Reliance stockholders generally. Directors of Reliance will serve as directors or advisory directors of the combined company following the merger. In addition, the completion of the merger will constitute a change in control of Reliance and Reliance Federal for purposes of determining the entitlement of certain executive officers of Reliance and Reliance Federal to severance and other benefits. The members of the Reliance board of directors were aware of these interests and considered them, among many other matters, in approving the merger agreement and the transactions contemplated by the merger agreement. The directors, officers and principal stockholders of Reliance and their associates may have had in the past, and expect to have in the future, transactions in the ordinary course of business with North Fork and its subsidiaries and affiliates. Those transactions were, and are expected to be, on substantially the same terms as those prevailing at the time for comparable transactions with others.

     Employment, Change in Control, and Consulting Agreements. Reliance is a party to employment agreements with Raymond L. Nielsen, Raymond A. Nielsen, Gerald M. Sauvigne, Paul D. Hagan, Joseph F. Lavelle, and John F. Traxler. The employment agreements with Messrs. Nielsen, Nielsen and Sauvigne provide each of the executive officers with severance benefits equal to the greater of (i) the remaining payments due for the remaining term of the agreement or (ii) five times the executive's average annual compensation (as described in each of the agreements) for the three preceding taxable years, together with continuation of certain employee benefits, upon the executive's termination of employment following a change in control of Reliance or Reliance Federal. The employment agreements with Messrs. Hagan, Lavelle, and Traxler provide each of the executive officers with severance benefits equal to the greater of (i) the remaining payments due for the remaining term of the agreement or (ii) three times the executive's average annual compensation (as described in each of the agreements) for the two preceding taxable years, together with continuation of certain employee benefits, upon the executive's termination of employment following a change in control of Reliance or Reliance Federal. All of the employment agreements also indemnify the executives for any excise tax imposed by operation of Sections 280G and 4999 of the Code, any income, employment or additional excise taxes imposed with respect to the indemnification of taxes and any costs arising from any dispute regarding the amount of such taxes payable.

     In addition, Reliance is a party to change in control agreements with 14 other executive officers. The change in control agreements provide each of the executive officers with severance benefits equal to three times the executive's average annual compensation (as described in each of the agreements) for the two preceding taxable years, together with continuation of certain employee benefits, upon the executive's termination of employment following a change in control of Reliance or Reliance Federal. In certain instances, the severance payments under the change in control agreements are limited to avoid the creation of an "excess parachute" payment under Section 280G of the Code. The agreements also provide for indemnification for any costs to the executive arising from any dispute regarding any obligation to pay excise taxes.

     Completion of the merger will constitute a change in control of Reliance and Reliance Federal for purposes of these employment and change in control agreements. Based on certain assumptions described below, the aggregate amounts which would be payable to the executive officers with employment or change in control agreements would be approximately $27 million. This estimated amount is calculated based on estimates of the average annual compensation for each individual and on the assumptions that the employment of these executives is terminated in connection with the change in control and in circumstances entitling them to the maximum benefits under their agreements.

     Certain of the employment and change in control agreements were amended on December 23, 1999, with the approval of North Fork, to provide that if the board of directors of Reliance, in its sole discretion, determines that an event has occurred which is reasonably likely to culminate in a change in control within 12 months and if in connection with such event the executive officer covered by that agreement has received notice that his employment with Reliance will be terminated effective on or after the effective date of the change in control, the board of directors may authorize payment of the benefits, or any portion of the benefits, which would be payable under such agreement upon such change in control prior to the consummation of the change in control.

     In accordance with the provisions of the amended agreements, the board of directors of Reliance determined that circumstances permitting advance payments under the amended agreements existed and determined to make such advance payments as described below. As a condition to that determination, North Fork agreed, subject to certain exceptions, to indemnify Reliance for the full amount of such payments and all associated costs in the event the merger agreement is terminated under certain circumstances and Reliance is unable to recover any or all of the payments from the executives who received such payments. In accordance with the Reliance board's authorization described above, on December 30, 1999, payments of approximately $14.8 million in the aggregate were made to 10 executives, including Messrs. Raymond A. Nielsen, Gerald M. Sauvigne, Joseph
F. Lavelle, Paul D. Hagan and John F. Traxler. The amount of the payments otherwise due to these 10 executives under their amended agreements upon consummation of the merger will be reduced by the amount of such payments.

     North Fork has entered into consulting agreements with 5 executive officers of Reliance. Each agreement is effective at the effective time and is for a term ranging from 6 months to 2 years. Pursuant to the agreements, the executive agrees, among other things, to provide consulting services to North Fork and to refrain from competing against North Fork during the term, and North Fork has agreed, among other things, to pay to the executive a total consulting fee equal to an amount ranging from six month's to one year's salary rate in effect for such officer on the closing date.

     Supplemental Retirement Agreements. Reliance Federal is a party to a supplemental retirement agreement with each of Raymond A. Nielsen and Mr. Sauvigne. The supplemental retirement agreements supplement the benefits provided to Messrs. Nielsen and Sauvigne under the Reliance Federal Savings Bank Supplemental Executive Retirement Plan. The agreements provide a fixed benefit to each Mr. Nielsen and Mr. Sauvigne at their retirement upon or after attaining age 65. The supplemental retirement agreements provide that, upon a change in control of Reliance Federal, the executive may elect to receive the present value of the normal retirement benefit payable under the agreement. Completion of the merger will constitute a change in control of Reliance Federal for purposes of these supplemental retirement agreements. The respective present values of the retirement benefits anticipated to be payable to Messrs. Nielsen and Sauvigne upon the change in control equal approximately $1,042,000 and $378,000, respectively.

     Stock-Based Rights. The merger agreement provides that, at the effective time of the merger, each outstanding and unexercised option to acquire shares of Reliance common stock granted under the Reliance stock plans will cease to represent the right to acquire shares of Reliance common stock and will be converted into and become a right to acquire shares of North Fork common stock, and the Reliance stock plans will be assumed by North Fork. See "-- Conversion of Stock" on page 34 and "Treatment of Options" on page 35.

     At the effective time of the merger, all previously granted stock options held by directors, officers and employees of Reliance will become exercisable in accordance with the terms of the respective grants under the Reliance stock plans. This includes stock options held by Raymond A. Nielsen and Messrs. Sauvigne, Hagan, Lavelle and Traxler as follows:

     Mr. Nielsen -- 68,448 shares subject to option;

     Mr. Sauvigne -- 1,598 shares subject to option;

     Mr. Hagan -- 12,428 shares subject to option;

     Mr. Lavelle -- 2,756 shares subject to option; and

     Mr. Traxler -- 46,157 shares subject to option.

     Director Fee Continuation Agreements. Reliance Federal sponsors a retirement and consultation plan for members of the Reliance Federal board of directors who are not also employees of Reliance Federal. The directors' retirement plan provides the covered director with a benefit following his retirement from service with Reliance Federal upon or after attaining age 70 and completing 10 years of service with Reliance Federal.

The directors' retirement plan provides that upon a change in control of Reliance Federal each covered director will be deemed to have retired from service and will receive an immediate payment equal to ten times the annual retainer paid to the director at the time of the change of control. The total benefits payable to the non-employee directors of Reliance Federal upon a change of control under the directors' retirement plan equals $1.6 million.

     Directorship and Establishment of Advisory Board. The merger agreement provides that, at the effective time, North Fork will expand the North Fork board of directors by one member and will appoint Raymond A. Nielsen to fill the vacancy for a period of time of not less than three years.

     In addition, the merger agreement provides that, at the effective time, North Fork will appoint Mr. Sauvigne and all members of the Reliance board of directors (other than Raymond A. Nielsen) who are willing to serve to an advisory board of North Fork. Each of the members of the advisory board will serve a three-year term and shall receive an annual retainer of $250.

     Indemnification; Directors' and Officers' Liability Insurance. The merger agreement provides that in the event of any threatened or actual claim or proceeding in which any person who is or has been a director, officer or employee of Reliance or any of its subsidiaries or predecessors is, or is threatened to be, made a party based in whole or in part on, or pertaining to, the fact that the person was a director, officer or employee of Reliance or its subsidiaries or any of its predecessors, or the merger agreement, the option agreement or the transactions contemplated by these agreements, North Fork will, subject to the conditions set forth in the merger agreement, indemnify that person to the fullest extent permitted by law against any liability or expense incurred in connection with any of these claims or proceedings. The merger agreement further provides that North Fork will, subject to the conditions set forth in the merger agreement, use its best efforts to cause the persons serving as officers and directors of Reliance immediately prior to the merger to be covered for a period of at least six years following the effective time by Reliance's directors' and officers' liability insurance policy, or any equivalent substitute for that policy.

STOCK OPTION AGREEMENT

     General. As a condition to entering into the merger agreement, North Fork required that Reliance enter into the option agreement, which allows North Fork, under certain circumstances, to purchase up to 1,708,297 shares of Reliance common stock or a lesser or greater amount of shares that is 19.9% of the outstanding Reliance common stock at the time the option is exercised, subject to certain adjustments. The exercise price of the Reliance option is $29.00 per share, subject to certain adjustments. The option may only be exercised upon the occurrence of certain events which are described below.

     Effect of Stock Option Agreement. We entered into the option agreement to increase the likelihood that the merger will be completed in accordance with its terms. The option agreement may have the effect of discouraging persons who might be interested in acquiring all of or a significant interest in Reliance, even if such persons were prepared to pay a higher price per share for Reliance common stock than the value per share contemplated by the merger agreement. The acquisition by a third party of Reliance or a significant interest in Reliance or a significant portion of its consolidated assets, or an agreement to do so, could cause the option to become exercisable and significantly increase the cost to a potential acquiror. Such increased costs might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire Reliance than it might otherwise have proposed to pay. Moreover, the management of Reliance believes that the exercise of the option is likely to prohibit any acquiror of Reliance from accounting for any acquisition of Reliance using the pooling-of-interests accounting method for a period of two years. This could discourage or preclude an acquisition by certain other banking organizations.

     Terms of Stock Option Agreement. The following is a brief summary of certain provisions of the option agreement, which is attached hereto as Appendix
B. The summary is not intended to be complete and is qualified by reference to the complete text of the agreement.

     If North Fork is not in material breach of the option agreement or the merger agreement and if no injunction or other court order against delivery of the shares covered by the option is in effect, North Fork may exercise the option, in whole or in part and subject to regulatory approval, only if both an initial triggering event and a subsequent triggering event occur prior to an exercise termination event. For purposes of the option agreement:

          (i) an "INITIAL TRIGGERING EVENT" means one of the following events:

             (a) Reliance enters into an agreement to engage in an "acquisition transaction," or the Reliance board of directors recommends that stockholders of Reliance approve or accept an acquisition transaction;

             (b) Reliance, without North Fork's prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose an acquisition transaction, or the Reliance board of directors publicly withdraws or modifies, or publicly announces its intent to withdraw or modify, in any manner adverse to North Fork, its recommendation that Reliance stockholders approve the merger agreement;

             (c) a third party acquires beneficial ownership of 10% or more of the outstanding shares of Reliance common stock;

             (d) a third party makes a bona fide proposal to Reliance or its stockholders, by public announcement or written communication that becomes the subject of public disclosure, to engage in an acquisition transaction;

             (e) Reliance breaches any covenant or obligation in the merger agreement after an overture is made by a third party to engage in an acquisition transaction, and following that breach North Fork would be entitled to terminate the merger agreement; or

             (f) any person, other than North Fork or any subsidiary of North Fork, other than in connection with a transaction to which North Fork has given its prior written consent, files an application or notice with the Federal Reserve Board, the Office of Thrift Supervision or any other U.S. federal or state bank regulatory authority for approval to engage in an acquisition transaction.

          (ii) As used above in (i), the term "ACQUISITION TRANSACTION" means:

             (a) a merger, consolidation or similar transaction with Reliance or any of its significant subsidiaries;

             (b) an acquisition or assumption of all or substantially all of the assets or deposits of Reliance or any of its significant subsidiaries;

             (c) a purchase or other acquisition of securities representing 10% or more of the voting power of Reliance; or

             (d) any substantially similar transaction.

          (iii) A "SUBSEQUENT TRIGGERING EVENT" will occur if either of the following occurs:

             (a) any person acquires beneficial ownership of 20% or more of the then-outstanding shares of Reliance common stock; or

             (b) the initial triggering event described in clause (i)(a) above occurs, except that, for these purposes, the percentage referred to in clause (c) of the definition of "acquisition transaction" set forth above is 20%.

          (iv) An "EXERCISE TERMINATION EVENT" means the earliest of:

             (a) the effective time of the merger;

             (b) termination of the merger agreement in accordance with its terms if the termination occurs prior to the occurrence of an initial triggering event, except in the case of the termination of the merger agreement by North Fork as a result of a volitional breach by Reliance of any of its covenants or agreements; or

             (c) the date that is 15 months after the termination of the merger agreement, if such termination follows the occurrence of an initial triggering event or is a termination by North Fork as a result of a volitional breach by Reliance of any of its covenants or agreements.

     As of the date of this proxy statement-prospectus, to the knowledge of Reliance and North Fork, no initial triggering event or subsequent triggering event has occurred.

     Repurchase of the Option. The option agreement permits North Fork to require that Reliance repurchase the option and any shares issued under the option, for a cash fee equal to the surrender price, if (a) Reliance completes a merger, consolidation or similar transaction or any sale of substantially all of its assets, or (b) any third party acquires beneficial ownership of 50% or more of the outstanding Reliance common stock.

     The "SURRENDER PRICE" is

     - $13.88 million, plus

     - if applicable, the aggregate purchase price previously paid by North Fork to purchase any shares of any Reliance common stock under the option, minus

     - if applicable, the sum of (A) the excess of (1) the net cash amounts, if any, received by North Fork pursuant to the arm's-length sale of Reliance common stock under the option, over (2) the aggregate purchase price previously paid by North Fork with respect to those Reliance shares, and
       (B) the net cash amounts, if any, received by North Fork pursuant to an arm's-length sale of a portion of the option.

     Profit Limitation. The option agreement provides that the maximum aggregate profit that North Fork may realize from the option is $17,350,000.

     Adjustment. The option agreement provides for adjustment to the number of shares and the exercise price of the option upon the occurrence of certain changes to the capital structure of Reliance or certain other events or transactions.

     Regulatory Matters. Some rights and obligations of Reliance and North Fork under the option agreement are subject to receipt of required regulatory approvals. North Fork must obtain the approvals of the Federal Reserve Board and the Office of Thrift Supervision to acquire more than 5% of the outstanding shares of Reliance common stock.

RESTRICTIONS ON RESALES BY AFFILIATES

     Shares of North Fork common stock to be issued to Reliance stockholders in the merger have been registered under the Securities Act of 1933, as amended, and may be traded freely and without restriction by those stockholders not deemed to be affiliates (as that term is defined under the Securities Act) of Reliance. Any subsequent transfer of shares, however, by any person who is an affiliate of Reliance at the time the merger is submitted for a vote of the Reliance stockholders will, under existing law, require either:

     - the further registration under the Securities Act of the North Fork common stock to be transferred,

     - compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances, or

     - the availability of another exemption from registration.

     An "AFFILIATE" of Reliance is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Reliance. These restrictions are expected to apply to the directors and executive officers of Reliance and the holders of 10% or more of the outstanding Reliance common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. North Fork will give stop transfer instructions to the transfer agent with respect to the shares of North Fork common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

     Reliance has agreed in the merger agreement to use its reasonable best efforts to cause each person who is an affiliate of that party for purposes of Rule 145 under the Securities Act, to deliver to North Fork a written agreement intended to ensure compliance with the Securities Act.

                 MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER
                               AND THE JSB MERGER

BOARD OF DIRECTORS FOLLOWING THE MERGER AND THE JSB MERGER

     Upon completion of the merger, North Fork's board of directors will be expanded by one member, and Mr. Raymond A. Nielsen, President and Chief Executive Officer of Reliance, will become a member of the North Fork board of directors. Upon completion of the JSB merger, Mr. Park T. Adikes, the Chairman and Chief Executive Officer of JSB, will become a member of the North Fork board of directors.

CONSOLIDATION OF OPERATIONS; ESTIMATED COST SAVINGS AND REVENUE ENHANCEMENTS; ESTIMATED EARNINGS PER SHARE

     THIS SECTION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, PLANS, OBJECTIVES, FUTURE PERFORMANCE AND BUSINESS OF NORTH FORK FOLLOWING THE CONSUMMATION OF THE MERGER AND THE JSB MERGER THAT ARE SUBJECT TO VARIOUS FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS CONTEMPLATED. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THE POSSIBILITY THAT THE ANTICIPATED COST SAVINGS, REVENUE ENHANCEMENTS AND TIMING MIGHT NOT BE REALIZED. SEE "FORWARD-LOOKING STATEMENTS" ON PAGE 74. IN ADDITION, COMPLETION OF THE RELIANCE MERGER IS NOT CONDITIONED UPON COMPLETION OF THE JSB MERGER, AND NORTH FORK INTENDS TO COMPLETE THE RELIANCE MERGER REGARDLESS OF WHETHER ALL OF THE CONDITIONS TO THE COMPLETION OF THE JSB MERGER HAVE BEEN SATISFIED. THE INFORMATION SET FORTH BELOW ASSUMES THE COMPLETION OF BOTH THE RELIANCE MERGER AND THE JSB MERGER, AND IF NORTH FORK COMPLETES THE MERGER WITHOUT COMPLETION OF THE JSB MERGER, THE ESTIMATED AMOUNTS SET FORTH BELOW WOULD BE DIFFERENT BECAUSE, AMONG OTHER THINGS, THE ANTICIPATED EFFECTS OF THE JSB MERGER WOULD NO LONGER BE APPLICABLE.

     North Fork expects to achieve significant cost savings following the merger and the JSB merger. The cost savings are expected to be derived from reductions in personnel, elimination of selected branch offices located in communities in which North Fork, JSB or Reliance branches are located, the integration of JSB's and Reliance's data processing operations with those of North Fork, and the integration of other facilities and back office operations. Also, the separate corporate existence of JSB, Jamaica Savings Bank, Reliance and Reliance Federal will cease following completion of the mergers and the bank mergers. Consequently, the costs associated with operating JSB and Reliance as separate publicly held entities will also be eliminated.

     The aggregate annual after-tax cost savings to be achieved in connection with the mergers are estimated to be $28 million. Management of North Fork believes that these cost savings will be fully phased in during calendar year 2000. There can be no assurance that all of the potential cost savings will be realized or that they will be realized in the time frame currently estimated or thereafter. The amounts and realization of any cost savings will depend upon a number of factors, including, among others, competition in the financial services industry, the economic and regulatory environments, and any business changes implemented by North Fork's management. Some of these factors are beyond North Fork's control.

     Following the bank mergers, North Fork will convert the operations of Jamaica Savings and Reliance Federal to full service commercial banks. North Fork believes, based on its previous experience in acquiring savings banks and branches of savings banks, that revenue enhancement opportunities exist by offering commercial bank products to the customers of Jamaica Savings and Reliance Federal. These products include a variety of demand deposit accounts, discount brokerage, investment management and trust services, cash management, annuity and mutual fund products and commercial and installment loans to small and mid-sized businesses. Management of North Fork estimates that revenue enhancements resulting from the mergers will approximate $8.0 million after tax for the year 2000. The amounts and realization of any additional revenues will depend upon a number of factors, including, among others, competition in the financial services industry, the economic and regulatory environments, and any business changes implemented by North Fork. Some of these factors are beyond North Fork's control.

     Based on the synergies anticipated, North Fork believes that the mergers will result in earnings accretion of approximately $0.11 per share in 2000. The table below sets forth in more detail North Fork's estimated pro forma earnings per share.

                                                                ESTIMATED           ESTIMATED
                                                                PRO FORMA       PRO FORMA EARNINGS
                                                              NET INCOME(1)         PER SHARE
                                                              --------------    ------------------
                                                              (IN THOUSANDS)
North Fork Net Income and Earnings Per Share(2).............     $237,160             $1.75
Plus: Reliance net income(2)................................       21,586
  Estimated North Fork/Reliance merger benefits:
     Cost savings...........................................       14,860
     Revenue enhancements...................................        3,250
     Tax efficiencies(3)....................................        2,070
     Less: Impact of share purchase program(4)..............       (8,904)
       Incremental intangible asset amortization............       (8,594)
Plus: JSB net income(2).....................................       32,198
  Estimated North Fork/JSB merger benefits:
     Cost savings...........................................       13,154
     Revenue enhancements...................................        4,680
     Tax efficiencies(3)....................................        4,707
     Securities portfolio optimization(5)...................        5,655
                                                                 --------             -----
Estimated North Fork/JSB/Reliance Pro Forma Combined Net
  Income and Earnings Per Share(6)..........................     $321,822             $1.86
                                                                 ========             =====

---------------
(1) Excludes the effect of the merger and restructuring charge of $36.9 million to be incurred in the JSB merger. See"Pro Forma Condensed Combined Financial Statements (Unaudited)" on page 76. All figures for estimated merger benefits are after-tax.

(2) Based on mean I/B/E/S estimates as of August 30, 1999.

(3) Benefit derived from North Fork's lower effective tax rate (35%).

(4) Foregone earnings on cash used to purchase North Fork shares to be issued in the Reliance merger.

(5) Yield improvement on JSB's securities portfolio.

(6) Assumes 172,900,000 shares outstanding after the Reliance and JSB mergers. The Estimated Pro Forma Earnings Per Share assume that North Fork does not increase the amount of leverage on its balance sheet. If North Fork were to increase the leverage on its balance sheet, earnings per share would increase by approximately $0.06 per share for every additional $1 billion in assets assuming a positive spread on such leverage of assets of 150 basis points. North Fork has no current plans to increase the amount of leverage on its balance sheet.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

NORTH FORK

     North Fork common stock is listed on the NYSE and traded under the symbol "NFB." The following table sets forth, for the periods indicated, the high and low reported closing prices per share of North Fork common stock on the NYSE Composite Transactions reporting system, and the cash dividends declared per share of North Fork common stock.

                                                           PRICE RANGE OF
                                                            COMMON STOCK
                                                          ----------------    DIVIDENDS
                                                           HIGH      LOW      DECLARED
                                                          ------    ------    ---------
1997
  First Quarter.........................................  $14.17    $11.38     $ 0.08
  Second Quarter........................................  $15.33    $12.08     $ 0.10
  Third Quarter.........................................  $19.33    $14.96     $ 0.10
  Fourth Quarter........................................  $22.50    $18.71     $ 0.10
1998
  First Quarter.........................................  $26.33    $20.00     $0.125
  Second Quarter........................................  $27.33    $23.79     $0.125
  Third Quarter.........................................  $27.19    $19.00     $0.125
  Fourth Quarter........................................  $23.94    $16.31     $0.275
1999
  First Quarter.........................................  $23.88    $21.00     $ 0.15
  Second Quarter........................................  $23.63    $20.13     $ 0.15
  Third Quarter.........................................  $21.81    $17.69     $ 0.15
  Fourth Quarter........................................  $21.63    $17.13     $ 0.18
2000
  First Quarter (through January 10, 2000)..............  $16.88    $16.13         --

---------------
(1) North Fork per share amounts for all applicable periods have been restated to reflect the 3-for-2 common stock split effective May 15, 1998 and the 2-for-1 common stock split effective May 15, 1997.

RELIANCE

     Reliance common stock is quoted on the National Market System of the National Association of Securities Dealers Automated Quotation System and traded under the symbol "RELY." The following table sets forth, for the periods indicated, the high and low reported closing prices per share of Reliance common stock on the NASDAQ/NMS reporting system, and cash dividends declared per share of Reliance common stock.

                                                           PRICE RANGE OF
                                                            COMMON STOCK
                                                          ----------------    DIVIDENDS
                                                           HIGH      LOW      DECLARED
                                                          ------    ------    ---------
1997
  First Quarter.........................................  $25.38    $18.63      $0.16
  Second Quarter........................................  $29.75    $21.38      $0.16
  Third Quarter.........................................  $33.00    $27.38      $0.16
  Fourth Quarter........................................  $37.88    $28.25      $0.16
1998
  First Quarter.........................................  $39.00    $24.50      $0.18
  Second Quarter........................................  $42.75    $36.63      $0.18
  Third Quarter.........................................  $38.63    $23.00      $0.18
  Fourth Quarter........................................  $30.50    $19.75      $0.18
1999
  First Quarter.........................................  $32.00    $27.13      $0.21
  Second Quarter........................................  $29.88    $26.00      $0.21
  Third Quarter.........................................  $38.25    $26.50      $0.21
  Fourth Quarter........................................  $41.81    $33.56      $0.21
2000
  First Quarter (through January 10, 2000)..............  $33.88    $30.63         --

NORTH FORK DIVIDEND POLICY

     The holders of North Fork common stock receive dividends if and when declared by the North Fork board of directors out of funds legally available therefor. North Fork expects to continue paying quarterly cash dividends on North Fork common stock. However, North Fork cannot be certain that its dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends after the merger will depend upon business conditions, operating results, capital and reserve requirements and the North Fork board of directors' consideration of other relevant factors.

                          INFORMATION ABOUT NORTH FORK

GENERAL

     North Fork is a bank holding company organized under the laws of the State of Delaware in 1980 and registered under the BHC Act. North Fork's primary subsidiary, North Fork Bank, a New York state-chartered, FDIC-insured, stock-form commercial bank, operates 112 retail banking facilities throughout Suffolk and Nassau Counties on Long Island, New York, as well as in the New York City boroughs of Manhattan, Queens, Brooklyn and the Bronx and in Westchester and Rockland Counties north of New York City. At September 30, 1999, North Fork had assets of $11.9 billion, deposits of $6.6 billion and stockholders' equity of $717.6 million. North Fork, through North Fork Bank, provides a variety of banking and financial services to middle market and small business organizations, local governmental units, and retail customers in the metropolitan New York area.

     On August 16, 1999, North Fork entered into an agreement with JSB Financial, Inc. providing for the merger of JSB with and into North Fork. As of September 30, 1999, JSB had $1.6 billion in total assets, $1.1 billion in deposits, $374.2 million in stockholders' equity and served customers from 13 branches throughout Suffolk and Nassau counties on Long Island, New York, as well as in the New York City boroughs of Manhattan and Queens. The pro forma financial information contained in this document includes pro forma adjustments reflecting the combination of JSB with North Fork using the pooling-of-interests accounting method. See "Pro Forma Condensed Combined Financial Statements (Unaudited)" on page 76. Completion of the JSB merger is subject to various conditions, including the approval of the stockholders of North Fork and JSB and the receipt of all required regulatory approvals. Completion of the Reliance merger is not conditioned upon completion of the JSB merger, and North Fork intends to complete the Reliance merger regardless of whether all of the conditions to the completion of the JSB merger have been satisfied.

     From time to time, North Fork investigates and holds discussions and negotiations concerning possible transactions with other financial institutions. As of the date of this proxy statement-prospectus, North Fork has not entered into any agreements or understandings with respect to any significant business combination transactions except for the transactions described herein and in documents incorporated herein by reference. See "Where You Can Find More Information" on page 72. Any such transaction would be subject to stockholder approval only if required under applicable law or the rules of the NYSE.

     For more information about North Fork's business, reference is made to North Fork's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference. See "Where You Can Find More Information" on page 72.

MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities, including the principal holders of those securities, certain relationships and related transactions and other matters as to North Fork is incorporated by reference or set forth in North Fork's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference. Stockholders desiring copies of this document and other documents may contact North Fork at its address or telephone number indicated under "Where You Can Find More Information" on page 72.

SECURITY OWNERSHIP

     Set forth below is certain information concerning beneficial ownership of North Fork common stock, as of September 30, 1999, by (i) each director of North Fork, (ii) each executive officer of North Fork, and (iii) all executive officers and directors of North Fork as a group. As of the North Fork record date there was no person known by the North Fork board of directors to be the beneficial owner of more than 5% of the outstanding shares of North Fork common stock.

                                                              NUMBER OF        PERCENTAGE
NAME                                                          SHARES(1)    BENEFICIALLY OWNED
----                                                          ---------    ------------------
John Adam Kanas(2)..........................................  2,091,279           1.55%
John Bohlsen(3).............................................    887,721              *
Thomas M. O'Brien(4)........................................    993,190              *
Daniel M. Healy(5)..........................................    649,681              *
Irvin L. Cherashore.........................................     63,204              *
Allan C. Dickerson(6).......................................     50,151              *
Lloyd A. Gerard(7)..........................................    177,677              *
Patrick E. Malloy, III......................................  2,581,177           1.91%
James F. Reeve(8)...........................................    167,554              *
George H. Rowsom(9).........................................     28,358              *
Kurt R. Schmeller...........................................     78,190              *
Raymond W. Terry, Jr.(10)...................................    108,000              *
All executive officers and directors as a group (12
  persons)(11)..............................................  7,876,182           5.82%

---------------
  *  Less than 1%

 (1) Beneficial ownership of shares, as determined in accordance with applicable SEC rules, includes shares as to which a person directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares which the person has a right to acquire within 60 days of the reporting date. Further, with respect to Messrs. Kanas, Bohlsen and Healy, the number of shares beneficially owned includes shares held in North Fork's 401(k) plan as of December 31, 1998.

 (2) Includes 690,136 shares of restricted stock and options to purchase 413,677 shares previously granted to Mr. Kanas under North Fork's compensatory stock plans, 55,300 shares held by him in joint tenancy with his wife, 62,823 shares held by his wife, 14,900 shares held by his dependent children, 400 shares held by his wife in joint tenancy with his son, and 400 shares held by his wife as custodian for their son. Excludes 95,000 shares held by the John A. Kanas and Elaine M. Kanas Family Foundation, a charitable foundation established by Mr. Kanas that is qualified under section 501(c)(3) of the Internal Revenue Code, as to which Mr. Kanas disclaims beneficial ownership.

 (3) Includes 239,899 shares of restricted stock and options to purchase 178,371 shares previously granted to Mr. Bohlsen under North Fork's compensatory stock plans, 2,568 shares held by his wife and 33,416 shares held by his dependent children. Excludes 40,000 shares held by the John and Linda Bohlsen Family Foundation, a charitable foundation established by Mr. Bohlsen that is qualified under section 501(c)(3) of the Internal Revenue Code, as to which Mr. Bohlsen disclaims beneficial ownership.

 (4) Includes 62,500 shares of restricted stock, 268,605 shares held in joint tenancy with his wife, 648 shares in his name as custodian for his son, options to purchase 108,583 shares previously granted to Mr. O'Brien under North Fork's compensatory stock plans and 648 shares held by his dependent son. Excludes 32,500 shares held by The Galway Bay Foundation, a charitable foundation established by Mr. O'Brien that is qualified under section 501(c)(3) of the Internal Revenue Code, as to which Mr. O'Brien disclaims beneficial ownership.

 (5) Includes 125,985 shares of restricted stock and options to purchase 212,020 shares previously granted to Mr. Healy under North Fork's compensatory stock options, 9,000 shares held by his wife and 6,000 shares held in his name as custodian for a daughter.

 (6) Includes 24,483 shares held by Mr. Dickerson's wife.

 (7) Includes 5,983 shares held by Mr. Gerard in joint tenancy with his daughter, 3,000 shares held by his wife and 300 shares held by his wife in her capacity as custodian for a granddaughter.

 (8) Includes 55,625 shares held by Mr. Reeve's wife.

 (9) Includes 3,000 shares held by Mr. Rowsom in joint tenancy with his wife, 934 shares held by his wife and 9,000 shares held by the S.T. Preston & Sons, Inc. Profit Sharing Trust, in which Mr. Rowsom shares voting power with two others.

(10) Includes 45,000 shares held by Mr. Terry in joint tenancy with his wife.

(11) Includes 1,118,520 shares of restricted stock and options to purchase an aggregate of 912,651 shares previously granted to such persons under North Fork's compensatory stock plans.

                           INFORMATION ABOUT RELIANCE

GENERAL

     Reliance Bancorp is a savings and loan holding company incorporated in Delaware and regulated by the Office of Thrift Supervision.

     The primary business of Reliance Bancorp is the management of the operations of its wholly-owned subsidiary, Reliance Federal Savings Bank. Reliance Federal's principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, principal repayments and borrowings, primarily in mortgage, multi-family, commercial, consumer, commercial real estate and construction loans. In addition, during periods in which the demand for loans which meet the Bank's underwriting, investment and interest rate risk standards is lower than the amount of funds available for investment, the Bank invests excess funding in mortgage-backed securities, securities issued by the U.S. Government and its agencies and other investments permitted by federal laws and regulations. Reliance Federal's revenues are derived principally from interest on its loan and mortgage-backed securities portfolios. Reliance Federal's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed and investment securities, FHLB-NY advances and reverse repurchase agreements. Reliance Federal operates 29 banking offices in the New York counties of Nassau and Suffolk and the New York City Borough of Queens. Reliance Federal also operates five money center check cashing operations which generate additional fee income.

     Reliance Federal has been, and continues to be, a community-oriented savings institution offering a variety of financial services to meet the needs of the communities it serves. Reliance Federal's deposit gathering area is primarily concentrated in the communities surrounding its full service banking offices in the New York City Borough of Queens and the New York State counties of Nassau and Suffolk. Reliance Federal's primary lending area extends beyond its deposit gathering area to the New York City boroughs of Brooklyn, Staten Island, Manhattan and the Bronx and the New York State County of Westchester.

     At September 30, 1999, Reliance's consolidated total assets were approximately $2.5 billion, its total deposits were $1.6 billion, and its consolidated total stockholders' equity was $171.7 million.

     The principal office of Reliance is located at 585 Stewart Avenue, Garden City, New York 11530, telephone number (516) 222-9300.

MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities, including the principal holders of those securities, certain relationships and related transactions and other matters as to Reliance is incorporated by reference or set forth in Reliance's Annual Report on Form 10-K for the year ended June 30, 1999, which is incorporated in this proxy statement-prospectus by reference. Stockholders desiring copies of this document and other documents may contact Reliance at its address or telephone number indicated under "Where You Can Find More Information" on page 72.

SECURITY OWNERSHIP

     Set forth below is certain information concerning beneficial ownership of Reliance common stock, as of the record date, January 7, 2000, by (i) each director of Reliance, (ii) each executive officer of Reliance, and (iii) all executive officers and directors of Reliance as a group. As of the Reliance record date there was no person known by the Reliance board of directors to be the beneficial owner of more than 5% of the outstanding shares of Reliance common stock.

                                                              NUMBER OF         PERCENTAGE
NAME                                                          SHARES(1)    BENEFICIALLY OWNED(2)
----                                                          ---------    ---------------------
Thomas G. Davis, Jr.(3).....................................     80,609                *
Donald LaPasta(3)...........................................     85,719                *
Raymond L. Nielsen(4).......................................    193,846             2.01%
Conrad J. Gunther, Jr.(3)...................................     32,658                *
J. William Newby(3).........................................     84,196                *
Raymond A. Nielsen(4)(5)(6)(7)..............................    239,365             2.48%
Douglas G. La Pasta(3)(8)...................................     74,295                *
Peter F. Neumann(3).........................................     92,651                *
Gerald M. Sauvigne(4)(5)(6).................................    128,065             1.33%
Joseph F. Lavelle(4)(5).....................................     30,180                *
Paul D. Hagan(4)(5).........................................     64,115                *
John F. Traxler(4)(5).......................................     79,581                *
All executive officers and directors as a group (12
  persons)..................................................  1,185,280            12.28%

---------------
  *  Less than 1%

 (1) Each person effectively exercises sole (or shares with spouse or other immediate family member) voting or dispositive power as to shares reported.

 (2) For purposes of calculating the aggregate ownership percentage, all options exercisable have been added to the amount of outstanding common stock as of January 7, 2000.

 (3) Includes 40,451; 7,848; 40,452; 32,951; 40,451 and 40,452 shares subject to options held by Messrs. Davis, Gunther, Donald LaPasta, Douglas G. LaPasta, Neumann, and Newby, respectively, under the Amended and Restated Reliance Bancorp, Inc. 1994 Stock Option Plan for Outside Directors (the "1994 DIRECTORS' OPTION PLAN") which are currently exercisable. Also includes 22,500 options held by Messrs. Davis, Gunther, Donald LaPasta, Douglas G. LaPasta, Neumann, and Newby each under the Reliance Bancorp, Inc. 1996 Incentive Stock Option Plan Amended and Restated as of February 19, 1997 (the "1996 STOCK OPTION PLAN") which are currently exercisable.

 (4) Includes 42,100; 110,250; 55,890; 17,805; 23,805 and 36,225 shares subject to options held by Messrs. R.L. Nielsen, R.A. Nielsen, Sauvigne, Lavelle, Hagan and Traxler, respectively, under the Reliance Bancorp, Inc. 1994 Incentive Stock Option Plan (the "1994 STOCK OPTION PLAN") which are currently exercisable. Also includes 33,198; 33,198; 33,198; 21,282; 21,282 and 15,132 shares subject to options held by Messrs. R.L. Nielsen, R.A. Nielsen, Sauvigne, Lavelle, Hagan and Traxler, respectively, under the 1996 Stock Option Plan which are currently exercisable.

 (5) Includes 11,226; 11,226; 8,313; 6,714 and 8,699 shares beneficially owned by Messrs. R.A. Nielsen, Sauvigne, Lavelle, Hagan and Traxler, respectively, under the ESOP.

 (6) Includes 18,515 and 3,251 shares beneficially owned by Messrs. R.A. Nielsen and Sauvigne, respectively, under the Reliance Federal Savings Bank Supplemental Executive Retirement Plan (the "SERP").

 (7) Raymond A. Nielsen is the son of Raymond L. Nielsen.

 (8) Douglas G. LaPasta is the nephew of Donald LaPasta.

                    REGULATION AND SUPERVISION OF NORTH FORK

GENERAL

     North Fork is a bank holding company subject to supervision and regulation by the Federal Reserve Board under the BHC Act. As a bank holding company, North Fork's activities and those of its banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking, and North Fork may not directly or indirectly acquire the ownership or control of more than 5% of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board.

     North Fork Bank, as a New York-chartered, FDIC insured depository institution, is subject to the supervision, regulation, and examination of the New York State Banking Department and the FDIC. The FDIC has broad enforcement authority over federally-insured depository institutions, including the power to terminate deposit insurance, to appoint a conservator or receiver if any of a number of conditions are met, and to impose substantial fines and other civil penalties. Almost every aspect of the operations and financial condition of North Fork Bank is subject to extensive regulation and supervision and to various requirements and restrictions under federal and state law, including requirements governing capital adequacy, liquidity, earnings, dividends, reserves against deposits, management practices, branching, loans, investments, and the provision of services. Various consumer protection laws and regulations also affect the operations of North Fork Bank. The deposits of North Fork Bank are insured up to applicable limits by the FDIC.

     Supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, not for the protection of bank holding company stockholders or creditors.

     The following description summarizes some of the laws to which North Fork and North Fork Bank are subject. To the extent statutory or regulatory provisions or proposals are described, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

PAYMENT OF DIVIDENDS

     North Fork is a legal entity separate and distinct from its subsidiaries. The principal source of funds for North Fork is dividends from North Fork Bank, and there are various legal and regulatory limitations under federal and state law on the extent to which banking subsidiaries can finance or otherwise supply funds to their holding companies.

     Federal Reserve Board policy provides that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial condition. In addition, among other things, dividends from a New York-chartered bank, such as North Fork Bank, are limited to an amount equal to the bank's net profits for the current year plus its prior two years' retained net profits, less any required transfer to surplus or a fund for the retirement of any preferred stock by the regulations of the Banking Department.

     Under federal law, a depository institution is prohibited from paying a dividend if the depository institution would thereafter be "undercapitalized" as determined by the federal bank regulatory agencies. The relevant federal regulatory agencies, and the state regulatory agency, the Banking Department, also have authority to prohibit a bank or bank holding company from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of North Fork Bank, be deemed to constitute such an unsafe or unsound practice.

TRANSACTIONS WITH AFFILIATES

     North Fork Bank is subject to restrictions under federal law which limit certain transactions with North Fork and its nonbanking subsidiaries, including loans, other extensions of credit, investments or asset purchases. Such transactions by a banking subsidiary with any one affiliate are limited in amount to 10% of the bank's capital and surplus and, with all affiliates together, to an aggregate of 20% of the bank's capital and surplus. Furthermore, such loans and extensions of credit, as well as certain other transactions, are required to be secured in specified amounts. These and certain other transactions, including any payment of money to North Fork, must be on terms and conditions that are or in good faith would be offered to nonaffiliated companies.

HOLDING COMPANY LIABILITY

     Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve Board policy, a holding company may not be inclined to provide it. As discussed below under "Prompt Corrective Action," a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

     In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

PROMPT CORRECTIVE ACTION

     Under the Federal Deposit Insurance Corporation Improvement Act of 1991, the federal banking agencies must take prompt supervisory and regulatory actions against undercapitalized depository institutions. Depository institutions are assigned one of five capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized," and are subjected to differential regulation corresponding to the capital category within which the institution falls. Under certain circumstances, a well capitalized, adequately capitalized or undercapitalized institution may be treated as if the institution were in the next lower capital category. A depository institution is generally prohibited from making capital distributions (including paying dividends) or paying management fees to a holding company if the institution would thereafter be undercapitalized. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew or roll over brokered deposits.

     The banking regulatory agencies are permitted or, in certain cases, required to take certain actions with respect to institutions falling within one of the three undercapitalized categories. Depending on the level of an institution's capital, the agency's corrective powers include, among other things:

     - prohibiting the payment of principal and interest on subordinated debt;

     - prohibiting the holding company from making distributions without prior regulatory approval;

     - placing limits on asset growth and restrictions on activities; placing additional restrictions on transactions with affiliates;

     - restricting the interest rate the institution may pay on deposits; prohibiting the institution from accepting deposits from correspondent banks; and

     - in the most severe cases, appointing a conservator or receiver for the institution.

     A banking institution that is undercapitalized is required to submit a capital restoration plan, and such a plan will not be accepted unless, among other things, the banking institution's holding company guarantees the plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy. As of September 30, 1999, North Fork Bank exceeded the required capital ratios for classification as "well capitalized." See "-- Capital Adequacy" on page 63.

CAPITAL ADEQUACY

                     RISK-BASED CAPITAL AND LEVERAGE RATIOS

                                                              RISK-BASED RATIOS
                                                              ------------------
                                                              TIER I      TOTAL     LEVERAGE
AS OF SEPTEMBER 30, 1999                                      CAPITAL    CAPITAL    RATIO(1)
------------------------                                      -------    -------    --------
North Fork..................................................   12.76%     13.75%      7.65%
North Fork Bank.............................................   10.95%     11.96%      6.45%
Reliance(2).................................................   16.86%     17.72%      7.34%
Reliance Federal Savings Bank...............................   16.34%     17.20%      7.08%
JSB(2)......................................................   26.14%     28.32%     20.93%
Jamaica Savings Bank........................................   23.41%     25.44%     18.76%
Minimum required ratio......................................    4.00%      8.00%      4.00%
"Well capitalized" minimum ratio............................    6.00%     10.00%      5.00%

---------------
(1) For all but the most highly-rated bank holding companies and banks, the leverage ratio is 3 percent plus an additional percentage of at least 100 to 200 basis points.

(2) Each of JSB and Reliance is a unitary thrift holding company and, accordingly, neither is subject to any minimum required risk-based and leverage ratios.

     The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. The minimum ratio of total capital to risk-weighted assets (which are the credit risk equivalents of balance sheet assets and certain off balance sheet items such as standby letters of credit) is 8%. At least half of the total capital must be composed of common stockholders' equity (including retained earnings), qualifying non-cumulative perpetual preferred stock (and, for bank holding companies only, a limited amount of qualifying cumulative perpetual preferred stock), and minority interests in the equity accounts of consolidated subsidiaries, less goodwill, other disallowed intangibles and disallowed deferred tax assets, among other items. The remainder may consist of a limited amount of subordinated debt, other perpetual preferred stock, hybrid capital instruments, mandatory convertible debt securities that meet certain requirements, as well as a limited amount of reserves for loan losses. The Federal Reserve Board has also adopted a minimum leverage ratio for bank holding companies, requiring Tier 1 capital of at least 3% of average total consolidated assets.

     The FDIC has also established risk-based and leverage capital guidelines which state non-member banks are required to meet. These regulations are generally similar to those established by the Federal Reserve Board for bank holding companies. The capital ratios for North Fork, North Fork Bank, Reliance and Reliance Federal Bank are provided in the chart above.

     The federal bank regulatory agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve Board guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. In addition, the regulations of the Federal Reserve Board provide that concentration of credit risk, interest rate risk and certain risks arising from nontraditional activities, as well as an institution's ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization's overall capital adequacy. The agencies have also adopted an adjustment to the risk-based capital calculations to cover market risk in trading accounts of certain institutions.

     The federal bank regulatory agencies recently adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agencies' determination of a banking institution's capital adequacy. The amendments require such institutions to effectively measure and monitor their interest rate risk and to maintain capital adequate for that risk.

     As discussed below under "Enforcement Powers of the Federal Banking Agencies," failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and the placement of the institution into conservatorship or receivership.

ENFORCEMENT POWERS OF THE FEDERAL BANKING AGENCIES

     The federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject North Fork, North Fork Bank, Reliance or Reliance Federal Savings Bank, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. In addition to the grounds discussed under "Prompt Corrective Action," the appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.

CONTROL ACQUISITIONS

     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, such as North Fork, would, under the circumstances set forth in the presumption, constitute acquisition of control of North Fork.

     In addition, any company is required to obtain the approval of the Federal Reserve Board under the BHC Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding common stock of North Fork, or otherwise obtaining control or a "controlling influence" over North Fork.

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 permits an adequately capitalized and adequately managed bank holding company, with Federal Reserve Board approval, to acquire banking institutions located in states other than the bank holding company's home state without regard to whether the transaction is prohibited under state law. In addition, effective June 1, 1997, national banks and state banks with different home states are permitted to merge across state lines, with the approval of the appropriate federal banking agency, unless the home state of a participating banking institution has passed legislation prior to that date that expressly prohibits interstate mergers. De novo interstate branching is permitted if the laws of the host state so authorizes.

FUTURE LEGISLATION

     Various legislation is from time to time introduced in Congress, including proposals to overhaul the bank regulatory system, expand the powers of banking institutions and bank holding companies and limit the investments that a depository institution may make with insured funds. Such legislation may change banking statutes and the operating environment of North Fork and its subsidiaries in substantial and unpredictable ways. North Fork cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations, would have upon the financial condition or results of operations of North Fork or its subsidiaries.

                    DESCRIPTION OF NORTH FORK CAPITAL STOCK

GENERAL

     The authorized capital stock of North Fork consists of 200 million shares of North Fork common stock and 10 million shares of North Fork preferred stock, par value $1.00 per share. The preferred stock may be issued in one or more series with such terms and at such times and for such consideration as the North Fork board of directors determines. Subsequent to the Reliance special meeting, North Fork will hold a special meeting of its stockholders for the purpose of approving the JSB merger and a proposal to amend the North Fork certificate of incorporation to increase the number of authorized shares of common stock to 500 million and to reduce the par value per share of the common stock from $2.50 to $0.01.

     As of the North Fork record date, 128,439,378 shares of North Fork common stock were outstanding, and no shares of North Fork preferred stock were outstanding.

     As of the North Fork record date, 28,047,000 shares of North Fork common stock were reserved for issuance in the JSB merger, 2,668,719 shares of North Fork common stock had been reserved for issuance upon the exercise of outstanding stock options under various employee stock option plans, and 569,148 shares of North Fork common stock were reserved for issuance pursuant to North Fork's dividend reinvestment and stock purchase plans.

     The following summary of the terms of the capital stock of North Fork is not intended to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporate Law (the "DGCL") and is qualified by reference to the certificate of incorporation and bylaws of North Fork. To obtain copies of these documents, see "Where You Can Find More Information" on page 72.

COMMON STOCK

     The outstanding shares of North Fork common stock are fully paid and nonassessable. Holders of North Fork common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of North Fork common stock do not have pre-emptive rights and are not entitled to cumulative voting rights with respect to the election of directors. The North Fork common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions.

     Subject to the preferences applicable to any shares of North Fork preferred stock outstanding at the time, holders of North Fork common stock are entitled to dividends when and as declared by the North Fork board of directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

PREFERRED STOCK

     No shares of preferred stock are outstanding. The board of directors of North Fork may, without further action by the stockholders of North Fork, issue a series of North Fork preferred stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series.

ANTI-TAKEOVER PROVISIONS

     The North Fork certificate of incorporation and North Fork's bylaws provide that the North Fork board of directors is to be divided into three classes as nearly equal in number as possible. Directors are elected by classes to three year terms, so that approximately one-third of the directors of North Fork are elected at each annual meeting of the stockholders. In addition, North Fork's bylaws provide that the power to fill vacancies is vested in the North Fork board of directors. The overall effect of such provisions may be to prevent a person or entity from seeking to acquire control of North Fork through an increase in the number of directors on the North Fork board and the election of designated nominees to fill such newly created vacancies.

                        COMPARISON OF STOCKHOLDER RIGHTS

     North Fork and Reliance are incorporated under the laws of the State of Delaware. If the merger is completed, Reliance stockholders, whose rights are currently governed by the DGCL, the certificate of incorporation of Reliance and the amended and restated bylaws of Reliance, will, upon completion of the merger, become stockholders of North Fork, and their rights as such will be governed by the DGCL, the North Fork certificate of incorporation, as amended, and the bylaws of North Fork. The material differences between the rights of holders of Reliance common stock and the rights of holders of North Fork common stock, resulting from the differences in their governing documents, are summarized below.

     The following summary does not purport to be a complete statement of the rights of holders of North Fork common stock under applicable Delaware law, the North Fork certificate of incorporation and the North Fork bylaws or the rights of the holders of Reliance common stock under applicable Delaware law, the Reliance certificate of incorporation and the Reliance bylaws, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the DGCL and the governing corporate instruments of North Fork and Reliance, to which the holders of Reliance common stock are referred. Copies of such governing corporate instruments of North Fork and Reliance are available, without charge, to any person, including any beneficial owner to whom this proxy statement-prospectus is delivered, by following the instructions listed under "Where You Can Find More Information."

                  SUMMARY OF MATERIAL DIFFERENCES BETWEEN THE
   RIGHTS OF NORTH FORK STOCKHOLDERS AND THE RIGHTS OF RELIANCE STOCKHOLDERS

                             NORTH FORK STOCKHOLDER RIGHTS        RELIANCE STOCKHOLDER RIGHTS
                             -----------------------------        ---------------------------
STOCKHOLDER ACTION BY       North Fork stockholders may act     Reliance stockholders may not
WRITTEN CONSENT:            by written consent.                 act by written consent.

STOCKHOLDER NOMINA-         North Fork's by-laws permit         Reliance's by-laws permit
TIONS AND PROPOSALS FOR     stockholders of record to           stockholders of record to
BUSINESS:                   nominate candidates for election    nominate candidates for election
                            to North Fork's board of            to Reliance's board of di-
                            directors and to introduce other    rectors and to introduce other
                            business that is a proper matter    business that is a proper matter
                            for stockholder action in           for stockholder action in
                            connection with any annual          connection with any annual
                            meeting of stockholders. In         meeting of stockholders. In
                            either case, the stockholder        either case, the stockholder
                            must provide timely notice to       must provide timely notice to
                            the Secretary of North Fork and     the Secretary of Reliance, and
                            the notice must contain specific    the notice must contain spe-
                            information as further              cific information as further
                            delineated in North Fork's by-      delineated in Reliance's
                            laws.                               by-laws.
                            To be timely, notice must be        To be timely, notice must be
                            given to North Fork's Secretary     delivered to and received by
                            not less than 60 days in the        Reliance not less than 90 days
                            case of a notice of a nominee       prior to the meeting at which
                            and 45 days in the case of a        directors are to be elected or
                            notice of a proposed item of        the proposed business is to be
                            business,                           conducted, or, if Reliance gives
                                                                less than

                             NORTH FORK STOCKHOLDER RIGHTS        RELIANCE STOCKHOLDER RIGHTS
                             -----------------------------        ---------------------------
                            nor more than 90 days, in either    100 days' notice or prior public
                            case, before the anniversary of     disclosure of the meeting date,
                            the date of the prior year's        then notice by the stockholder
                            annual meeting of stockholders      must be received by the close of
                            in the case of a notice of a        business on the 10th day
                            nominee, and the anniversary of     following the date on which
                            the date on which North Fork        notice of the meeting was mailed
                            first mailed its proxy materials    to stockholders or public
                            for the preceding annual            disclosure was made, whichever
                            meeting, in the case of a notice    occurs first.
                            of a proposed item of business.
                            However, in either case, if the
                            annual meeting is held on a date
                            that is not within 30 days
                            before or after the anniversary
                            of the date of the prior year's
                            annual meeting, the notice must
                            be received no later than the
                            close of business on the 10th
                            day following the day on which
                            notice of the date of the annual
                            meeting was mailed or public
                            disclosure of the date of the
                            annual meeting was made,
                            whichever first occurs.
BUSINESS COMBINATIONS       Delaware law prohibits a            Reliance has not opted out of
INVOLVING INTERESTED        corporation from engaging in any    the interested stockholder
STOCKHOLDERS:               business combination with an        provisions of Delaware law.
                            interested stockholder (defined
                            as a 15% stockholder) for a         In addition, Reliance's
                            period of three years after the     certificate of incorporation
                            date that stockholder became an     provides that business
                            interested stockholder unless       combinations involving an
                            (i) before that date, the board     interested stockholder (as
                            of directors of the corporation     defined below) require the
                            approved the business               approval of the holders of at
                            combination or the transaction      least 80% of Reliance's then
                            transforming the stockholder        outstanding shares of voting
                            into an interested stockholder,     stock, except that such business
                            (ii) upon completion of the         combinations shall require only
                            transaction which resulted in       the affirmative vote of a
                            the stockholder becoming an         majority of the outstanding
                            interested stockholder, that        shares of Reliance capital stock
                            stockholder owned at least 85%      entitled to vote if: (i) the
                            of the outstanding voting stock     business combination has been
                            (excluding shares owned by          approved by a majority of the
                            directors, officers and certain     disinterested directors of
                            employee stock ownership plans)     Reliance, or (ii) the business
                            or (iii) on or after the date       combination meets certain
                            the stockholder became an           conditions which are designed to
                            interested stockholder, the         afford the stockholders a fair
                            business combination received       price in consideration for their
                            the approval of both the cor-       shares.
                            poration's directors and the
                            holders of two-thirds of the        The term "INTERESTED
                            outstanding voting shares not       STOCKHOLDER" is defined in
                            owned by the interested             Reliance's certificate of in-
                            stockholder voted at a meeting      corporation to include any
                            and not by written consent. A       individual, corporation,
                            Delaware corporation may opt out    partnership or other entity
                            of this provision through an        (other than Reliance or a
                            amendment to its certifi-           subsidiary of Reliance) which
                                                                (i) beneficially owns, directly
                                                                or indirectly, 10% or more of
                                                                the outstanding shares of Re-

                             NORTH FORK STOCKHOLDER RIGHTS        RELIANCE STOCKHOLDER RIGHTS
                             -----------------------------        ---------------------------
                            cate of incorporation or bylaws     liance voting stock; (ii) is an
                            adopted by a majority of the        affiliate (as defined in Rule
                            outstanding voting shares. North    12b-2 of the Rules and
                            Fork has not adopted any such       Regulations under the Exchange
                            amendment.                          Act) of Reliance and at any time
                                                                within the two-year period
                                                                immediately prior to the date in
                                                                question was the beneficial
                                                                owner, directly or indirectly,
                                                                of 10% or more of the outstand-
                                                                ing shares of Reliance voting
                                                                stock; or (iii) is an assignee
                                                                or has otherwise succeeded to
                                                                any shares of Reliance voting
                                                                stock which were at any time
                                                                within the two-year period
                                                                immediately prior to the date in
                                                                question beneficially owned by
                                                                any interested stockholder if
                                                                such assignment or succession
                                                                did not occur in the course of a
                                                                public offering within the
                                                                meaning of the Securities Act.
REMOVAL OF DIRECTORS:       In accordance with Delaware law,    The Reliance certificate
                            North Fork stockholders may         provides that stockholders of
                            remove a director only for cause    Reliance may only remove a
                            by a vote of the holders of a       director for cause and only by
                            majority of the then-               the affirmative vote of at least
                            outstanding shares entitled to      80% of the outstanding shares
                            vote thereon.                       entitled to vote.

CONSIDERATION OF OTHER      The North Fork certificate of       Reliance is also governed by the
CONSTITUENCIES:             incorporation does not contain      provisions of Delaware law. In
                            any provision specifically          addition, the Reliance
                            authorizing or requiring the        certificate of incorporation
                            North Fork board of directors to    provides that when evaluating
                            consider the interests of any       any offer by a third party for a
                            constituencies of North Fork        merger or similar transaction,
                            other than its stockholders in      the Reliance board of directors
                            considering whether to approve      may, in connection with the
                            or oppose any corporate ac-         exercise of its judgment in
                            tion, including a merger or         determining what is in the best
                            similar transaction. Pursuant to    interest of Reliance and its
                            case law interpreting statutory     stockholders, give due
                            provisions of Delaware law, the     consideration to all relevant
                            board of directors of a Delaware    factors, including, without
                            corporation such as North Fork      limitation, those factors that
                            generally may consider the im-      directors of any subsidiary of
                            pact of such a transaction on       Reliance may consider in
                            North Fork's other                  evaluating any action that may
                            constituencies, provided that       result in a change in control of
                            doing so bears some reasonable      the subsidiary and the social
                            relationship to general             and economic effect of accept-
                            stockholder interests.              ance of such offer on: (i)
                                                                Reliance's present and future
                                                                customers and employees and
                                                                those of its subsidiaries; (ii)
                                                                the communities in which Reli-
                                                                ance and its subsidiaries
                                                                operate or are located; (iii)
                                                                the ability of Reliance to
                                                                fulfill its corporate objective
                                                                as a savings and loan holding
                                                                company under

                             NORTH FORK STOCKHOLDER RIGHTS        RELIANCE STOCKHOLDER RIGHTS
                             -----------------------------        ---------------------------
                                                                applicable laws and regulations;
                                                                and (iv) the ability of Reliance
                                                                Federal Savings Bank to fulfill
                                                                the objectives of a stock form
                                                                savings bank under applicable
                                                                statutes and regulations.

PERSONAL LIABILITY OF       Subject to Delaware law, the        The Reliance certificate of
DIRECTORS:                  North Fork certificate of           incorporation limits the
                            incorporation limits the            personal liability of di-
                            personal liability of directors     rectors of Reliance for monetary
                            to North Fork or its                damages resulting from a breach
                            stockholders for monetary           of fiduciary duty as a director
                            damages for breach of fidu-         to the fullest extent permitted
                            ciary duty as a director to         under Delaware law.
                            $25,000 per occurrence.

AMENDMENT OF BY-LAWS:       North Fork's by-laws may be         The Reliance certificate of
                            amended by affirmative vote of      incorporation and by-laws
                            holders of a majority of the        provide that the Reliance board
                            outstanding shares of North Fork    of directors is empowered to
                            capital stock present and voting    adopt, amend or repeal the
                            at a meeting at which a quorum      by-laws, by a vote of the
                            is present. The North Fork          majority of the entire board of
                            certificate of incorporation        directors, and the stockhold-
                            also authorizes the board of        ers may adopt, amend or repeal
                            directors to adopt, amend or        the by-laws by the affirmative
                            repeal the by-laws.                 vote of holders of at least 80%
                                                                of the voting stock, voting
                                                                together as a single class.
AMENDMENT OF                The DGCL provides that amend-       Reliance's certificate of
CERTIFICATE:                ments to a corporation's            incorporation requires the
                            certificate of incorporation        affirmative vote of the holders
                            generally require a resolution      of at least 80% of the voting
                            by the corporation's board of       power of all of the
                            directors setting forth the         then-outstanding shares of
                            amendment proposed and declaring    Reliance capital stock enti-
                            its advisability and the            tled to vote generally in the
                            adoption of such amendment by       election of directors, voting
                            the affirmative vote of holders     together as a single class, to
                            of a majority of the                amend or repeal the provisions
                            corporation's outstanding stock     of Reliance's certificate of
                            entitled to vote thereon. The       incorporation regarding: (i) the
                            North Fork certificate of           amendment of Reliance's
                            incorporation contains no           certificate of incorporation;
                            further provisions concerning       (ii) the limitation on voting
                            the amendment of the North Fork     rights of Reliance common stock;
                            certificate.                        (iii) the prohibition of stock-
                                                                holder action by written
                                                                consent; (iv) the calling of
                                                                special meetings of
                                                                stockholders; (v) the number of
                                                                directors and the classification
                                                                of the Reliance board of
                                                                directors, the filling of
                                                                vacancies on the Reliance board
                                                                of directors, the removal of
                                                                directors and the requirement of
                                                                advance notice of stockholder
                                                                nominations for the election of
                                                                directors; (vi) the amendment of
                                                                Reliance's by-laws; (vii) higher
                                                                vote requirements for certain
                                                                actions; and (viii) director and
                                                                officer indemnification.

                             NORTH FORK STOCKHOLDER RIGHTS        RELIANCE STOCKHOLDER RIGHTS
                             -----------------------------        ---------------------------
SPECIAL MEETING OF          Special meetings of North Fork      Special meetings of Reliance
STOCKHOLDERS:               stockholders may be called by       stockholders may be called by
                            the board of directors, the         the board of directors pursuant
                            Chairman or the President.          to a resolution adopted by a
                                                                majority of the total number of
                                                                authorized directors that
                                                                Reliance would have if there
                                                                were no vacancies. At any
                                                                special meeting of stockholders,
                                                                only such business as shall have
                                                                been brought before the meeting
                                                                by or at the direction of the
                                                                board of directors may be
                                                                conducted.

LIMIT ON STOCKHOLDER        The North Fork certificate of       The Reliance certificate of
VOTING:                     incorporation has no provision      incorporation provides that
                            specifically limiting               record owners of any outstanding
                            stockholder voting rights.          Reliance common stock which is
                                                                beneficially owned by a person
                                                                who, as of any record date for
                                                                the determination of
                                                                stockholders entitled to vote on
                                                                any matter, beneficially owns in
                                                                excess of 10% of the then
                                                                outstanding shares of Reliance
                                                                common stock (the "LIMIT"), are
                                                                not entitled to any vote with
                                                                respect to the shares held in
                                                                excess of the limit. Reliance's
                                                                certificate of incorporation
                                                                authorizes the board of
                                                                directors of Reliance to
                                                                construe and apply the
                                                                provisions regarding the limit
                                                                and to make all determinations
                                                                necessary or desirable to
                                                                implement such provisions.
STOCKHOLDER RIGHTS PLAN:    North Fork does not have a          Reliance maintains a stockholder
                            stockholder rights plan. While      rights plan which is designed to
                            North Fork has no present           (i) protect stockholders from
                            intention to adopt a stockholder    attempts to acquire control of
                            rights plan, the North Fork         Reliance without the approval of
                            board or the combined company       the Reliance board of directors
                            board could do so without           and (ii) prevent abusive tac-
                            stockholder approval at any         tics from potential acquirors
                            future time.                        that do not treat all
                                                                stockholders fairly. The rights
                                                                issued under the plan are not
                                                                currently exercisable or
                                                                transferable, and no separate
                                                                certificates evidencing such
                                                                rights will be distributed,
                                                                unless certain events occur.
                                                                The Reliance rights agreement
                                                                was not intended to prevent a
                                                                takeover of Reliance. However,
                                                                it may cause substantial
                                                                dilution to certain persons or
                                                                groups that beneficially acquire
                                                                10% or more of Reliance common
                                                                stock unless the rights issuable
                                                                under the plan

                             NORTH FORK STOCKHOLDER RIGHTS        RELIANCE STOCKHOLDER RIGHTS
                             -----------------------------        ---------------------------
                                                                are first redeemed by the
                                                                Reliance board of directors.
                                                                Accordingly, the rights
                                                                agreement may result in Reli-
                                                                ance being less attractive to a
                                                                potential acquiror and, in the
                                                                event that the existence of the
                                                                rights issuable under the plan
                                                                did deter certain potential
                                                                acquirors, the plan could result
                                                                in holders of Reliance common
                                                                stock receiving less in the
                                                                event of a takeover. The plan
                                                                will not interfere with any
                                                                merger or other business
                                                                combination approved by the
                                                                Reliance board of directors.
PURSUANT TO THE TERMS OF
THE RELIANCE RIGHTS
AGREEMENT, THE EXECU-
TION OF THE MERGER
AGREEMENT AND THE STOCK
OPTION AGREEMENT WILL
NOT RESULT IN THE
ABILITY OF ANY
INDIVIDUAL TO EXERCISE
ANY RIGHTS UNDER THE
RIGHTS AGREEMENT.

                                 LEGAL MATTERS

     The validity of the North Fork common stock to be issued in connection with the merger will be passed upon for North Fork by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of North Fork and its subsidiaries incorporated in this proxy statement-prospectus by reference to North Fork's Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated by reference in reliance on the report with respect to those financial statements of KPMG LLP, independent accountants, given upon the authority of that firm as experts in accounting and auditing.

     The consolidated statement of condition of Reliance and subsidiary as of June 30, 1999 and the related consolidated statements of income, changes in stockholders' equity, comprehensive income and cash flows for the year then ended, incorporated in this proxy statement-prospectus by reference to Reliance's Annual Report on Form 10-K for the year ended June 30, 1999, have been so incorporated by reference in reliance on the report with respect to those financial statements of Arthur Andersen LLP, independent accountants, given upon the authority of that firm as experts in accounting and auditing.

     The consolidated statement of condition of Reliance and subsidiary as of June 30, 1998 and the related consolidated statements of income, changes in stockholders' equity, comprehensive income and cash flows for each of the years in the two-year period then ended, incorporated in this proxy statement-prospectus by reference to Reliance's Annual Report on Form 10-K for the year ended June 30, 1999, have been so incorporated by reference in reliance on the report with respect to those financial statements of KPMG LLP, independent accountants, given upon the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of JSB and its subsidiaries incorporated in this proxy statement-prospectus by reference to North Fork's Current Report on Form 8-K filed on December 30, 1999 have been so incorporated by reference in reliance on the report with respect to those financial statements of KPMG LLP, independent accountants, given upon the authority of that firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

     Reliance will hold its 1999 Annual Meeting of Stockholders only if the merger is not consummated. In the event that this meeting is held, Reliance stockholders may submit proposals to be considered for stockholder action at Reliance's 1999 annual meeting of stockholders if they do so in accordance with applicable regulations of the SEC and applicable provisions of Reliance's by-laws. Any proposals must be received by the Secretary of Reliance within a reasonable time before Reliance begins to print and mail its proxy materials in order to be considered for inclusion in Reliance's 1999 Annual Meeting proxy materials. Any proposals intended to be presented at the 1999 Annual Meeting of Stockholders but not submitted to Reliance for inclusion Reliance's 1999 Annual Meeting proxy materials must be received by the Secretary of Reliance no later than ten days following the date on which notice of such meeting is first provided to Reliance stockholders.

                                 OTHER MATTERS

     As of the date of this proxy statement-prospectus, the Reliance board of directors knows of no matter that will be presented for consideration at the Reliance special meeting other than as described in this proxy statement-prospectus. If any other matters do properly come before the Reliance special meeting and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by such proxy as to any of those other matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of management.

                      WHERE YOU CAN FIND MORE INFORMATION

     North Fork has filed with the SEC a registration statement under the Securities Act that registers the distribution to Reliance stockholders of the shares of North Fork common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about North Fork and North Fork common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement-prospectus.

     In addition, North Fork, Reliance and JSB file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

     Public Reference Room        North East Regional Office        Midwest Regional Office
    450 Fifth Street, N.W.           7 World Trade Center           500 West Madison Street
           Room 1024                      Suite 1300                      Suite 1400
    Washington, D.C. 20549         New York, New York 10048      Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like North Fork and Reliance, who file electronically with the SEC. The address of that site is HTTP://WWW.SEC.GOV.

     You can also inspect reports, proxy statements and other information about North Fork and JSB at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and information about Reliance at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows North Fork and Reliance to "incorporate by reference" information into this proxy statement-prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement-prospectus, except for any information that is superseded by information that is included directly in this document.

     This proxy statement-prospectus incorporates by reference the documents listed below that North Fork and Reliance have previously filed with the SEC. They contain important information about our companies and their financial condition.

NORTH FORK SEC FILINGS                                               PERIOD
----------------------                                               ------
Annual Report on Form 10-K................  Year ended December 31, 1998, as filed on March 29, 1999
Quarterly Report on Form 10-Q.............  Quarter ended September 30, 1999, as filed on November
                                            15, 1999
Quarterly Report on Form 10-Q.............  Quarter ended June 30, 1999, as filed on August 6, 1999
Quarterly Report on Form 10-Q.............  Quarter ended March 31, 1999, as filed on May 14, 1999
The description of North Fork common stock
  set forth in North Fork's registration
  statements filed by North Fork pursuant
  to Section 12 of the Exchange Act
  including any amendment or report filed
  for purposes of updating any such
  description.
The portions of North Fork's proxy
  statement for the annual meeting of
  stockholders held on April 27, 1999 that
  have been incorporated by reference in
  the 1998 North Fork Form 10-K.
Current Reports on Form 8-K...............  Filed on:
                                            - December 30, 1999
                                            - October 25, 1999
                                            - August 31, 1999
                                            - August 16, 1999

RELIANCE SEC FILINGS                                                 PERIOD
--------------------                                                 ------
Annual Report on Form 10-K................  Year ended June 30, 1999, as filed on September 28, 1999
Quarterly Report on Form 10-Q.............  Quarter ended September 30, 1999, as filed on November
                                            15, 1999
The description of Reliance's common stock
  set forth in Reliance's registration
  statement on Form 8-A...................  Filed on July 27, 1996
Current Reports on Form 8-K...............  Filed on:
                                            - October 21, 1999
                                            - August 31, 1999

     North Fork and Reliance incorporate by reference additional documents that either company may file with the SEC between the date of this proxy statement-prospectus and the date of the Reliance special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     North Fork has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to North Fork, as well as all pro forma financial information, and Reliance has supplied all relevant information relating to Reliance.

     You can obtain any of the documents incorporated by reference in this document through North Fork or Reliance, as the case may be, or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement-prospectus. You can obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

      NORTH FORK BANCORPORATION, INC.                      RELIANCE BANCORP, INC.
           275 Broad Hollow Road                             585 Stewart Avenue
          Melville, New York 11747                      Garden City, New York 11530
               (631) 844-1004                                  (516) 222-9300
        Attention: Aurelie S. Graf,                      Attention: Paul D. Hagan,
            Corporate Secretary                           Chief Financial Officer

     If you would like to request documents, please do so by February 3, 2000 to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     We have not authorized anyone to give any information or make any representation about the merger of our companies that is different from, or in addition to, that contained in this proxy statement-prospectus or in any of the materials that we have incorporated by reference into this proxy statement-prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement-prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of North Fork, Reliance and JSB, as well as certain information relating to the merger and/or the JSB merger, including, without limitation:

     -- statements relating to the cost savings and accretion to reported earnings estimated to result from the merger and the JSB merger,

     -- statements relating to revenues of the combined company after the merger and the JSB merger,

     -- statements relating to the restructuring charges estimated to be incurred in connection with the merger and the JSB merger, and

     -- statements preceded by, followed by or that include the words
        "believes," "expects," "anticipates," "estimates" or similar expressions.

     These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

     -- expected cost savings from the merger and the JSB merger may not be fully realized or realized within the expected time frame,

     -- revenues following the merger and the JSB merger may be lower than expected,

     -- competitive pressures among financial services companies may increase significantly,

     -- costs or difficulties related to the integration of the businesses of North Fork, Reliance and JSB may be greater than expected,

     -- changes in the interest rate environment may reduce interest margins,

     -- general economic conditions, whether internationally, nationally or in the regional and local market areas in which North Fork, Reliance and/or JSB are doing business, may be less favorable than expected,

     -- legislative or regulatory changes may adversely affect the businesses in which North Fork, Reliance and JSB are engaged,

     -- technological changes, including year 2000 data systems compliance issues, may be more difficult or expensive than anticipated, and

     -- changes may occur in the securities markets.

     See "Where You Can Find More Information."

         PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

     The following pro forma condensed combined financial statements are based on the historical financial statements of North Fork, Reliance and JSB, under the assumptions and adjustments set forth in the accompanying notes. The Pro Forma Condensed Combined Balance Sheets give effect to the merger and the JSB merger as if such transactions had become effective as of September 30, 1999. The Pro Forma Condensed Combined Statements of Income give effect to the merger and the JSB merger as if such transactions had become effective as of the beginning of each of the periods for which information is presented. The pro forma information assumes that the merger is accounted for using the purchase method of accounting and the JSB merger is accounted for under the pooling-of-interests method of accounting.

     Completion of the merger is not conditioned upon completion of the JSB merger, and North Fork intends to complete the merger regardless of whether all conditions to completion of the JSB merger have been satisfied. Accordingly, the pro forma condensed combined financial statements contain information reflecting the combination of North Fork and Reliance without JSB. There can be no assurance that North Fork will complete its merger with JSB.

     Reliance's annual reporting periods are as of and for the year ended June 30, whereas North Fork and JSB utilize a calendar year reporting period. Reliance's financial results for the nine months ended September 30, 1999 and 1998 and the twelve months ended December 31, 1998 have been utilized in order to conform to the calendar year reporting period of North Fork.

     The unaudited pro forma condensed combined financial statements should be read in conjunction with and are qualified in their entirety by the historical financial statements, including the notes thereto, of North Fork, Reliance and JSB incorporated by reference into this document. See "Where You Can Find More Information" on page 72. Certain Reliance and JSB financial information has been reclassified to conform with North Fork's financial information.

     The unaudited pro forma condensed combined financial statements do not give effect to the anticipated cost savings and revenue enhancement opportunities that could result from the merger or the JSB merger. The pro forma information is not necessarily indicative of the combined financial position or the results of operations of the companies in the future or of the combined financial position or the results of operations which would have been realized had the mergers been completed during the periods or as of the dates for which the pro forma information is presented.

                        NORTH FORK BANCORPORATION, INC.

           COMBINED WITH RELIANCE BANCORP, INC. & JSB FINANCIAL, INC.
                  PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                                  (UNAUDITED)
                               SEPTEMBER 30, 1999
                             (DOLLARS IN THOUSANDS)

                                                                   PRO FORMA
                                                                  ADJUSTMENTS          NORTH FORK/
                                                             ---------------------      RELIANCE
                                  NORTH FORK     RELIANCE     DEBITS      CREDITS       PRO FORMA       JSB
                                  -----------   ----------   --------     --------     -----------   ----------
ASSETS
Cash & Due from Banks...........  $   164,416   $   29,623   $124,731(6)  $124,731(3a) $  170,153    $   12,753
                                                                            23,886(3c)
Money Market Investments........      200,156           --                                200,156        32,500
Securities:
 Available-for-Sale.............    3,598,197    1,012,881        412(5)    14,370(3b)  4,467,180        90,006
                                                                               209(3b)
                                                                             5,000(5)
                                                                           124,731(6)
 Held-to-Maturity...............    1,279,978      309,679                              1,589,657       193,540
                                  -----------   ----------   --------     --------     -----------   ----------
 Total Securities...............    4,878,175    1,322,560        412      144,310      6,056,837       283,546
                                  -----------   ----------   --------     --------     -----------   ----------
Loans, net of Unearned Income...    6,386,042    1,007,594                              7,393,636     1,232,745
 Allowance for Loan Losses......       68,950        9,068                                 78,018         5,937
                                  -----------   ----------   --------     --------     -----------   ----------
 Net Loans......................    6,317,092      998,526         --           --      7,315,618     1,226,808
                                  -----------   ----------   --------     --------     -----------   ----------
Premises & Equipment, Net.......       73,600       17,779                                 91,379        18,310
Accrued Interest Receivable.....       71,989       14,148                                 86,137         8,840
Intangible Assets...............       81,052       53,232                                342,516            --
                                                              305,524(3b)  171,702(3d)
                                                               14,370(3b)
                                                               18,574(3c)
                                                               41,466(4)
Other Assets....................      128,367       43,031         89(3b)      176(5)     186,307        13,013
                                                                5,312(3c)
                                                                9,684(4)
                                  -----------   ----------   --------     --------     -----------   ----------
 Total Assets...................  $11,914,847   $2,478,899   $520,162     $464,805     $14,449,103   $1,595,770
                                  ===========   ==========   ========     ========     ===========   ==========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Demand Deposits.................  $ 1,461,517   $   62,615                              1,524,132    $   54,925
Savings N.O.W. & Money Market
 Deposits.......................    2,893,521      651,252                              3,544,773       647,948
Time Deposits...................    2,215,860      853,985                              3,069,845       427,803
                                  -----------   ----------   --------     --------     -----------   ----------
 Total Deposits.................    6,570,898    1,567,852         --           --      8,138,750     1,130,676
                                  -----------   ----------   --------     --------     -----------   ----------
Federal Funds Purchased &
 Securities Sold Under
 Agreements to Repurchase.......    2,676,416      328,334                              3,004,750            --
Other Borrowings................    1,494,000      333,655                              1,827,655        50,000
Accrued Expenses & Other
 Liabilities....................      256,649       27,356         --       51,150(4)     335,155        40,862
                                  -----------   ----------   --------     --------     -----------   ----------
 Total Liabilities..............  $10,997,963   $2,257,197   $     --     $ 51,150     $13,306,310   $1,221,538
                                  -----------   ----------   --------     --------     -----------   ----------
Capital Securities..............  $   199,308   $   50,000   $  5,000(5)  $     --     $  244,308    $       --
STOCKHOLDERS' EQUITY
Preferred Stock.................  $        --   $       --   $     --     $     --     $       --    $       --
Common Stock....................      362,816          108        108(3d)       --        362,816           160
Additional Paid in Capital......       34,685      121,309     42,501(3b)       --         (7,816)      170,219
                                                              121,309(3d)
Retained Earnings...............      646,373      119,607    119,607(3d)       --        646,373       345,616
Accumulated Other Comprehensive
 Income -- Unrealized (Losses)/
 Gains on Securities
 Available-for-Sale, net of
 taxes..........................      (51,018)     (14,654)       120(3b)   14,654(3d)    (50,902)       38,388
                                                                               236(5)
Deferred Compensation...........      (21,944)      (4,093)        --        4,093(3d)    (21,944)       (4,758)
Treasury Stock..................     (253,336)     (50,575)   124,731(3a)  348,025(3b)    (30,042)     (175,393)
                                                                            50,575(3d)
                                  -----------   ----------   --------     --------     -----------   ----------
 Total Stockholders' Equity.....  $   717,576   $  171,702   $408,376     $417,583     $  898,485    $  374,232
                                  -----------   ----------   --------     --------     -----------   ----------
 Total Liabilities and
   Stockholders' Equity.........  $11,914,847   $2,478,899   $413,376     $468,733     $14,449,103   $1,595,770
                                  ===========   ==========   ========     ========     ===========   ==========

                                        PRO FORMA               ALL
                                       ADJUSTMENTS            COMBINED
                                  ---------------------     TRANSACTIONS
                                   DEBITS      CREDITS       PRO FORMA
                                  --------     --------     ------------
ASSETS
Cash & Due from Banks...........                            $   182,906
Money Market Investments........                                232,656
Securities:
 Available-for-Sale.............                              4,557,186
 Held-to-Maturity...............                              1,783,197
                                  --------     --------     -----------
 Total Securities...............        --           --       6,340,383
                                  --------     --------     -----------
Loans, net of Unearned Income...                              8,626,381
 Allowance for Loan Losses......                                 83,955
                                  --------     --------     -----------
 Net Loans......................        --           --       8,542,426
                                  --------     --------     -----------
Premises & Equipment, Net.......                                109,689
Accrued Interest Receivable.....                                 94,977
Intangible Assets...............                                342,516
Other Assets....................     6,357(8)        --         205,677
                                  --------     --------     -----------
 Total Assets...................  $  6,357     $     --     $16,051,230
                                  ========     ========     ===========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Demand Deposits.................                            $ 1,579,057
Savings N.O.W. & Money Market
 Deposits.......................                              4,192,721
Time Deposits...................                              3,497,648
                                  --------     --------     -----------
 Total Deposits.................        --           --       9,269,426
                                  --------     --------     -----------
Federal Funds Purchased &
 Securities Sold Under
 Agreements to Repurchase.......                              3,004,750
Other Borrowings................                              1,877,655
Accrued Expenses & Other
 Liabilities....................        --       43,223(8)      419,240
                                  --------     --------     -----------
 Total Liabilities..............  $     --     $ 43,223     $14,571,071
                                  --------     --------     -----------
Capital Securities..............  $     --     $     --     $   244,308
STOCKHOLDERS' EQUITY
Preferred Stock.................  $     --     $     --     $        --
Common Stock....................   430,760(10)   69,513(7a)       1,729
Additional Paid in Capital......    69,513(7a)  430,760(10)     343,499
                                   175,393(7b)
                                     4,758(7c)
Retained Earnings...............    36,866(8)                   955,123
Accumulated Other Comprehensive
 Income -- Unrealized (Losses)/
 Gains on Securities
 Available-for-Sale, net of
 taxes..........................                                (12,514)
Deferred Compensation...........        --        4,758(7c)     (21,944)
Treasury Stock..................        --      175,393(7b)     (30,042)
                                  --------     --------     -----------
 Total Stockholders' Equity.....  $717,290     $680,424     $ 1,235,851
                                  --------     --------     -----------
 Total Liabilities and
   Stockholders' Equity.........  $717,290     $723,647     $16,051,230
                                  ========     ========     ===========

                                                                                       NORTH FORK/
                                                                                        RELIANCE
                                  NORTH FORK     RELIANCE                               PRO FORMA       JSB
                                  -----------   ----------                             -----------   ----------
SELECTED CAPITAL RATIOS:
Tier 1 Capital Ratio............    12.76%        16.86%                                 10.12%        26.14%
Risk Adjusted Capital Ratio.....    13.75%        17.72%                                 11.10%        28.32%
Leverage Ratio..................     7.65%        7.34%                                   5.86%        20.93%

                                                   ALL
                                                 COMBINED
                                               TRANSACTIONS
                                                PRO FORMA
                                               ------------
SELECTED CAPITAL RATIOS:
Tier 1 Capital Ratio............                 12.39%
Risk Adjusted Capital Ratio.....                 13.58%
Leverage Ratio..................                  7.46%

 See "Notes to the Unaudited Pro Forma Condensed Combined Financial Statements"

                        NORTH FORK BANCORPORATION, INC.

           COMBINED WITH RELIANCE BANCORP, INC. & JSB FINANCIAL, INC.
               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               PRO FORMA                                   ALL
                                                              ADJUSTMENTS      NORTH FORK/               COMBINED
                                                           -----------------    RELIANCE               TRANSACTIONS
                                   NORTH FORK   RELIANCE   DEBITS    CREDITS    PRO FORMA      JSB      PRO FORMA
                                   ----------   --------   -------   -------   -----------   -------   ------------
Interest Income..................   $604,444    $124,034   $13,165         (6)  $715,313     $84,526     $799,839
Interest Expense.................    267,591      68,367                         335,958      27,981      363,939
                                    --------    --------   -------   ------     --------     -------     --------
  Net Interest Income............    336,853      55,667    13,165               379,355      56,545      435,900
Provision for Loan Losses........      3,750         150                           3,900          13        3,913
                                    --------    --------   -------   ------     --------     -------     --------
  Net Interest Income after
    Provision for Loan Losses....    333,103      55,517    13,165               375,455      56,532      431,987
Non-Interest Income..............     44,314       4,203                          48,517       1,212       49,729
Real Estate Operations, net......         --          --                              --       1,223        1,223
Income from Money Centers........         --       2,071                           2,071          --        2,071
Net Securities Gains.............      9,900         112                          10,012          --       10,012
Other Non-Interest Expense.......    112,943      27,744                         140,687      21,175      161,862
Capital Securities Costs.........     12,633       3,073                          15,706          --       15,706
Amortization of Intangible
  Assets.........................      6,267       3,423     9,805    3,423(2)    16,072          --       16,072
                                    --------    --------   -------   ------     --------     -------     --------
  Income before Income Taxes.....    255,474      27,663    22,970    3,423      263,590      37,792      301,382
Provision for Income Taxes.......     89,416      12,120        --    4,608(6)    96,928      16,218      113,146
                                    --------    --------   -------   ------     --------     -------     --------
  Net Income.....................   $166,058    $ 15,543   $22,970   $8,031     $166,662     $21,574     $188,236
                                    ========    ========   =======   ======     ========     =======     ========
Earnings Per Share -- Basic......   $   1.21    $   1.88                        $   1.17     $  2.32     $   1.11
Earnings Per Share -- Diluted....   $   1.20    $   1.78                        $   1.16     $  2.27     $   1.09
Weighted Average Shares
  Outstanding -- Basic...........    137,342       8,261                         142,012       9,319      169,969
Weighted Average Shares
  Outstanding -- Diluted.........    138,197       8,715                         143,775       9,520      172,335

 See "Notes to the Unaudited Pro Forma Condensed Combined Financial Statements"

                        NORTH FORK BANCORPORATION, INC.

           COMBINED WITH RELIANCE BANCORP, INC. & JSB FINANCIAL, INC.
               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               PRO FORMA                                   ALL
                                                              ADJUSTMENTS      NORTH FORK/               COMBINED
                                                           -----------------    RELIANCE               TRANSACTIONS
                                   NORTH FORK   RELIANCE   DEBITS    CREDITS    PRO FORMA      JSB      PRO FORMA
                                   ----------   --------   -------   -------   -----------   -------   ------------
Interest Income..................   $560,984    $121,362   $18,676   $   --(6)  $663,670     $89,466     $753,136
Interest Expense.................    245,888      68,500                         314,388      29,098      343,486
                                    --------    --------   -------   ------     --------     -------     --------
  Net Interest Income............    315,096      52,862    18,676       --      349,282      60,368      409,650
Provision for Loan Losses........     14,500         600                          15,100          41       15,141
                                    --------    --------   -------   ------     --------     -------     --------
  Net Interest Income after
    Provision for Loan Losses....    300,596      52,262    18,676       --      334,182      60,327      394,509
Non-Interest Income..............     41,588       3,649                          45,237       4,461       49,698
Real Estate Operations, net......         --          --                              --         287          287
Income from Money Centers........         --       1,944                           1,944          --        1,944
Net Securities Losses............      2,318          58                           2,376          --        2,376
Other Non-Interest Expense.......    111,681      27,636                         139,317      20,818      160,135
Capital Securities Costs.........     12,633       1,746                          14,379          --       14,379
Amortization & Write-down of
  Intangible Assets..............     12,403       3,422     9,804    3,422(2)    22,207          --       22,207
Merger Related Restructure
  Charge.........................     52,452          --                          52,452          --       52,452
                                    --------    --------   -------   ------     --------     -------     --------
  Income before Income Taxes.....    155,333      25,109    28,480    3,422      155,384      44,257      199,641
Provision for Income Taxes.......     44,394      11,237        --    6,537(6)    49,094      10,030       59,124
                                    --------    --------   -------   ------     --------     -------     --------
  Net Income.....................   $110,939    $ 13,872   $28,480   $9,959     $106,290     $34,227     $140,517
                                    ========    ========   =======   ======     ========     =======     ========
Earnings Per Share -- Basic......   $   0.79    $   1.52                        $   0.75     $  3.47     $   0.82
Earnings Per Share -- Diluted....   $   0.78    $   1.44                        $   0.74     $  3.37     $   0.80
Weighted Average Shares
  Outstanding -- Basic...........    140,547       9,107                         141,947       9,864      171,539
Weighted Average Shares
  Outstanding -- Diluted.........    141,680       9,651                         144,168      10,159      174,645

      See "Notes to the Pro Forma Condensed Combined Financial Statements"

                        NORTH FORK BANCORPORATION, INC.

           COMBINED WITH RELIANCE BANCORP, INC. & JSB FINANCIAL, INC.
               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             PRO FORMA                                    ALL
                                                            ADJUSTMENTS      NORTH FORK/                COMBINED
                                                         -----------------    RELIANCE                TRANSACTIONS
                                 NORTH FORK   RELIANCE   DEBITS    CREDITS    PRO FORMA      JSB       PRO FORMA
                                 ----------   --------   -------   -------   -----------   --------   ------------
Interest Income................   $753,100    $163,762   $24,513   $    --(6)  $892,349    $117,813    $1,010,162
Interest Expense...............    328,456      92,272                         420,728       38,476       459,204
                                  --------    --------   -------   -------    --------     --------    ----------
  Net Interest Income..........    424,644      71,490    24,513        --     471,621       79,337       550,958
Provision for Loan Losses......     15,500         950                          16,450           51        16,501
                                  --------    --------   -------   -------    --------     --------    ----------
  Net Interest Income after
    Provision for Loan
    Losses.....................    409,144      70,540    24,513        --     455,171       79,286       534,457
Non-Interest Income............     54,885       4,949                          59,834        5,134        64,968
Real Estate Operations, net....         --          --                              --          714           714
Income from Money Centers......         --       2,614                           2,614           --         2,614
Net Securities
  Gains/(Losses)...............      9,433          (1)                          9,432           --         9,432
Other Non-Interest Expense.....    146,607      36,412                         183,019       27,458       210,477
Capital Securities Costs.......     16,843       2,748                          19,591           --        19,591
Amortization & Write-down of
  Intangible Assets............     14,479       4,563    13,073     4,563(2)    27,552          --        27,552
Merger Related Restructure
  Charge.......................     52,452          --                          52,452           --        52,452
                                  --------    --------   -------   -------    --------     --------    ----------
  Income before Income Taxes...    243,081      34,379    37,586     4,563     244,437       57,676       302,113
Provision for Income Taxes.....     75,106      15,288        --     8,580(6)    81,814      13,288        95,102
                                  --------    --------   -------   -------    --------     --------    ----------
  Net Income...................   $167,975    $ 19,091   $37,586   $13,143    $162,623     $ 44,388    $  207,011
                                  ========    ========   =======   =======    ========     ========    ==========
Earnings Per Share -- Basic....   $   1.19    $   2.14                        $   1.15     $   4.53    $     1.21
Earnings Per
  Share -- Diluted.............   $   1.18    $   2.03                        $   1.13     $   4.41    $     1.19
Weighted Average Shares
  Outstanding -- Basic.........    140,706       8,908                         142,016        9,793       171,395
Weighted Average Shares
  Outstanding -- Diluted.......    141,766       9,425                         144,110       10,074       174,332

      See "Notes to the Pro Forma Condensed Combined Financial Statements"

                        NOTES TO THE UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE (1) BASIS OF PRESENTATION

     The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position or the results of operations that would have resulted had the merger and the JSB merger become effective at the beginning of each of the periods indicated. The pro forma information presented is not necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. It is anticipated that the mergers will be completed during the first quarter of 2000, with the merger being completed prior to the JSB merger.

     The Reliance merger will be accounted for using the purchase method of accounting and, as such, the assets and liabilities of Reliance will be recorded at their estimated fair values. The pro forma financial statements do not reflect adjustments necessary to allocate a portion of the purchase price paid for Reliance to the individual assets and liabilities assumed in the merger. For purposes of the pro forma financial statements, the full amount of the purchase price has been reflected as an intangible asset. Management is currently assessing the purchase price allocation to Reliance's assets and liabilities. However, these adjustments are not expected to materially impact the pro forma financial statements.

     The JSB merger will be accounted for using the pooling-of-interests method of accounting and, as such, the assets and liabilities of JSB will be combined with those of North Fork at their historical values. Accordingly, the financial statements of JSB will be combined with the financial statements of North Fork as of the earliest period presented.

     The Pro Forma Condensed Combined Balance Sheets give effect to the Reliance and JSB mergers as if such transactions had become effective as of September 30, 1999. The Pro Forma Condensed Combined Statements of Income give effect to the Reliance and JSB mergers as if such transaction had become effective as of the beginning of each of the periods for which information is presented.

     Reliance's annual reporting periods are as of and for the year ended June 30, whereas North Fork and JSB utilize a calendar year basis. Reliance's financial results for the nine months ended September 30, 1999 and 1998 and the twelve months ended December 31, 1998 have been conformed to the calendar year reporting period of North Fork and JSB. In order to conform Reliance's Statements of Income for the aforementioned periods, the following adjustments have been made to Reliance's financial statements: (a) the nine months ended September 30, 1999 were derived by removing the six months ended December 31, 1998 from the year ended June 30, 1999 and adding the three months ended September 30, 1999; (b) the nine months ended September 30, 1998 were derived by removing the six months ended December 31, 1997 from the year ended June 30, 1998 and adding the three months ended September 30, 1998; and (c) the year ended December 31, 1998 was derived by adding the six months ended December 31, 1998 to the year ended June 30, 1998, and removing the six months ended December 31, 1997.

RELIANCE PRO FORMA ADJUSTMENTS

NOTE (2)

     The Reliance purchase transaction creates an increase in the consolidated intangible asset of $261.5 million. The entries that give rise to the increase are more fully described in their detailed components in the following notes 3 through 6. The incremental intangible asset will be amortized on a straight-line basis over a 20 year period.

NOTE (3)

     Pro forma adjustments to stockholders' equity at September 30, 1999 reflect the merger accounted for in accordance with the purchase method of accounting through:

          (a) The assumed purchase of the remaining 6,008,500 shares of North Fork common stock needed to complete the 8.5 million share purchase program to be used to fund the merger, at an average cost of $20.76. As of September 30, 1999, 11,811,004 shares were held by North Fork in treasury stock.

          (b) The issuance of 16,403,980 shares of North Fork's treasury stock (assumed to be held at an average per share cost of $21.22) at $18.625 (the average market price of North Fork common stock for the period August 26, 1999 through September 1, 1999) in exchange for the 8,201,990 outstanding common shares of Reliance based on the exchange ratio of 2.0. This excludes 387,500 shares of Reliance common stock held by North Fork in its available-for-sale portfolio (at an average per share cost of $37.08), which are assumed to be retired at cost. For purposes of the pro forma adjustments, the unrealized gain on these securities of $209,000 have been reversed against other assets and stockholders' equity.

          (c) A cash payment of $23.9 million and $5.3 million in related tax benefits, for the satisfaction of all Reliance stock options outstanding at September 30, 1999.

          (d) The elimination of Reliance's stockholders' equity at September 30, 1999.

NOTE (4)

     Transaction costs of approximately $41.5 million, net of $9.7 million in related tax benefits, will be incurred upon consummation of the merger and reflected as part of the purchase price for financial reporting purposes. A summary of the transaction costs, based on North Fork and Reliance's preliminary estimates, are as follows:

TYPE OF COST                                                  EXPECTED COSTS
------------                                                  --------------
                                                              (IN THOUSANDS)
Transaction Costs...........................................     $  6,226
Merger Related Compensation and Severance Costs.............       37,360
Facilities and Systems Costs................................        6,689
Other Merger Related Costs..................................          875
                                                                 --------
Total Pre-Tax Transaction Costs.............................       51,150
Less: Related Tax Benefit...................................      (11,634)
Add: State and Local Tax Bad Debt Recapture, Net of Federal
  Benefit...................................................        1,950
                                                                 --------
Total Transaction Costs, Net of Taxes.......................     $ 41,466
                                                                 ========

     Transaction costs consist primarily of investment banking, legal fees, other professional fees and expenses associated with stockholder and customer notifications. Merger related compensation and severance costs consist primarily of employee severance, compensation arrangements, transitional staffing and related employee benefit expenses. Facility and system costs consist primarily of lease termination charges and equipment write-offs resulting from the consolidation of overlapping branch locations, duplicate headquarters and operational facilities. Also reflected are the costs associated with the cancellation of certain data and item processing contracts and the deconversion of Reliance's computer systems. Other merger related costs arise primarily from the application of North Fork's accounting practices to the accounts of Reliance and other expenses associated with the integration of operations. Refinements to the foregoing estimates may occur subsequent to the completion of the merger.

     The effect of the proposed charge has been reflected in the pro forma condensed combined balance sheet as of September 30, 1999; however, it has not been reflected in the pro forma combined statements of income. Although no assurance can be given, North Fork expects that cost savings will be achieved at an annual rate of approximately $14.9 million on an after tax basis by the end of 2000 as a result of steps to be taken to integrate operations and to achieve efficiencies in certain combined lines of businesses. These anticipated merger related cost savings were determined based upon preliminary estimates. The pro forma financial information does not give effect to these expected cost savings, nor does it include any estimates of revenue enhancements that could be realized as a result of the merger. See "Management and Operations Following the Merger and the JSB Merger."

NOTE (5)

     Reflects the elimination of $5.0 million in Reliance Capital Securities owned by North Fork in its securities available-for-sale portfolio. For purposes of the pro forma adjustments, the unrealized loss on these securities of $412,000 has been reversed against other assets and stockholders' equity.

NOTE (6)

     Treasury shares acquired for purposes of funding the Reliance merger are assumed to have been acquired and reissued in accordance with the following assumptions:

          A) The Pro Forma Condensed Combined Balance Sheets at September 30, 1999 assumes that the remaining 6,008,500 shares necessary to fund the transaction were acquired at an average cost of $20.76 (see note (3) for more detail). The cash proceeds are assumed to have been obtained from the liquidation of mortgage backed securities held in the available-for-sale portfolio at their carrying value.

          B) The Pro forma Condensed Combined Statements of Income assumes that the shares necessary to fund the transaction were acquired and reissued in accordance with the assumptions contained in note (3) above, as of January 1, 1998. The cash proceeds are assumed to have been obtained from the liquidation of mortgage backed securities held in the available-for-sale portfolio, totalling $251.4 million, $350.2 million and $356.7 million at September 30, 1999, December 31, 1998 and September 30, 1998, respectively. These securities are assumed to be liquidated at their respective book values and to have a weighted average yield of 7.00% for all periods indicated. North Fork utilized its effective tax rate of 35%, exclusive of merger related restructure charge and special items, for all periods indicated.

JSB FINANCIAL, INC. PRO FORMA ADJUSTMENTS

NOTE (7)

     Pro forma adjustments to stockholders' equity, at September 30, 1999, reflect:

          (a) The JSB merger accounted for in accordance with the pooling-of-interest method of accounting through the exchange of 27,869,379 shares of North Fork common stock (using an exchange ratio of 3.0) for 9,289,793 actual outstanding shares of JSB.

          (b) The retirement of JSB treasury stock of $175,393,000 (6,710,207 shares with an average cost of $26.14 per share).

          (c) The retirement of JSB's benefit restoration plan of $4,758,000 (196,823 shares with an average cost of $24.17 per share).

     Pro forma adjustments do not include any shares of North Fork common stock to be received upon consummation of the JSB merger by holders of JSB options.

NOTE (8)

     The pro forma condensed combined balance sheet reflects a merger and restructuring charge of $36.9 million, net of taxes, which will be recognized upon consummation of the JSB merger. Such charge will reduce diluted earnings per share for the period in which such charge is recognized by approximately $0.21 (based on pro forma diluted weighted average shares outstanding of approximately 172,335,000 as of

September 30, 1999). A summary of the merger and restructuring charge, based on North Fork and JSB's best estimates, are as follows:

TYPE OF COST                                                  EXPECTED COSTS
------------                                                  --------------
                                                              (IN THOUSANDS)
Merger Expenses.............................................     $  4,148
Restructuring Charge:
Merger Related Compensation and Severance Costs.............       32,566
Facilities and Systems Costs................................        5,635
Other Merger Related Costs..................................          875
                                                                 --------
Total Pre-Tax Merger and Restructuring Charge...............       43,224
Less: Related Tax Benefit...................................      (13,858)
Add: State and Local Tax Bad Debt Recapture, Net of Federal
  Benefit...................................................        7,500
                                                                 --------
Total Merger and Restructuring Charge, Net of Taxes.........     $ 36,866
                                                                 ========

     Merger expenses consist primarily of investment banking, legal and other professional fees, and expenses associated with stockholder and customer notifications. Merger related compensation and severance costs consist primarily of employee severance, compensation arrangements, transitional staffing and the related employee benefits expenses. Facility and system costs consist primarily of lease termination charges and equipment write-offs resulting from the consolidation of overlapping branch locations and duplicate headquarters and operational facilities. Also reflected are the costs associated with the cancellation of certain data and item processing contracts and the deconversion of existing JSB computer systems. Other merger related costs arise primarily from the application of North Fork's accounting practices to the accounts of JSB and other expenses associated with the integration of operations. Refinements to the foregoing estimates may occur subsequent to the completion of the JSB merger.

     The effect of the proposed charge has been reflected in the pro forma condensed combined balance sheet as of September 30, 1999, however, it has not been reflected in the pro forma combined statements of income. Although no assurance can be given, North Fork expects that cost savings will be achieved at an annual rate of approximately $13.2 million on an after tax basis by the end of 2000 as a result of steps to be taken to integrate operations and to achieve efficiencies in certain combined lines of business. These anticipated cost savings were determined based upon preliminary estimates. The pro forma financial information does not give effect to these expected cost savings, nor does it include any estimates of revenue enhancements that could be realized as a result of the JSB merger. See "Management and Operations Following the Merger and the JSB Financial Merger."

NOTE (9)

     Pro Forma Weighted Average Shares Outstanding

     The pro forma weighted average shares outstanding for the nine month periods ended September 30, 1999 and 1998, and for the year ended December 31, 1998, reflect: (a) an exchange ratio of 2.0 shares of North Fork common stock for each average share of Reliance common stock outstanding during such periods (all Reliance options are assumed to have been settled for cash in accordance with the provisions of the limited rights associated therewith); (b) the assumed purchase of all additional shares not held by North Fork in treasury needed to fund the Reliance transaction; and (c) the reissuance by North Fork of treasury shares necessary to fund the Reliance transaction. The pro forma weighted average shares outstanding for all periods presented reflect the assumed issuance of 3.0 shares of North Fork common stock for each average equivalent share of JSB common stock outstanding during such periods.

NOTE (10)

     An adjustment to reflect the assumed reduction in the par value of North Fork's common stock from $2.50 to $0.01. Pro forma shares outstanding, inclusive of pro forma shares issued in the JSB merger, total 172,995,901 at September 30, 1999.

                                                                      APPENDIX A

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                        NORTH FORK BANCORPORATION, INC.

                                      AND

                             RELIANCE BANCORP, INC.

                          DATED AS OF AUGUST 30, 1999

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
                                ARTICLE I
                                THE MERGER

1.1.    The Merger..................................................   A-1
1.2.    Effective Time..............................................   A-1
1.3.    Effects of the Merger.......................................   A-1
1.4.    Conversion of Company Common Stock..........................   A-1
1.5.    Stock Options...............................................   A-2
1.6.    Buyer Common Stock..........................................   A-2
1.7.    Certificate of Incorporation................................   A-3
1.8.    By-Laws.....................................................   A-3
1.9.    Directors and Officers......................................   A-3
1.10.   Tax Consequences............................................   A-3

                                ARTICLE II
                            EXCHANGE OF SHARES

2.1.    Buyer to Make Shares Available..............................   A-3
2.2.    Exchange of Shares..........................................   A-3

                               ARTICLE III
                     DISCLOSURE SCHEDULES; STANDARDS
                    FOR REPRESENTATIONS AND WARRANTIES

3.1.    Disclosure Schedules........................................   A-4
3.2.    Standards...................................................   A-5

                                ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1.    Corporate Organization......................................   A-5
4.2.    Capitalization..............................................   A-6
4.3.    Authority; No Violation.....................................   A-7
4.4.    Consents and Approvals......................................   A-7
4.5.    Reports.....................................................   A-8
4.6.    Financial Statements........................................   A-8
4.7.    Broker's Fees...............................................   A-9
4.8.    Absence of Certain Changes or Events........................   A-9
4.9.    Legal Proceedings...........................................   A-9
4.10.   Taxes.......................................................   A-9
4.11.   Employees...................................................  A-10
4.12.   SEC Reports.................................................  A-11
4.13.   Company Information.........................................  A-11
4.14.   Compliance with Applicable Law..............................  A-11
4.15.   Certain Contracts...........................................  A-12
4.16.   Agreements with Regulatory Agencies.........................  A-12
4.17.   Investment Securities.......................................  A-12
4.18.   State Takeover Laws; Business Combination Provision.........  A-12
4.19.   Environmental Matters.......................................  A-12

                                                                      PAGE
                                                                      ----
4.20.   Derivative Transactions.....................................  A-13
4.21.   Opinion.....................................................  A-13
4.22.   Approvals...................................................  A-13
4.23.   Loan Portfolio..............................................  A-13
4.24.   Property....................................................  A-14
4.25.   Reorganization..............................................  A-14
4.26.   Company Rights Agreement....................................  A-14
4.27.   Equity and Real Estate Investments..........................  A-14
4.28.   Year 2000 Matters...........................................  A-14

                                ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF BUYER

5.1.    Corporate Organization......................................  A-15
5.2.    Capitalization..............................................  A-15
5.3.    Authority; No Violation.....................................  A-16
5.4.    Consents and Approvals......................................  A-16
5.5.    Reports.....................................................  A-17
5.6.    Financial Statements........................................  A-17
5.7.    Broker's Fees...............................................  A-17
5.8.    Absence of Certain Changes or Events........................  A-17
5.9.    Legal Proceedings...........................................  A-18
5.10.   Taxes.......................................................  A-18
5.11.   Employees...................................................  A-18
5.12.   SEC Reports.................................................  A-19
5.13.   Buyer Information...........................................  A-19
5.14.   Compliance with Applicable Law..............................  A-19
5.15.   Ownership of Company Common Stock...........................  A-20
5.16.   Agreements with Regulatory Agencies.........................  A-20
5.17.   Approvals...................................................  A-20
5.18.   Tax Treatment for the Merger; Reorganization................  A-20
5.19.   Environmental Matters.......................................  A-20
5.20.   Loan Portfolio..............................................  A-21
5.21.   Property....................................................  A-21
5.22.   Derivative Transactions.....................................  A-21
5.23.   Year 2000 Matters...........................................  A-22
5.24.   Insurance...................................................  A-22

                                ARTICLE VI
                COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1.    Covenants of the Company....................................  A-22
6.2.    Covenants of Buyer..........................................  A-24

                               ARTICLE VII
                          ADDITIONAL AGREEMENTS

7.1.    Regulatory Matters..........................................  A-25
7.2.    Access to Information.......................................  A-25
7.3.    Stockholder Meetings........................................  A-26

                                                                      PAGE
                                                                      ----
7.4.    Legal Conditions to Merger..................................  A-26
7.5.    Affiliates..................................................  A-27
7.6.    Stock Exchange Listing......................................  A-27
7.7.    Employee Benefit Plans; Existing Agreements.................  A-27
7.8.    Indemnification.............................................  A-28
7.9.    Additional Agreements.......................................  A-29
7.10.   Advice of Changes...........................................  A-29
7.11.   Current Information.........................................  A-29
7.12.   Execution and Authorization of Bank Merger Agreement........  A-30
7.13.   Coordination of Dividends...................................  A-30
7.14.   Directorship................................................  A-30
7.15.   Accountants' Letter.........................................  A-30
7.16.   Certain Revaluations, Changes and Adjustments...............  A-30
7.17.   Year 2000...................................................  A-30
7.18.   JSB Financial Merger........................................  A-30
7.19.   Advisory Board..............................................  A-30

                               ARTICLE VIII
                           CONDITIONS PRECEDENT

8.1.    Conditions to Each Party's Obligation To Effect the           A-31
        Merger......................................................
8.2.    Conditions to Obligations of Buyer..........................  A-31
8.3.    Conditions to Obligations of the Company....................  A-32

                                ARTICLE IX
                        TERMINATION AND AMENDMENT

9.1.    Termination.................................................  A-33
9.2.    Effect of Termination; Expenses.............................  A-35
9.3.    Amendment...................................................  A-36
9.4.    Extension; Waiver...........................................  A-36

                                ARTICLE X
                            GENERAL PROVISIONS

10.1.   Closing.....................................................  A-36
10.2.   Alternative Structure.......................................  A-36
10.3.   Nonsurvival of Representations, Warranties and Agreements...  A-36
10.4.   Expenses....................................................  A-36
10.5.   Notices.....................................................  A-37
10.6.   Interpretation..............................................  A-37
10.7.   Counterparts................................................  A-37
10.8.   Entire Agreement............................................  A-37
10.9.   Governing Law...............................................  A-38
10.10.  Enforcement of Agreement....................................  A-38
10.11.  Severability................................................  A-38
10.12.  Publicity...................................................  A-38
10.13.  Assignment; No Third Party Beneficiaries....................  A-38

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of August 30, 1999 (this "Agreement"), by and between North Fork Bancorporation, Inc., a Delaware corporation ("Buyer"), and Reliance Bancorp, Inc., a Delaware corporation (the "Company"). Buyer and the Company are sometimes collectively referred to herein as the "Constituent Corporations".

     WHEREAS, the Boards of Directors of Buyer and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Buyer; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into Buyer. Buyer shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall continue to be North Fork Bancorporation, Inc. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

     1.2. Effective Time. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware (the "Secretary") on the Closing Date (as defined in Section 10.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

     1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL.

     1.4. Conversion of Company Common Stock.

     (a) At the Effective Time, subject to Section 2.2(e) and Section 9.1(h) hereof, each share of the common stock, par value $0.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than (x) shares of Company Common Stock held in the Company's treasury, (y) shares of Company Common Stock held directly or indirectly by Buyer or the Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC shares, as such terms are defined in Section 1.4(b) hereof), or (z) unallocated shares of Company Common Stock held in the Company's Recognition and Retention Plans) together with the related Company Rights issued pursuant to the Company Rights Agreement (each as defined in Section 4.2(a) hereof) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for 2.0 (two) shares (the "Exchange Ratio") of the common stock, par value $2.50 per share, of Buyer ("Buyer Common Stock"). All of the shares of Company Common Stock converted into Buyer Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Company Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of Buyer Common Stock and (ii) the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(a) and

Section 2.2(e) hereof. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Buyer Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If, between the date of this Agreement and the Effective Time, the shares of Buyer Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, spilt-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly.

     (b) At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock, all shares of Company Common Stock that are owned directly or indirectly by Buyer or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Buyer Common Stock which are similarly held, whether held directly or indirectly by Buyer or the Company, as the case may be, being referred to herein as "Trust Account Shares") and (y) held by Buyer or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Buyer Common Stock which are similarly held, whether held directly or indirectly by Buyer or the Company, being referred to herein as "DPC Shares") and all unallocated shares of Company Common Stock that are held in the Company's Recognition and Retention Plans) shall be cancelled and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor. All shares of Buyer Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Buyer.

     1.5. Stock Options. At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (a "Company Option") which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Buyer Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company's Amended and Restated 1996 Incentive Stock Option Plan, 1994 Incentive Stock Option Plan or Amended and Restated 1994 Stock Option Plan for Outside Directors (collectively, the "Company Option Plans"), the agreements evidencing grants thereunder, and any other agreements between the Company and an optionee regarding Company Options):

          (1) the number of shares of Buyer Common Stock to be subject to the new option shall be equal to the product of the number of shares of Company Common Stock subject to the original option and the Exchange Ratio, provided that any fractional share of Buyer Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

          (2) the exercise price per share of Buyer Common Stock under the new option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

The adjustment provided herein with respect to any options which are intended to be "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code, and to the extent it is not so consistent, such Section 424(a) shall override such adjustment. The duration and other terms of the new option shall be the same as the original option, except that all references to the Company shall be deemed to be references to Buyer, it being understood that any option that is intended to be an incentive stock option and which is exercised by the option holder more than 3 (three) months from the date of the option holder's termination of employment from the Company or its Subsidiaries or from Buyer or its Subsidiaries shall be treated as a non-statutory option.

     1.6. Buyer Common Stock. Except for shares of Buyer Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Buyer as contemplated by Section 1.4 hereof, the shares of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

     1.7. Certificate of Incorporation. At the Effective Time, the Restated Certificate of Incorporation of Buyer, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

     1.8. By-Laws. At the Effective Time, the By-Laws of Buyer, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.9. Directors and Officers. Except as provided in Section 7.14 hereof, the directors and officers of Buyer immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

     1.10. Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code.

                                   ARTICLE II

                               EXCHANGE OF SHARES

     2.1. Buyer to Make Shares Available. At or prior to the Effective Time, Buyer shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of Buyer) (the "Exchange Agent") selected by Buyer and reasonably satisfactory to the Company, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Buyer Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

     2.2. Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event more than three business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Buyer Common Stock and the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Buyer Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this
Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

     (b) No dividends or other distributions declared after the Effective Time with respect to Buyer Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate. No holder of an unsurrendered

Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Buyer Common Stock into which his Company Common Stock shall have been converted.

     (c) If any certificate representing shares of Buyer Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Buyer Common Stock as provided in this Article II.

     (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer. In lieu of the issuance of any such fractional share, Buyer shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Buyer Common Stock an amount in cash determined by multiplying (i) the average of the closing sale prices of Buyer Common Stock on the New York Stock Exchange (the "NYSE") as reported by The Wall Street Journal for the five trading days immediately preceding the date on which the Effective Time shall occur by (ii) the fraction of a share of Buyer Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

     (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be paid to Buyer. Any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Buyer for payment of their shares of Buyer Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Buyer Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Buyer, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

                        DISCLOSURE SCHEDULES; STANDARDS
                       FOR REPRESENTATIONS AND WARRANTIES

     3.1. Disclosure Schedules. Prior to the execution and delivery of this Agreement, the Company has delivered to Buyer, and Buyer has delivered to the Company, a schedule (in the case of the Company, the "Company Disclosure Schedule," and in the case of Buyer, the "Buyer Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Buyer, or to one or more of such party's covenants contained in Article VI; provided, however, that notwithstanding anything in this Agreement to the contrary (a) no such item is required to be set forth in the Disclosure Schedule as an exception to a representation or warranty (other than a representation or warranty contained in Sections 4.2, 4.3(a), 4.3(b)(i), 4.6, 4.7, 4.8(a)(ii), 4.8(b), 4.11(a), 4.12,
4.15(a), 4.18, 4.21, 4.26 and 4.27, with respect to the Company Disclosure Schedule, or Sections 5.2, 5.3(a), 5.3(b), 5.3(c)(i), 5.6, 5.7, 5.8(ii), 5.11(a)
5.12 and 5.15, with respect to the Buyer Disclosure Schedule) if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or is reasonably likely to have a Material Adverse Effect (as defined herein) with respect to either the Company or Buyer, respectively.

     3.2. Standards. (a) No representation or warranty of the Company contained in Article IV (other than the representations and warranties contained in Sections 4.2, 4.3(a), 4.3(b)(i), 4.6, 4.7, 4.8(a)(ii), 4.8(b), 4.11(a), 4.12,
4.15(a), 4.18, 4.21, 4.26 and 4.27) or of Buyer contained in Article V (other than the representations and warranties contained in Sections 5.2, 5.3(a), 5.3(b), 5.3(c)(i), 5.6, 5.7, 5.8(ii), 5.11(a), 5.12 and 5.15) shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached any such representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in
Article IV, in the case of the Company, or Article V, in the case of Buyer, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or Buyer, respectively.

     (b) As used in this Agreement, the term "Material Adverse Effect" means, with respect to Buyer or the Company, as the case may be, a material adverse effect on (i) the business, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (x) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (y) any change in GAAP (as defined herein) or regulatory accounting principles, in each case which affects banks, thrifts or their holding companies generally, except to the extent any such condition or change affects the referenced party to a materially greater extent than banks, thrifts or their holding companies generally, or (z) any change in interest rates, provided, that any such change in interest rates shall not affect the referenced party to a materially greater extent than banks, thrifts or their holding companies generally, and provided further, that any such change shall not have a materially adverse effect on the credit quality of such party's assets, or (ii) the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Subject to Article III hereof and except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Buyer as follows:

     4.1. Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Company is duly registered as a non-diversified unitary savings and loan holding company under the Home Owners' Loan Act of 1933, as amended. The Restated Certificate of Incorporation and By-laws of the Company, copies of which have previously been made available to Buyer, are true and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the

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word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

     (b) Reliance Federal Savings Bank (the "Company Bank") is a stock savings bank duly organized, validly existing and in good standing under the laws of the United States of America. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Company's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company's Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The articles of incorporation, by-laws and similar governing documents of each Subsidiary of the Company, copies of which have previously been made available to Buyer, are true and correct copies of such documents as in effect as of the date of this Agreement.

     (c) The minute books of the Company and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1996 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     4.2. Capitalization. (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 4,000,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"). As of the date of this Agreement, there are (x) 8,584,410 shares of Company Common Stock outstanding and 2,166,410 shares of Company Common Stock held in the Company's treasury, (y) no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for (i) 1,080,876 shares of Company Common Stock reserved for issuance pursuant to the Company Option Plans and described in Section 4.2(a) of the Company Disclosure Schedule, and (ii) 1,708,297 shares of Company Common Stock reserved for issuance upon exercise of the option issued to Buyer pursuant to the Stock Option Agreement, dated August 30, 1999, between Buyer and the Company (the "Option Agreement") and (z) no shares of Company Preferred Stock issued or outstanding, held in the Company's treasury or reserved for issuance upon exercise of outstanding stock options or otherwise, except for 150,000 shares of Company Series A Junior Participating Preferred Stock reserved for issuance upon exercise of the rights (the "Company Rights") distributed to holders of Company Common Stock pursuant to the Stockholder Protection Rights Agreement, dated September 18, 1996 between the Company and Registrar and Transfer Co., as Rights Agent (the "Company Rights Agreement"). All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 4.2(a) of the Company Disclosure Schedule, and except for the Option Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. The names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Company Option Plans are set forth in Section 4.2(a) of the Company Disclosure Schedule.

     (b) Section 4.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. Except as set forth in
Section 4.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Buyer with Section 1.5 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries.

     4.3. Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and the Option Agreement (this Agreement and the Option Agreement, collectively, the "Company Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval at a meeting of such stockholders and, except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock, no other corporate proceedings on the part of the Company are necessary to approve the Company Documents and to consummate the transactions contemplated hereby and thereby. Each of the Company Documents has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) Except as set forth in Section 4.3(b) of the Company Disclosure Schedule, neither the execution and delivery of the Company Documents by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

     4.4. Consents and Approvals. Except for (a) the filing of an application with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act") and approval of such application, (b) the filing of an application with the FDIC under the Bank Merger Act and approval of such application, in the event the parties enter into the Bank Merger Agreement (as defined in Section 7.12) (c) the filing of applications and notices, as applicable, with the Office of Thrift Supervision (the "OTS") and approval of such applications and notices, (d) the filing of an application with the New York State Banking Department (the "Banking Department") and the approval of such application, (e) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement") and the filing and declaration of effectiveness of the registration statement on Form S-4 (the "S-4") in which the Proxy Statement will be included as a prospectus, (f) the approval of this Agreement by the requisite vote of the stockholders of the Company, (g) the filing of the Certificate of Merger with the Secretary pursuant to the DGCL, (h) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement, (i) approval of the listing of the Buyer Common Stock to be issued in the Merger on the NYSE, and (j) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by the Company of the Company Documents or the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby.

     4.5. Reports. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1996 with (i) the OTS, (ii) the FDIC, (iii) any state banking commissions or any other state regulatory authority (each a "State Regulator") and (iv) any other self-regulatory organization ("SRO") (collectively, with the Federal Reserve Board, the "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, and except as set forth in Section
4.5 of the Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 1996. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

     4.6. Financial Statements. The Company has previously made available to Buyer copies of (a) the consolidated statements of condition of the Company and its Subsidiaries as of June 30 for the fiscal years 1997 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to the Company, (b) the unaudited consolidated statements of condition of the Company and its Subsidiaries as of March 31, 1998 and March 31, 1999 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the nine-month periods then ended as reported in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1999 filed with the SEC under the Exchange Act, and (c) the consolidated statements of condition of the Company and its Subsidiaries as of June 30 for the fiscal years 1998 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive, as reported in the draft of the Company's Annual Report for the fiscal year ended June 30, 1999 to be filed with the SEC (the "Draft Financials"). The June 30, 1998 and June 30, 1999 consolidated statements of condition of the Company (including the related notes, where applicable) fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Section 4.6 of the Company Disclosure Schedule sets forth a true and correct description of the Company's "Borrowed Funds" as reflected in the Draft Financials.

     4.7. Broker's Fees. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by the Company Documents, except that the Company has engaged, and will pay a fee or commission to, Sandler, O'Neill & Partners, L.P. ("Sandler O'Neill") in accordance with the terms of a letter agreement between Sandler O'Neill and the Company, a true and correct copy of which has been previously delivered by the Company to Buyer.

     4.8. Absence of Certain Changes or Events. (a) Except as may be set forth in Section 4.8(a) of the Company Disclosure Schedule or as disclosed in any Company Report filed with the SEC prior to the date of this Agreement, since June 30, 1998, (i) neither the Company nor any of its Subsidiaries has incurred any liability, except in the ordinary course of their business consistent with their past practices, and (ii) there has been no change or development or combination of changes or developments which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (b) Except as set forth in Section 4.8(b) of the Company Disclosure Schedule or as disclosed in any Company Report filed with the SEC prior to the date of this Agreement, since June 30, 1998, the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

     (c) Except as set forth in Section 4.8(c) of the Company Disclosure Schedule, since June 30, 1999, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of June 30, 1999 (which amounts have been previously disclosed to Buyer), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

     4.9. Legal Proceedings. (a) Except as set forth in Section 4.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by any of the Company Documents.

     (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

     4.10. Taxes. (a) Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined). No deficiencies for any Taxes have been proposed, asserted, assessed or, to the knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries. Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due,
(ii) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of the Company and its Subsidiaries, the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (iv) neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which the Company was the parent of the group filing such Tax Return, (v) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-1(a)(1) under the Code), (vi) neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to
Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed any such adjustment or change of accounting method), (vii) neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code, and (viii) neither the Company nor any of its Subsidiaries has made any payment or provided any benefit or may be obligated to make any payment or provide any benefit (by contract or otherwise) which will not be deductible by reason of Section 280G or Section 162(m) of the Code.

     (b) Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly (including, without limitation, through partnerships, corporations, trusts or other entities), interests in real property ("Real Property Interests") situated in (A) New York State, which by reason of the Merger would be subject to either (i) the New York State Real Property Transfer Tax, or (ii) the New York City Real Property Transfer Tax (collectively, the "New York Transfer Taxes"), or (B) any state other than New York State which by reason of the Merger would be subject to any tax similar to the New York Transfer Taxes. For purposes of this Section 4.10(b), Real Property Interests include, without limitation, titles in fee, leasehold interests, beneficial interests, encumbrances, developments rights or any other interests with the right to use or occupy real property or the right to receive rents, profits or other income derived therefrom, or any options or contracts to purchase real property.

     (c) For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

     4.11. Employees. (a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to (the "Plans") by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or former employee of the Company or any Subsidiary.

     (b) The Company has heretofore made available to Buyer true and correct copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan.

     (c) Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code either (1) has received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and the Company is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of the Company, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, its Subsidiaries or an ERISA Affiliate of incurring a material liability thereunder,
(vi) no Plan is a "multiemployer pension plan," as such term is defined in
Section 3(37) of ERISA, (vii) all contributions or other amounts payable by the Company, its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither the Company, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which the Company, its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to
Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the best knowledge of the Company, threatened or anticipated claims or proceedings (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto and (x) the consummation of the transactions contemplated by this Agreement will not (y) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, termination pay or any other payment or benefit, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase the amount or value of compensation or benefits due any such employee or officer.

     4.12. SEC Reports. The Company has previously made available to Buyer a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by the Company with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act (the "Company Reports") and (b) communication mailed by the Company to its stockholders since January 1, 1997, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company has timely filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company Reports complied with the published rules and regulations of the SEC with respect thereto.

     4.13. Company Information. The information relating to the Company and its Subsidiaries which is provided to Buyer by the Company or any of its affiliates or representatives for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Buyer or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

     4.14. Compliance with Applicable Law. The Company and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above.

     4.15. Certain Contracts. (a) Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or any increase in the amount of or acceleration or vesting of any rights to any payment or benefits, from Buyer, the Company, the Surviving Corporation or any of their respective Subsidiaries to any director, officer, employee or consultant thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $100,000 per annum, or (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this
Section 4.15(a), whether or not set forth in Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a "Company Contract." The Company has previously delivered or made available to Buyer true and correct copies of each Company Contract.

     (b) Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract,
(iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any Company Contract, and (iv) no other party to such Company Contract is, to the knowledge of the Company, in default in any respect thereunder.

     4.16. Agreements with Regulatory Agencies.  Except as set forth in Section
4.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 4.16 of the Company Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     4.17. Investment Securities. Section 4.17 of the Company Disclosure Schedule sets forth the book and market value as of July 31, 1999 of the investment securities, mortgage backed securities and securities held for sale of the Company and its Subsidiaries. Section 4.17 of the Company Disclosure Schedule sets forth, with respect to such securities, descriptions thereof, CUSIP numbers, pool face values and coupon rates.

     4.18. State Takeover Laws; Business Combination Provision. The Board of Directors of the Company has approved the transactions contemplated by this Agreement and the Option Agreement such that the provisions of Section 203 of the DGCL and Article VIII of the Company's Certificate of Incorporation will not, assuming the accuracy of the representations contained in Section 5.15 hereof, apply to this Agreement or the Option Agreement or any of the transactions contemplated hereby or thereby.

     4.19. Environmental Matters. Except as set forth in Section 4.19 of the Company Disclosure Schedule:

          (a) Each of the Company and its Subsidiaries and, to the knowledge of the Company, each of the Participation Facilities and the Loan Properties (each as hereinafter defined) are and have been in compliance with all applicable federal, state and local laws including common law, regulations and ordinances and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to Hazardous Materials (as hereinafter defined) in the environment or workplace ("Environmental Laws");

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          (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property;

          (c) During the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) to the knowledge of the Company, the Company's or any of its Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of the Company, prior to the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) the Company's or any of its Subsidiaries' interest in a Loan Property, there was no release or threatened release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

          (d) The following definitions apply for purposes of this Section 4.19:
     (x) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (y) "Loan Property" means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and
     (z) "Participation Facility" means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

     4.20. Derivative Transactions. Except as set forth in Section 4.20 of the Company Disclosure Schedule, since June 30, 1998, neither Company nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others, or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan (as defined below) held by the Company or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of the Company or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $250,000.

     4.21. Opinion. Prior to the execution of this Agreement, the Company has received an opinion from Sandler O'Neill to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to the stockholders of the Company from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

     4.22. Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby should not be obtained.

     4.23. Loan Portfolio. (a) Except as set forth in Section 4.23 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than any Loan the unpaid principal balance of which does not exceed $100,000, under the terms of which the obligor was, as of June 30, 1999, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any

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

director, executive officer or five percent or greater stockholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.23 of the Company Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $100,000 of the Company or any of its Subsidiaries that as of June 30, 1999, were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of June 30, 1999, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of the Company that as of June 30, 1999, was classified as "Other Real Estate Owned" and the book value thereof. The Company shall promptly inform Buyer in writing of any Loan that becomes classified in the manner described in the previous sentence, or any Loan the classification of which is changed, at any time after the date of this Agreement.

     (b) Each Loan in original principal amount in excess of $250,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     4.24. Property. Each of the Company and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of the Company as of June 30, 1999 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the property as such property is used on the date of this Agreement, (iv) for dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business or (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business. All leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default thereunder.

     4.25. Reorganization. As of the date of this Agreement, the Company has no reason to believe that the Merger will fail to qualify as a reorganization under
Section 368(a) of the Code.

     4.26. Company Rights Agreement. The Company has (a) duly entered into an appropriate amendment to the Company Rights Agreement and (b) taken all other action necessary or appropriate, in each case so that the execution of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the Merger) do not and will not result in the ability of any person to exercise any rights under the Company Rights Agreement or enable or require the Company Rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable.

     4.27. Equity and Real Estate Investments.  Except as set forth in Section
4.27 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) equity investments other than investments in wholly owned Subsidiaries or (ii) investments in real estate or real estate development projects, other than assets classified as "other real estate owned."

     4.28. Year 2000 Matters. Section 4.28 of the Company Disclosure Schedule contains a true and correct copy of the Company's plan for addressing year 2000 computer issues (the "Year 2000 Plan"). The Company is in material compliance with the Company's Year 2000 Plan. The Company has been examined by the OTS

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with respect to being "Year 2000 Compliant" and the Company's Year 2000 Plan has
been reviewed by the OTS and the Company has received a "satisfactory" rating in connection therewith, and neither the Company nor the Company Bank has received any written communication from the OTS commenting adversely with respect to the ability of the Company to become Year 2000 compliant.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

     Subject to Article III hereof and except as set forth in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to the Company as follows:

     5.1. Corporate Organization. (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Buyer is duly registered as a bank holding company under the BHC Act. The Restated Certificate of Incorporation and By-laws of Buyer, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

     (b) North Fork Bank ("Buyer Bank") is a commercial bank duly organized, validly existing and in good standing under the laws of the State of New York. The deposit accounts of Buyer Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. Each of Buyer's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The articles of organization and by-laws of Buyer Bank, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

     (c) The minute books of Buyer and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1996 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     5.2. Capitalization. (a) As of the date of this Agreement, the authorized capital stock of Buyer consists of 200,000,000 shares of Buyer Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share ("Buyer Preferred Stock"). As of August 23, 1999, (i) 135,802,670 shares of Buyer Common Stock were issued and outstanding, (ii) no shares of Buyer Preferred Stock were issued and outstanding, (iii) no shares of Buyer Common Stock were reserved for issuance, except that 2,000,000 shares of Buyer Common Stock were reserved for issuance pursuant to the Buyer Dividend Investment and Stock Purchase Plan, 1,973,140 shares of Buyer Common Stock were reserved for issuance pursuant to the Buyer 1985 Incentive Stock Option Plan, the Buyer 1987 Long-Term Incentive Plan, the Buyer 1989 Executive Management and Compensation Plan, the Buyer 1994 Key Employee Stock Plan, the Buyer 1997 Non-Officer Stock Plan and the Buyer 1998 Stock Compensation Plan (the "Buyer Stock Plans"), and 31,000,000 shares of Buyer Common Stock were reserved for issuance pursuant to the Agreement and Plan of Merger, dated as of August 16, 1999, between Buyer and JSB Financial, Inc.,
(iv) no shares of Buyer Preferred Stock were reserved for issuance and (v) 9,323,852 shares of Buyer Common Stock were held by Buyer in its treasury or by Buyer's Subsidiaries. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 5.2(a) of the Buyer Disclosure Schedule, Buyer does not have and is not bound by any

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outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock or Buyer Preferred Stock or any other equity securities of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock or Buyer Preferred Stock or any other equity security of the Buyer. The shares of Buyer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     (b) Section 5.2(b) of the Buyer Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Buyer as of the date of this Agreement. Except as set forth in Section 5.2(b) of the Buyer Disclosure Schedule, as of the date of this Agreement, Buyer owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of Buyer, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of Buyer has or is bound by any out standing subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Buyer calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     5.3. Authority; No Violation. (a) Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) Except as set forth in Section 5.3(b) of the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions hereof, will (i) violate any provision of the Restated Certificate of Incorporation or By-Laws of Buyer, or the articles of incorporation or by-laws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in
Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

     5.4. Consents and Approvals. Except for (a) the filing of an application with the Federal Reserve Board under the BHC Act, and approval of such application, (b) the filing of an application with the FDIC under the Bank Merger Act and approval of such application, in the event the parties enter into the Bank Merger Agreement (as defined in Section 7.12), (c) the filing of applications and notices, as applicable, with the OTS and approval of such applications and notices, (d) the State Banking Approvals, (e) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the S-4, (f) the approval of this Agreement by the requisite vote of the stockholders of the Company, (g) the filing of the Certificate of Merger with the Secretary, (h) such filings and approvals as are required to be made or obtained under the

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securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement, (i) approval of the listing of the Buyer Common Stock to be issued in the Merger on the NYSE, and (j) such filings, authorizations or approvals as may be set forth in Section
5.4 of the Buyer Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the Merger and the other transactions contemplated hereby.

     5.5. Reports. Buyer and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1996 with any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Buyer and its Subsidiaries, and except as set forth in Section 5.5 of the Buyer Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of Buyer, investigation into the business or operations of Buyer or any of its Subsidiaries since December 31, 1996. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Buyer or any of its Subsidiaries.

     5.6. Financial Statements. Buyer has previously made available to the Company copies of (a) the consolidated statements of financial condition of Buyer and its Subsidiaries as of December 31 for the fiscal years 1997 and 1998 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported in Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to Buyer, and (b) the unaudited consolidated statements of financial condition of Buyer and its Subsidiaries as of March 31, 1998 and March 31, 1999 and the related unaudited consolidated statements of income, changes in stockholder's equity and cash flows for the three-month periods then ended as reported in Buyer's Quarterly Report on Form 10-Q for the period ended March 31, 1999 filed with the SEC under the Exchange Act. The December 31, 1998 consolidated statements of financial condition of Buyer (including the related notes, where applicable) fairly presents the consolidated financial position of Buyer and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.6 (including the related notes, where applicable) fairly present, and the financial statements to be filed by Buyer with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Buyer with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Buyer with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     5.7. Broker's Fees. Neither Buyer nor any Subsidiary of Buyer, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Option Agreement, except that Buyer has engaged, and will pay a fee or commission to, Donaldson, Lufkin & Jenrette Securities Corporation.

     5.8. Absence of Certain Changes or Events. (a) Except as may be set forth in Section 5.8(a) of the Buyer Disclosure Schedule or as disclosed in any Buyer Report filed with the SEC prior to the date of this Agreement, since December 31, 1998, (i) neither Buyer nor any of its Subsidiaries has incurred any liability, except in the ordinary course of their business consistent with their past practices, and (ii) there has been no

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change or development or combination of changes or developments which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

     (b) Except as disclosed in any Buyer Report filed with the SEC prior to the date of this Agreement, since December 31, 1998, the Buyer and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with prudent banking practices.

     (c) Since December 31, 1998, neither the Buyer nor any of its Subsidiaries has (i)suffered any strike, work stoppage, slow-down, or other labor disturbance, (ii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iii) had any union organizing activities.

     5.9. Legal Proceedings. (a) Except as set forth in Section 5.9 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries is a party to any and there are no pending or, to Buyer's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

     (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries.

     5.10. Taxes. Except as set forth in Section 5.10 of the Buyer Disclosure Schedule, each of Buyer and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct, and (ii) paid in full or made adequate provision in the financial statements of Buyer (in accordance with GAAP) for all Taxes. No deficiencies for any Taxes have been proposed, asserted, assessed or, to the best knowledge of Buyer, threatened against or with respect to Buyer or any of its Subsidiaries. Except as set forth in Section 5.10 of the Buyer Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either Buyer or its Subsidiaries except for statutory liens for current Taxes not yet due, (ii) neither Buyer nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of Buyer and its Subsidiaries, the federal and state income Tax Returns of Buyer and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (iv) neither Buyer nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which Buyer was the parent of the group filing such Tax Return, (v) neither Buyer nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-1(a)(1) under the Code), (vi) neither Buyer nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method), and (vii) neither Buyer nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code.

     5.11. Employees. (a) Section 5.11(a) of the Buyer Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the ERISA); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to as of the date of this Agreement (the "Buyer Plans") by Buyer, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Buyer ERISA Affiliate"), all of which together with Buyer would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of Buyer, any Subsidiary or any Buyer ERISA Affiliate.

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     (b) Except as set forth in Section 5.11(b) of the Buyer Disclosure
Schedule, (i) each of the Buyer Plans has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Buyer Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has either (1) received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and Buyer is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Buyer Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Buyer Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Buyer Plan's actuary with respect to such Buyer Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Buyer Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Buyer, its Subsidiaries or any Buyer ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Buyer, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Buyer, its Subsidiaries or any Buyer ERISA Affiliate that has not been satisfied in full and no condition exists that presents a material risk to the Buyer, its Subsidiaries or an ERISA Affiliate of incurring a material liability thereunder, (vi) no Buyer Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA,
(vii) all contributions or other amounts payable by Buyer, its Subsidiaries or any ERISA Affiliate as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither Buyer, its Subsidiaries nor any Buyer ERISA Affiliate has engaged in a transaction in connection with which Buyer, its Subsidiaries or any Buyer ERISA Affiliate could be subject to either a civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the best knowledge of Buyer, threatened or anticipated claims or proceedings (other than routine claims for benefits) by, on behalf of or against any of the Buyer Plans or any trusts related thereto and (x) the consummation of the transactions contemplated by this Agreement will not (y) entitle any current or former employee or officer of Buyer or any Buyer ERISA Affiliate to severance pay, termination pay or any other payment or benefit, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase in the amount or value of compensation or benefits due any such employee or officer.

     5.12. SEC Reports. Buyer has previously made available to the Company a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by Buyer with the SEC pursuant to the Securities Act or the Exchange Act (the "Buyer Reports") and (b) communication mailed by Buyer to its stockholders since January 1, 1997, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Buyer has timely filed all Buyer Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Buyer Reports complied with the published rules and regulations of the SEC with respect thereto.

     5.13. Buyer Information. The information relating to Buyer and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder.

     5.14. Compliance with Applicable Law. Buyer and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any,

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applicable law, statute, order, rule, regulation, policy and/or guideline of any
Governmental Entity relating to Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries knows of, or has received notice of violation of, any violations of any of the above.

     5.15. Ownership of Company Common Stock. (a) Except for the Option Agreement and 55,000 shares of Company Common Stock beneficially owned by Buyer, neither Buyer nor any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares).

     (b) Neither Buyer nor any of its Subsidiaries is an "affiliate" (as such term is defined in DGCL sec. 203(c)(1)) or an "associate" (within the meaning of DGCL sec. 203(c)(2)) of the Company or an "Interested Stockholder" (as such term is defined in Article VIII of the Company's Certificate of Incorporation).

     5.16. Agreements with Regulatory Agencies. Neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 5.16 of the Buyer Disclosure Schedule, a "Buyer Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Buyer or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     5.17. Approvals. As of the date of this Agreement, Buyer knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby should not be obtained.

     5.18. Tax Treatment for the Merger; Reorganization. As of the date of this Agreement, Buyer has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

     5.19. Environmental Matters. Except as set forth in Section 5.19 of the Buyer Disclosure Schedule:

          (a) Each of Buyer and its Subsidiaries and, to the knowledge of the Buyer, each of the Participation Facilities and the Loan Properties (each as hereinafter defined) are and have been in compliance with all Environmental Laws;

          (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of Buyer, threatened, before any Governmental Entity or other forum in which Buyer, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by Buyer or any of its Subsidiaries, any Participation Facility or any Loan Property;

          (c) During the period of (x) Buyer's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) Buyer's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) to the knowledge of the Buyer, Buyer's or any of its Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of the Buyer, prior to the period of
     (x) Buyer's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) Buyer's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Buyer's or any of its Subsidiaries' interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

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

          (d) The following definitions apply for purposes of this Section 5.19:
     (x) "Loan Property" means any property in which Buyer or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; (y) "Participation Facility" means any facility in which Buyer or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; and (z) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials.

     5.20. Loan Portfolio. Section 5.20 of the Buyer Disclosure Schedule sets forth, by category, the aggregate book value amount of (i) all of the Loans in original principal amount in excess of $100,000 of the Buyer or any of its Subsidiaries that as of July 31, 1999, were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder and (ii) all assets of the Buyer that as of June 30, 1999, were classified as "Other Real Estate Owned".

     (b) Each Loan in original principal amount in excess of $250,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     5.21. Property. Each of the Buyer and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of the Buyer as of June 30, 1999 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the property as such property is used on the date of this Agreement, (iv) for dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business or (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business. All leases pursuant to which the Buyer or any Subsidiary of the Buyer, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Buyer nor any of its Subsidiaries nor, to the knowledge of the Buyer, any other party thereto is in default thereunder.

     5.22. Derivative Transactions. Except as set forth in Section 5.22 of the Buyer Disclosure Schedule, since December 31, 1998, neither Buyer nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others, or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan (as defined below) held by the Buyer or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. The financial position of Buyer and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of Buyer and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of Buyer or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $250,000.

     5.23. Year 2000 Matters. Section 5.23 of the Buyer Disclosure Schedule contains a true and correct copy of the Buyer's plan for addressing year 2000 computer issues (the "Year 2000 Plan"). The Buyer is in material compliance with the Buyer's Year 2000 Plan.

     5.24. Insurance. The Buyer and its Subsidiaries are presently insured, and since December 31, 1998, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by the Buyer and its Subsidiaries are in full force and effect, the Buyer and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

                                   ARTICLE VI

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     6.1. Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or the Option Agreement or with the prior written consent of Buyer, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice. The Company will use its best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself and Buyer the present services of the employees of the Company and its Subsidiaries and (z) preserve for itself and Buyer the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Buyer, the Company shall not, and shall not permit any of its Subsidiaries to:

          (a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends not in excess of $0.21 per share of Company Common Stock;

          (b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock,
     (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company; or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clauses (i) and (iii), for the issuance of Company Common Stock upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and in accordance with their present terms;

          (c) amend its Certificate of Incorporation, By-laws or other similar governing documents;

          (d) authorize any of its officers, directors, or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided, however, that the Company may communicate information about any such takeover proposal to its stockholders if, in the judgment of the Company's Board of Directors, based upon the advice of outside counsel, such communication is required under applicable law; provided further, however, that nothing contained in this Section 6.1(d) shall prohibit the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide takeover

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

     proposal that constitutes a Superior Proposal (as defined below) in each case if, and only to the extent that (A) such actions occur at a time prior to approval of the Merger Agreement by the Company's stockholders, (B) the Board of Directors of the Company concludes in good faith, after consultation with and based upon the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, and (C) prior to taking such action, the Company receives from such person or entity an executed confidentiality agreement and an executed standstill agreement, each in reasonably customary form (provided that such agreements shall contain terms that are no less restrictive than the terms of any such agreement between Buyer and the Company). For purposes of this Agreement, "Superior Proposal" means any bona fide written takeover proposal for or in respect of all of the outstanding shares of Company Common Stock, (i) on terms that the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the takeover proposal deemed relevant by such Board of Directors, including the consideration to be paid pursuant thereto, any break-up fees, expense reimbursement provisions, conditions to consummation, and the ability of the party making such proposal to obtain financing therefor) are more favorable from a financial point of view to its stockholders than the Merger, and (ii) that constitutes a transaction that, in such Board of Directors' good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Buyer with respect to any of the foregoing. The Company will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.1(d). The Company will notify Buyer immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company, and the Company will promptly inform Buyer in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary of the Company other than the transactions contemplated or permitted by this Agreement and the Option Agreement;

          (e) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $500,000 in the aggregate;

          (f) enter into any new line of business;

          (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

          (h) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

          (i) change its methods of accounting in effect at June 30, 1998 except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

          (j) (i) except as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any employee benefit plan (including, without limitation, any Plan) or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

          (k) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368(a) of the Code;

          (l) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

          (m) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

          (n) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

          (o) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

          (p) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective proper ties is bound;

          (q) other than in prior consultation with Buyer, restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported; or

          (r) agree to do any of the foregoing.

     6.2. Covenants of Buyer. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or the Option Agreement or with the prior written consent of the Company, Buyer and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with prudent banking practice. Except as set forth in Section 6.2 of the Buyer Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Company, Buyer shall not, and shall not permit any of its Subsidiaries to:

          (a) solely in the case of Buyer, declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock; provided, however, that nothing contained herein shall prohibit Buyer from increasing the quarterly cash dividend on the Buyer Common Stock;

          (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

          (c) change its methods of accounting in effect at December 31, 1998, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by Buyer's independent auditors;

          (d) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368(a) of the Code; or

          (e) change any provisions of the Certificate of Incorporation of the Buyer, other than as disclosed in Section 6.2(e) of the Buyer Disclosure Schedule;

          (f) agree to do any of the foregoing.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     7.1. Regulatory Matters. (a) The Company shall promptly prepare and file with the SEC the Proxy Statement and Buyer shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Buyer shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail the Proxy Statement to its stockholders. Buyer shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

     (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. The Company and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Buyer, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     (c) Buyer and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

     (d) Buyer and the Company shall promptly furnish each other with copies of written communications received by Buyer or the Company, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

     7.2. Access to Information. (a) Upon reason able notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Buyer (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request. Neither the Company nor

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any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Buyer shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Company, access, during normal business hours during the period prior to the Effective Time, to such information regarding Buyer and its Subsidiaries as shall be reasonably necessary for the Company to fulfill its obligations pursuant to this Agreement to assist in the preparation of the Proxy Statement or which may be reasonably necessary for the Company to confirm that the representations and warranties of Buyer contained herein are true and correct and that the covenants of Buyer contained herein have been performed in all material respects. Neither Buyer nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (c) All information furnished by either party to the other party or its representatives pursuant hereto shall be treated as the sole property of the delivery party and, if the Merger shall not occur, the receiving party and its representatives shall return to the delivering party all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The receiving party shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for ten years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in the receiving party's possession prior to the disclosure thereof by the delivering party; (y) was then generally known to the public; or (z) was disclosed to the receiving party by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the receiving party is nonetheless, in the opinion of its counsel, compelled to disclose information concerning delivering party to any tribunal or govern mental body or agency or else stand liable for contempt or suffer other censure or penalty, the receiving party may disclose such information to such tribunal or governmental body or agency without liability hereunder.

     (d) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

     7.3. Stockholder Meetings. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby. The Company will, through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement; provided, however, that nothing shall prohibit the Board of Directors of the Company from withdrawing or modifying in a manner adverse to Buyer such recommendation to the Company's stockholders if (a) the Company is not in breach of, and has not breached, any of the provisions of Section 6.1(d), (b) the Company receives an unsolicited, bona fide written takeover proposal which constitutes a Superior Proposal (each as defined in Section 6.1(d)), and (c) the Board of Directors of the Company determines in good faith that it is required to take such action, but only after consultation with outside counsel and only if such outside counsel concludes and advises the Board that the failure to take such action would result in a violation of its fiduciary duties under applicable law.

     7.4. Legal Conditions to Merger. Each of Buyer and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable

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to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Buyer or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

     7.5. Affiliates. The Company shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of the Company to deliver to Buyer, as soon as practicable after the date of this Agreement, a written agreement, in the form of Exhibit 7.5 hereto.

     7.6. Stock Exchange Listing. Buyer shall use all reasonable efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

     7.7. Employee Benefit Plans; Existing Agreements. (a) As soon as practicable following the Effective Time, the employees of the Company and its Subsidiaries (the "Company Employees") shall be eligible to participate in Buyer's employee benefit plans in which similarly situated employees of Buyer or Buyer Bank participate, to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in Buyer's employee benefit plans may occur at different times with respect to different plans); provided, however, that Buyer shall continue the comparable plans of Company and its Subsidiaries for the exclusive benefit of Company Employees until such time as Company Employees become eligible to participate in the plans of Buyer or Buyer Bank. Company's ESOP shall terminate as of the Effective Time and prior to such time Company shall make contributions to the ESOP sufficient to enable the trustee of the plan to repay in full all outstanding acquisition loans of the plan. If Company cannot make contributions sufficient to enable the trustee to repay such loans in full by reason of the operation of Section 415(c) of the Code then, in accordance with the terms of the ESOP, the trustee shall sell a number of shares sufficient to repay the remaining portion of the loan. All shares of stock and cash held by the plan as of the Effective Time shall be allocated to participants of the ESOP in accordance with its terms.

     (b) With respect to each Buyer Plan that is an "employee benefit plan," as defined in Section 3(3)of ERISA, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company and its Subsidiaries shall be treated as service with Buyer; provided however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Company Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer Plan.

     (c) Buyer shall honor and shall cause the appropriate Subsidiaries of Buyer to honor, and the Company shall pay at the Closing Date, in accordance with their terms all employment, severance and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between the Company or any of its Subsidiaries and any director, officer or employee thereof and which have been disclosed in the Company Disclosure Schedule and previously have been delivered to Buyer. All payments under employment and change in control agreements identified in Section 4.15(a) of the Company Disclosure Schedule between the Company or its Subsidiaries and individual officers and employees of the Company or its Subsidiaries shall be paid by the Company at the Closing Date regardless of whether or not such individual continues in employment with Buyer or its Subsidiaries. The Company Disclosure Schedule sets forth the reasonable, good faith estimates of amounts payable under employment and severance agreements between the Company or its Subsidiaries and certain individuals and the amounts shown and methodology used in preparing such estimates shall be followed in determining the actual amounts payable under such agreements.

     (d) Employees of the Company and its Subsidiaries shall be entitled to receive payment for accrued but unused vacation days and any accrued but unused vacation days of employees of the Company or its Subsidiaries as of the Closing Date shall, at the employee's option, either be paid immediately prior to the Closing Date or taken as vacation as soon as practicable following the Closing Date; provided, however, that the Company shall deliver to Buyer, not later than fifteen (15) business days after the date of this Agreement, a schedule of employees indicating their accrued but unused vacation days as of the most recent date practicable.

     (e) The Company or its Subsidiaries shall pay bonuses in accordance with its past practices through December 31, 1999, and the compensation with respect to which bonuses are paid for any individual shall be for the period of time that has elapsed since the payment of the last bonus. At the Closing Date each Company Employee shall be entitled to receive a bonus equal to the bonus received by such Company Employee for the period ended as of December 31, 1999, multiplied by a fraction, the numerator of which shall be the number of days from December 31 through the date on which the Closing Date occurs and the denominator of which is 366 (in the case of employees who were paid annual bonuses as of December 31) and 180 days (in the case of employees who received semi annual bonuses as of both June 30 and December 31), as the case may be.

     7.8. Indemnification. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Company, any of the Subsidiaries of the Company or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Buyer shall indemnify and hold harmless, as and to the extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer; provided, however, that (1) Buyer shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified party and upon such assumption Buyer shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Buyer elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer, and Buyer shall pay the reason able fees and expenses of such counsel for the Indemnified Parties, (2) Buyer shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel with respect to any claim, action or suit for all Indemnified Parties, (3) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify promptly Buyer thereof, provided that the failure to so

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

notify shall not affect the obligations of Buyer under this Section 7.8 except to the extent such failure to notify prejudices Buyer. Buyer's obligations under this Section 7.8 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made with in such period shall continue until the final disposition of such Claim.

     (b) Buyer shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Buyer be required to expend on an annual basis more than 175% of the current amount expended by the Company (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if Buyer is unable to maintain or obtain the insurance called for by this Section 7.8(b) Buyer shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

     (c) In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this section.

     (d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     7.9. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

     7.10. Advice of Changes. Buyer and the Company shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate there by. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 8.2(a) or 8.3(a) hereof, as the case may be, or the compliance by the Company or Buyer, as the case may be, with the respective covenants and agreements of such parties contained herein.

     7.11. Current Information. (a) During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Buyer and to report the general status of the ongoing operations of the Company and its Subsidiaries. The Company will promptly notify Buyer of any material change in the normal course of business or in the operation of the properties of the Company or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving the Company or any of its Subsidiaries, and will keep Buyer fully informed of such events.

     (b) During the period from the date of this Agreement to the Effective Time, Buyer shall inform the Company of any proposed acquisition or merger transaction involving Buyer.

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     7.12. Execution and Authorization of Bank Merger Agreement.  As soon as reasonably practicable following a request made by Buyer, (a) Buyer shall (i) cause the Board of Directors of Buyer Bank to approve an Agreement and Plan of Merger providing for the merger of Company Bank into Buyer Bank (the "Bank Merger Agreement"), (ii) cause Buyer Bank to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole stockholder of Buyer Bank, and (b) the Company shall (i) cause the Board of Directors of the Company Bank to approve the Bank Merger Agreement, (ii) cause the Company Bank to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole stockholder of the Company Bank. The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary to carry out the purposes of this Agreement.

     7.13. Coordination of Dividends. From the date of this Agreement to the Effective Time, each of Buyer and the Company shall coordinate with the other the declaration, record and payment dates with respect to dividends in respect of the Buyer Common Stock and the Company Common Stock and the record dates and payments dates relating thereto, it being the intention of the parties that the holders of Buyer Common Stock or Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Buyer Common Stock and/or Company Common Stock and any shares of Buyer Common Stock any holder of Company Common Stock receives in exchange therefor in the Merger.

     7.14. Directorship. Effective as of the Effective Time, Buyer shall cause its Board of Directors to be expanded by one member and shall appoint Raymond A. Nielsen to fill the vacancy on Buyer's Board of Directors created by such increase as of the Effective Time and shall cause Mr. Nielsen to be nominated for election to the Board of Directors for a period not less than three (3) years.

     7.15. Accountants' Letter. The Company shall use its reasonable efforts to cause to be delivered to Buyer a letter of its independent public accountants dated (i) the date on which the S-4 shall become effective and (ii) a date shortly prior to the Effective Time, and addressed to Buyer, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Financial Accounting Standards No. 72.

     7.16. Certain Revaluations, Changes and Adjustments. At or before the Effective Time, upon the request of Buyer, the Company shall, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of Buyer and establish such accruals and reserves as shall be necessary to reflect Merger-related expenses and costs incurred by the Company, provided, however, that the Company shall not be required to take such action unless Parent acknowledges in writing that all conditions to closing set forth in Article VIII have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing Date); provided further, however, that no accrual or reserve made by the Company or any Company Subsidiary pursuant to this Section
7.16 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

     7.17. Year 2000. Each of Buyer and the Company shall use its commercially reasonable efforts to implement its respective Y2K Plan. At the request of the other party, each of Buyer and the Company shall periodically update the other party regarding its process with respect to its Y2K Plan.

     7.18. JSB Financial Merger. It is understood by the parties that the Merger shall be accounted for under the purchase method of accounting. Accordingly, the parties agree to use all reasonable efforts to cause the Effective Time to occur prior to the consummation of the merger between Buyer and JSB Financial, Inc. pursuant to the Agreement and Plan of Merger (as amended) between such parties dated as of August 16, 1999.

     7.19. Advisory Board.  Buyer shall, as of the Effective Time, invite Gerald
M. Sauvigne and all of the members of the Company's Board of Directors as of the date of this Agreement, other than Mr. Nielsen, who

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are willing to serve to be appointed as members of Buyer's advisory board (the
"Advisory Board"). The members of the Advisory Board who are willing to so serve shall be elected to a term of three (3) years beginning on the Closing Date and shall receive an annual retainer fee in the amount set forth in Section 7.19 of the Buyer Disclosure Schedule.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

     8.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of Company Common Stock under applicable law.

          (b) NYSE Listing. The shares of Buyer Common Stock which shall be issued to the stockholders of the Company upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

          (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

     8.2. Conditions to Obligations of Buyer. The obligation of Buyer to effect the Merger is also subject to the satisfaction or waiver by Buyer at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. (i) Subject to Section 3.2, the representations and warranties of the Company set forth in this Agreement (other than those set forth in Sections 4.2, 4.3(a), 4.3(b)(i), 4.6, 4.7, 4.8(a)(ii), 4.8(b), 4.11(a), 4.12, 4.15(a), 4.18, 4.21, 4.26 and 4.27)
     shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and
     (ii) the representations and warranties of the Company set forth in Sections 4.2, 4.3(a), 4.3(b)(i), 4.6, 4.7, 4.8(a)(ii), 4.8(b), 4.11(a),
     4.12, 4.15(a), 4.18, 4.21, 4.26 and 4.27 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c) Consents Under Agreements. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 8.1(c)) whose consent or approval shall be required in order

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     to permit the succession by the Surviving Corporation pursuant to the
     Merger to any obligation, right or interest of the Company or any Subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except where the failure to obtain such consent, approval or waiver would not have a Material Adverse Effect on the Company.

          (d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

          (e) Federal Income Tax Opinion. Buyer shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Buyer ("Buyer's Counsel"), dated the Effective Date, in form and substance reasonably satisfactory to Buyer, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Buyer's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Buyer, the Company and others reasonably satisfactory in form and substance to such counsel.

     8.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. (i) Subject to Section 3.2, the representations and warranties of Buyer (other than those set forth in Sections 5.2, 5.3(a), 5.3(b), 5.3(c)(i), 5.6, 5.7, 5.8(ii), 5.11(a), 5.12
     and 5.15) set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of Buyer set forth in Sections 5.2, 5.3(a), 5.3(b), 5.3(c)(i), 5.6, 5.7, 5.8(ii), 5.11(a), 5.12 and 5.15 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to the foregoing effect.

          (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

          (c) Consents Under Agreements. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 8.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Buyer or any of its Subsidiaries is a party or is otherwise bound shall have been obtained, except where failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole (after giving effect to the transactions contemplated hereby).

          (d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

          (e) Federal Income Tax Opinion. The Company shall have received an opinion of Muldoon, Murphy & Faucette LLP (the "Company's Counsel"), in form and substance reasonably satisfactory to the Company, dated the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, the Company's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Buyer, the Company and others, reasonably satisfactory in form and substance to such counsel.

                                   ARTICLE IX

                           TERMINATION AND AMENDMENT

     9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

          (a) by mutual consent of the Company and Buyer in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b) by either Buyer or the Company upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

          (c) by either Buyer or the Company if the Merger shall not have been consummated on or before June 30, 2000, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d) by either Buyer or the Company (provided that the terminating party shall not be in material breach of any of its obligations under
     Section 7.3) if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

          (e) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of representation or warranty by the Company) or Section 8.3(a) (in the case of a breach of representation or warranty by Buyer);

          (f) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;

          (g) by Buyer, if the Board of Directors of the Company does not publicly recommend in the Proxy Statement that the Company's stockholders approve and adopt this Agreement or if, after recommending in the Proxy Statement that stockholders approve and adopt this Agreement, the Board of Directors of the Company shall have withdrawn, modified or amended such recommendation in any manner adverse to Buyer; or

          (h) by the Company at any time during the five business-day period commencing on the first business day after the Determination Date (as defined below), if both of the following conditions are satisfied:

             (1) the Average Closing Price (as defined below) shall be less than $16.20 and

             (2) (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Buyer Ratio") shall be less than (ii) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.15 from such quotient (such number being referred to herein as the "Index Ratio"), subject to the following provisions. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Buyer; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five business-day period. During the five business-day period commencing with its receipt of such notice, Buyer shall have the option of adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of 0.85, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Buyer Ratio. If Buyer makes the election contemplated by the preceding sentence, within such five business-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 9.1(h). For purposes of this Section 9.1(h), the following terms shall have the meanings indicated:

             "Average Closing Price" means the average of the last reported sale prices per share of Buyer Common Stock as reported on NYSE (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the 20 consecutive trading days on the NYSE ending at the close of trading on the Determination Date.

             "Determination Date" means the business day prior to the date on which the last of the Requisite Regulatory Approvals shall have been received, without regard to any requisite waiting periods in respect thereof.

             "Final Index Price" means the sum of the Final Prices for each company comprising the Index Group.

             "Final Price", with respect to any company belonging to the Index Group, means the product of (x) the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the 20 consecutive trading days ending at the close of trading on the Determination Date, and (y) the weighting set forth opposite such company's name in the definition of "Index Group" below.

             "Index Group" means the group of each of the twenty (20) bank holding companies listed below, the common stock of each of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal (i) for such company to be acquired or (ii) for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that, on or prior to the date immediately preceding the Determination

        Date, the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The twenty (20) bank holding companies and the weights attributed to them are as follows:

COMPANY                                                    SYMBOL    WEIGHTING
-------                                                    ------    ---------
Astoria Financial Corporation............................   ASFC        4.76%
CCB Financial Corporation................................    CCB        3.45%
Charter One Financial, Inc. .............................   COFI       14.35%
Chittenden Corporation...................................    CHZ        2.45%
Commerce Bancorp, Inc./NJ................................    CBH        2.41%
First Commonwealth Financial Corporation.................    FCF        2.69%
FirstMerit Corporation...................................   FMER        7.86%
Fulton Financial Corporation.............................   FULT        6.00%
GreenPoint Financial Corp. ..............................    GPT        9.50%
Independence Community Bank Corp. .......................   ICBC        5.91%
Keystone Financial, Inc. ................................   KSTN        4.21%
M & T Bank Corporation...................................    MTB        0.68%
Peoples Heritage Financial Group, Inc. ..................   PHBK        9.10%
Queens County Bancorp, Inc. .............................   QCSB        1.86%
Richmond County Financial Corp. .........................   RCBK        2.79%
Roslyn Bancorp, Inc. ....................................   RSLN        6.68%
Staten Island Bancorp, Inc. .............................    SIB        3.54%
Susquehanna Bancshares, Inc. ............................   SUSQ        3.21%
Valley National Bancorp..................................    VLY        5.25%
Webster Financial Corporation............................   WBST        3.31%
                                                                      ------
                                                                      100.00%

             "Initial Index Price" means the sum of the Initial Prices for each company comprising the Index Group. The "Initial Price," with respect to any company belonging to the Index Group, means the product of (x) the per share closing sales price of the common stock of such company, as such price was reported on the consolidated transaction reporting system for the market or exchange on which such common stock was principally traded on August 27, 1999, multiplied by (y) the weighting set forth opposite such company's name above.

             "Starting Date" means August 27, 1999.

             "Starting Price" means $19.0625.

          If Buyer of any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the weighting and/or the prices for the common stock of such company or Buyer shall be appropriately adjusted for the purposes of applying this Section 9.1(h).

     9.2. Effect of Termination; Expenses. In the event of termination of this Agreement by either Buyer or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except that (i) Sections 7.2(c), 9.2 and 10.4 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     9.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.4. Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of its agreements contained herein, or waive compliance with any of the conditions to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE X

                               GENERAL PROVISIONS

     10.1. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first day which is (a) the last business day of a month and (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing)(the "Closing Date"), at the offices of Buyer's Counsel unless another time, date or place is agreed to in writing by the parties hereto.

     10.2. Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Buyer shall be entitled to revise the structure of the Merger and the related transactions contemplated hereby (including, without limitation, (x) substituting a subsidiary of Buyer as a Constituent Corporation in the Merger, (y) providing that a different entity shall be the Surviving Corporation in the Merger, and
(z) providing for the merger of Company Bank into Buyer Bank in accordance with a Bank Merger Agreement), provided that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code, (ii) not change the amount of consideration to be received by the stockholders of the Company, and (iii) be capable of consummation in as timely a manner as the structure contemplated herein. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

     10.3. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Option Agreement which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     10.4. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Proxy Statement to the stockholders of the Company and Buyer, and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby, shall be borne equally by Buyer and the Company, provided further, however, that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

     10.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Buyer, to:

       North Fork Bancorporation, Inc.
       275 Broad Hollow Road
       Melville, New York 11747
       Facsimile: (516) 844-1471
       Attention: Mr. John Adam Kanas
                   Chairman, President and Chief Executive Officer

         with a copy to:

       William S. Rubenstein, Esq.
       Skadden, Arps Slate, Meagher & Flom LLP
       919 Third Avenue
       New York, New York 10022
       Facsimile: (212) 735-2000

and

     (b) if to the Company, to:

        Reliance Bancorp, Inc.
        585 Stewart Avenue
        Garden City, New York 11530
        Facsimile: (516) 222-1805
        Attention: Mr. Raymond A. Nielsen
                    President and Chief Executive Officer

         with a copy to:

        Lawrence M.F. Spaccasi
        Muldoon, Murphy & Faucette
        5101 Wisconsin Avenue, N.W.
        Washington, D.C. 20016
        Facsimile: (202) 966-9409

     10.6. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 30, 1999.

     10.7. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     10.8. Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with the Option Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     10.9. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law.

     10.10. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in and Section 7.2(c) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 7.2(c) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     10.12. Publicity. Except as otherwise required by law or by the rules of the NYSE or The NASDAQ Stock Market, so long as this Agreement is in effect, neither Buyer nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     10.13. Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, Buyer and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                          NORTH FORK BANCORPORATION, INC.

                                          By: /s/ JOHN ADAM KANAS
                                            ------------------------------------
                                            John Adam Kanas
                                            Chairman of the Board, President and
                                              Chief Executive Officer

                                          RELIANCE BANCORP, INC.

                                          By: /s/ RAYMOND A. NIELSEN
                                            ------------------------------------
                                            Raymond A. Nielsen
                                            President and Chief Executive
                                              Officer

                                                                      APPENDIX B

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

     STOCK OPTION AGREEMENT, dated August 30, 1999, between Reliance Bancorp, Inc., a Delaware corporation ("Issuer"), and North Fork Bancorporation, Inc., a Delaware corporation ("Grantee").

                              W I T N E S S E T H:

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (this "Agreement"); and

     WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 1,708,297 fully paid and nonassessable shares of Issuer's Common Stock, par value $0.01 per share ("Common Stock"), at a price of $29.00 per share (the "Option Price"); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined) and the Holder is not in material beach of the agreements or covenants contained in this Agreement or the Merger Agreement, provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six months following such Subsequent Triggering Event (or such longer period as provided in Section 10), provided further, however, that if the Option cannot be exercised on any day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than on the tenth business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 9.1(f) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of

15 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 9.1(f) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional). Notwithstanding any other provision of this Agreement, in no event shall any of Issuer's obligations under this Agreement continue six months beyond an Exercise Termination Event. The term "Holder" shall mean the holder or holders of the Option.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement;

          (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement;

          (iii) Any person, other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

          (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

          (v) After a proposal is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
     (y) shall not have been cured prior to the Notice Date (as defined below);
     or

          (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, the Office of Thrift Supervision or any other federal or state bank regulatory authority for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding shares of Common Stock; or

          (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board, the Office of Thrift Supervision (the "OTS") or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

     "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or per formed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. sec. 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended, the Change in Bank Control Act of 1978, as amended, or any other federal or state banking law, prior approval of or notice to the Federal Reserve Board, the OTS or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board, the OTS or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto) delivered within six months of such Subsequent Triggering Event (or such longer period as provided in Section 10), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Not withstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

     7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below) and prior to twelve months thereafter, (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such longer period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

     (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

          (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

          (3) "Assigned Value" shall mean the Market/Offer Price, as defined in
     Section 7.

          (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

     (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute

Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

     10. The 90-day or six-month period for exercise of certain rights under Sections 2, 6, 7 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     11. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

          (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

          (c) Issuer has taken all action (including if required redeeming all of the Rights or amending or terminating the Rights Agreement) so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

     12. Grantee hereby represents and warrants to Issuer that:

          (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

          (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

     13. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price (as defined below); provided, however, that Grantee may not exercise its rights pursuant to this Section 13 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $13,880,000 (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the sum of (A) the excess of (1) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (2) Grantee's purchase price of such Option Shares and (B) the net cash amounts, if any, received by Grantee pursuant to an arms' length sale of a portion of the Option to any unaffiliated party.

     (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 13 by surrendering to Issuer, at its principal office, this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this
Section 13 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited, provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 13 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 13(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 13).

     14. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such longer period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board or the OTS, as applicable, approves an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board or the OTS, as applicable.

     15. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the National Association of Securities Dealers Automated Quotation/National Market Securities (NASDAQ/NMS) upon official notice of issuance and applying to the Federal Reserve Board and/or the OTS, as applicable, for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

     16. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $17,350,000 and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to the Issuer, or (iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $17,350,000 after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $17,350,000; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

     (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7 of this Agreement, (ii)(x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 7, less (y) the Grantee's purchase price for such Option Shares, (iii)(x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any equivalent amount with respect to the Substitute Option.

     (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     17. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     18. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     19. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     20. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     21. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     22. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     23. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     24. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          RELIANCE BANCORP, INC.

                                          By: /s/ RAYMOND A. NIELSEN
                                            ------------------------------------
                                            Raymond A. Nielsen
                                            President and Chief Executive
                                              Officer

                                          NORTH FORK BANCORPORATION, INC.

                                          By: /s/ JOHN ADAM KANAS
                                            ------------------------------------
                                            John Adam Kanas
                                            Chairman of the Board, President and
                                              Chief Executive Officer

                                                                      APPENDIX C

                 [SANDLER O'NEILL & PARTNERS, L.P. LETTERHEAD]

January 11, 2000

Board of Directors
Reliance Bancorp, Inc.
585 Stewart Avenue
Garden City, NY 11530

Ladies and Gentlemen:

     Reliance Bancorp, Inc. ("Reliance") and North Fork Bancorporation, Inc. ("North Fork") have entered into an Agreement and Plan of Merger, dated as of August 30, 1999 (the "Agreement"), pursuant to which Reliance will be merged with and into North Fork (the "Merger"). Upon consummation of the Merger, each share of Reliance common stock, par value $0.01 per share (together with the rights attached thereto issued pursuant to the Stockholder Protection Rights Agreement, dated as of September 18, 1996, between Reliance and Registrar and Transfer Co., as Rights Agent), issued and outstanding immediately prior to the Merger (the "Reliance Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive 2.0 shares (the "Exchange Ratio") of North Fork common stock, par value $2.50 per share, subject to increase under certain circumstances as set forth in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Reliance Shares.

     Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreement, dated August 30, 1999, by and between Reliance and North Fork; (iii) certain publicly available financial statements of Reliance and other historical financial information provided by Reliance that we deemed relevant; (iv) certain publicly available financial statements of North Fork and other historical financial information provided by North Fork that we deemed relevant; (v) certain publicly available financial statements of JSB Financial, Inc. ("JSB") that we deemed relevant; (vi) certain internal financial analyses and forecasts of Reliance prepared by and reviewed with management of Reliance and the views of senior management of Reliance, based on certain limited discussions with certain members of senior management, regarding Reliance's past and current business, financial condition, results of operations and future prospects; (vii) certain internal financial analyses and forecasts of North Fork prepared by and reviewed with management of North Fork and the views of senior management of North Fork, based on certain limited discussions with certain members of senior management, regarding North Fork's past and current business, financial condition, results of operations and future prospects, including the impact of North Fork's pending acquisition of JSB; (viii) the pro forma impact of the Merger; (ix) the publicly reported historical price and trading activity for Reliance's and North Fork's common stock, including a comparison of certain financial and stock market information for Reliance and North Fork with similar publicly available information for certain other companies the securities of which are publicly traded; (x) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial,

 [SANDLER O'NEILL & PARTNERS, L.P., IS A LIMITED PARTNERSHIP, THE SOLE GENERAL PARTNER OF WHICH IS SANDLER O'NEIL & PARTNERS CORP., A NEW YORK CORPORATION.]

Board of Directors
Reliance Bancorp, Inc.
January 11, 2000
Page  2
                                                               [Sandler O'Neill]

economic and market criteria as we considered relevant. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

     In performing our review, we have assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability for independently verifying the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Reliance or North Fork or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Reliance or North Fork nor have we reviewed any individual credit files relating to Reliance and North Fork and, with your permission, we have assumed that the respective allowances for loan losses for both Reliance and North Fork are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performance of Reliance and North Fork and that such performances will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Reliance's or North Fork's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Reliance and North Fork will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. With respect to North Fork's pending acquisition of JSB, we have made no independent investigation of JSB and have relied solely on information and analyses provided to us by North Fork with respect to JSB and the acquisition.

     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of North Fork common stock will be when issued to Reliance's shareholders pursuant to the Agreement or the prices at which Reliance's or North Fork's common stock will trade at any time.

     We have acted as Reliance's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the past, we have also provided certain other investment banking services for Reliance and have received compensation for such services.

     In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Reliance and North Fork. We may also actively trade the debt and equity securities of Reliance and North Fork for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of Reliance in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Reliance as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any

Board of Directors
Reliance Bancorp, Inc.
January 11, 2000
Page  3
                                                               [Sandler O'Neill]

other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to Reliance's and North Fork's Proxy Statement/Prospectus dated the date hereof and to the references to this opinion therein.

     Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the holders of Reliance Shares.

                                      Very truly yours,

                                      /s/ Sandler O'Neill & Partners, L.P.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporate Law (the "DGCL") generally provides that a corporation may indemnify directors, officers, employees or agents against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

     Subsection (a) of Section 145 of the DGCL ("Section 145") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 further provides that, among other things, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under
Section 145.

     Indemnification as described above shall be granted in a specific case only upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of directors who were not parties to such proceeding, (b) independent legal counsel in a written opinion if there are no such disinterested directors or if such disinterested directors so direct, or (c) the shareholders.

     Article 8.1 of the By-laws of the Registrant provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director or officer of the Registrant against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him to the fullest extent permitted by the DGCL and any other applicable law, as may be in effect from time to time.

     Article 8.2 of the By-laws of the Registrant provides that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was an employee or agent of the Registrant or is serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him to the extent permitted by the DGCL and any other applicable law, as may be in effect from time to time.

     Section 102(b)(7) of the DGCL ("Section 102(b)(7)") permits the certificate of incorporation of a corporation to limit or eliminate a director's personal liability to the corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (dealing with unlawful dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

     Article 10 of the Registrant's Certificate of Incorporation provides that, subject only to the express prohibitions on elimination or limitation of liability of directors set forth in Section 102(b)(7), as it now exists or may be hereinafter amended, directors shall not be liable for monetary damages in excess of $25,000 per occurrence resulting from a breach of their fiduciary duties.

     The Registrant maintains a directors' and officers' liability insurance policy providing for the insurance on behalf of any person who is or was a director or officer of the Registrant and subsidiary companies against any liability incurred by him in any such capacity or arising out of his status as such. The insurer's limit of liability under the policy is $25,000,000 in the aggregate for all insured losses per year. The policy contains various reporting requirements and exclusions.

     The Federal Deposit Insurance Act (the "FDI Act") provides that the Federal Deposit Insurance Corporation (the "FDIC") may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were "institution-affiliated parties," as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. FDIC regulations prohibit, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------
   2.1    Amended and Restated Agreement and Plan of Merger, dated as of August 30, 1999, between North Fork Bancorporation, Inc.
          and Reliance Bancorp, Inc. (included as Appendix A to the
          Proxy Statement-Prospectus which is part of this
          Registration Statement).
   3.1    Restated Certificate of Incorporation of the Registrant
          (incorporated by reference to Exhibit 3.1 of the
          Registrant's Registration Statement on Form S-4, filed on
          December 17, 1997).
   3.2    By-laws of the Registrant (incorporated by reference to
          Exhibit 3.2 of the Registrant's Annual Report on Form 10-K
          for the year ended December 31, 1998, filed on March 29,
          1999).
   5.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
   8.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
          regarding tax matters.

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------
   8.2    Opinion of Muldoon, Murphy & Faucette LLP regarding tax
          matters.
  10.1    Stock Option Agreement, dated as of August 30, 1999, between
          North Fork Bancorporation, Inc. and Reliance Bancorp, Inc.
          (included as Appendix B to the Proxy Statement-Prospectus
          which is part of this Registration Statement).
  10.2    Amended and Restated Agreement and Plan of Merger, dated as of August 16, 1999, between North Fork Bancorporation, Inc.
          and JSB Financial, Inc. (incorporated by reference to
          Exhibit 2.2 to the Registrant's Current Report on Form 8-K,
          filed on December 30, 1999).
  10.3    Stock Option Agreement, dated as of August 16, 1999, between
          North Fork Bancorporation, Inc. and JSB Financial, Inc.
          (incorporated by reference to Exhibit 99.5 to the
          Registrant's Current Report on Form 8-K, filed on August 31,
          1999).
  23.1    Consent of Arthur Andersen LLP, New York, New York.
  23.2    Consent of KPMG LLP, Melville, New York.
  23.3    Consent of KPMG LLP, New York, New York.
  23.4    Consent of KPMG LLP, Melville, New York.
  23.5    Consent of Sandler O'Neill & Partners, L.P., New York, New
          York.
  23.6    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 5.1 hereto).
  23.7    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 8.1 hereto).
  23.8    Consent of Muldoon, Murphy & Faucette LLP (included in
          Exhibit 8.2 hereto).
  23.9    Consent of Raymond A. Nielsen.
  24.1    Powers of Attorney (see the signature page to this Form S-4
          Registration Statement).
  99.1    Opinion of Sandler O'Neill & Partners, L.P. (included as
          Appendix C to the Proxy Statement-Prospectus which is part of this Registration Statement).
  99.2    Form of Proxy to be used by Reliance Bancorp, Inc.

(b) Financial Statement Schedules.

     None.

(c) Item 4(b) Information.

     None.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (A)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (B) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (C) To respond to requests for information that is incorporated by reference into the Proxy Statement-Prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (D) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (E) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (F) That every prospectus: (i) that is filed pursuant to paragraph (E) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification by the registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Melville, State of New York, on January 11, 2000.

                                          NORTH FORK BANCORPORATION, INC.

                                          By: /s/ DANIEL M. HEALY
                                            ------------------------------------
                                            Daniel M. Healy
                                            Executive Vice President and
                                              Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on January 11, 2000.

     We, the undersigned officers and directors of North Fork Bancorporation, Inc. hereby severally and individually constitute and appoint Daniel M. Healy, the true and lawful attorney and agent (with full power of substitution and resubstitution in each case) of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this registration statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, said attorney and agent to have power to act and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person and we hereby ratify and confirm our signatures as they may be signed by our said attorney and agent to any and all such amendments and instruments.

                        NAME                                               TITLE
                        ----                                               -----
/s/ JOHN A. KANAS
-----------------------------------------------------      President, Chief Executive Officer and
John A. Kanas                                                      Chairman of the Board

/s/ DANIEL M. HEALY                                     Executive Vice President and Chief Financial
-----------------------------------------------------   Officer (Principal Financial and Accounting
Daniel M. Healy                                                           Officer)

/s/ JOHN BOHLSEN
-----------------------------------------------------
John Bohlsen                                                              Director

/s/ IRVIN L. CHERASHORE
-----------------------------------------------------
Irvin L. Cherashore                                                       Director

/s/ ALLAN C. DICKERSON
-----------------------------------------------------
Allan C. Dickerson                                                        Director

/s/ LLOYD A. GERARD
-----------------------------------------------------
Lloyd A. Gerard                                                           Director

/s/ PATRICK E. MALLOY, III
-----------------------------------------------------
Patrick E. Malloy, III                                                    Director

                        NAME                                               TITLE
                        ----                                               -----
/s/ THOMAS M. O'BRIEN
-----------------------------------------------------
Thomas M. O'Brien                                                         Director

/s/ JAMES F. REEVE
-----------------------------------------------------
James F. Reeve                                                            Director

/s/ GEORGE H. ROWSOM
-----------------------------------------------------
George H. Rowsom                                                          Director

/s/ KURT R. SCHMELLER
-----------------------------------------------------
Kurt R. Schmeller                                                         Director

/s/ RAYMOND W. TERRY, JR.
-----------------------------------------------------
Raymond W. Terry, Jr.                                                     Director

                                 EXHIBIT INDEX

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------
   2.1    Amended and Restated Agreement and Plan of Merger, dated as of August 30, 1999, between North Fork Bancorporation, Inc.
          and Reliance Bancorp, Inc. (included as Appendix A to the
          Proxy Statement-Prospectus which is part of this
          Registration Statement).
   3.1    Restated Certificate of Incorporation of the Registrant
          (incorporated by reference to Exhibit 3.1 of the
          Registrant's Registration Statement on Form S-4, filed on
          December 17, 1997).
   3.2    By-laws of the Registrant (incorporated by reference to
          Exhibit 3.2 of the Registrant's Annual Report on Form 10-K
          for the year ended December 31, 1998, filed on March 29,
          1999).
   5.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
   8.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
          regarding tax matters.
   8.2    Opinion of Muldoon, Murphy & Faucette LLP regarding tax
          matters.
  10.1    Stock Option Agreement, dated as of August 30, 1999, between
          North Fork Bancorporation, Inc. and Reliance Bancorp, Inc.
          (included as Appendix B to the Proxy Statement-Prospectus
          which is part of this Registration Statement).
  10.2    Amended and Restated Agreement and Plan of Merger, dated as of August 16, 1999, between North Fork Bancorporation, Inc.
          and JSB Financial, Inc. (incorporated by reference to
          Exhibit 2.2 to the Registrant's Current Report on Form 8-K,
          filed on December 30, 1999).
  10.3    Stock Option Agreement, dated as of August 16, 1999, between
          North Fork Bancorporation, Inc. and JSB Financial, Inc.
          (incorporated by reference to Exhibit 99.5 to the
          Registrant's Current Report on Form 8-K, filed on August 31,
          1999).
  23.1    Consent of Arthur Andersen LLP, New York, New York.
  23.2    Consent of KPMG LLP, Melville, New York.
  23.3    Consent of KPMG LLP, New York, New York.
  23.4    Consent of KPMG LLP, Melville, New York.
  23.5    Consent of Sandler O'Neill & Partners, L.P., New York, New
          York.
  23.6    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 5.1 hereto).
  23.7    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 8.1 hereto).
  23.8    Consent of Muldoon, Murphy & Faucette LLP (included in
          Exhibit 8.2 hereto).
  23.9    Consent of Raymond A. Nielsen.
  24.1    Powers of Attorney (see the signature page to this Form S-4
          Registration Statement).
  99.1    Opinion of Sandler O'Neill & Partners, L.P. (included as
          Appendix C to the Proxy Statement-Prospectus which is part of this Registration Statement).
  99.2    Form of Proxy to be used by Reliance Bancorp, Inc.